UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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Martha Stewart Living Omnimedia, Inc.

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April 7, 2008

Dear Stockholder:

You are cordially invited to attend the 2008 Annual Meeting of Stockholders of Martha Stewart Living Omnimedia, Inc., which will be held at The Equitable Auditorium located at 787 Seventh Avenue (between 51st and 52nd Streets), New York, New York, on May 20, 2008 at 3:00 p.m., New York City time.

At this year’s stockholders’ meeting, you will be asked (i) to elect seven directors to our Board of Directors and (ii) to consider and act upon a proposal to approve the Martha Stewart Living Omnimedia, Inc. Omnibus Stock and Option Compensation Plan. Our Board of Directors unanimously recommends a vote FOR each of the nominees and FOR this proposal.

It is important that your shares be represented and voted at the meeting regardless of the size of your holdings and whether you plan to attend the meeting in person. Accordingly, please vote your shares as soon as possible in accordance with the instructions you received. This will not prevent you from voting your shares in person if you subsequently choose to attend the meeting.

I look forward to greeting those of you who attend the meeting.

Sincerely,

SUSAN LYNE
President and
Chief Executive Officer

PLEASE NOTE THAT THIS WILL BE A BUSINESS MEETING. Attendance at the meeting will be limited to stockholders as of March 24, 2008, the record date (or their authorized representatives) and to our invited guests. If you plan to attend the meeting, please mark the appropriate box on your proxy card or other form of proxy. If your stock is held in the name of a bank, broker or other holder of record and you plan to attend the meeting, please bring proof of your ownership as of the record date, such as a bank or brokerage account statement, which you will be required to show at the registration tables at the door. Registration will begin at 1:30 p.m. and seating will begin at 2:30 p.m. Each stockholder will be asked to present valid government-issued picture identification, such as a driver’s license or passport. Cameras, recording devices and other similar electronic devices will not be permitted at this meeting.

11 West 42nd Street	New York, New York 10036	(212) 827-8000

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MARTHA STEWART LIVING OMNIMEDIA, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 20, 2008

To the Stockholders:

The Annual Meeting of Stockholders of Martha Stewart Living Omnimedia, Inc., a Delaware corporation, will be held at The Equitable Auditorium located at 787 Seventh Avenue (between 51st and 52nd Streets), New York, New York, on May 20, 2008, at 3:00 p.m., New York City time, for the following purposes:

1.	To elect seven directors to our Board of Directors, each to hold office until our 2009 annual meeting of stockholders or until their successors are duly elected and qualified;

2.	To consider and act upon a proposal to approve the Martha Stewart Living Omnimedia, Inc. Omnibus Stock and Option Compensation Plan; and

3.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Only holders of record of our Class A Common Stock and Class B Common Stock as of the close of business on March 24, 2008 are entitled to notice of, and to vote at, the Annual Meeting. You may examine a list of such stockholders for any purpose germane to the meeting during the 10-day period preceding the meeting at our offices located at 11 West 42nd Street, New York, New York 10036 during ordinary business hours.

By order of the Board of Directors,

GREGORY E. BARTON
Secretary & General Counsel

New York, New York
April 7, 2008

YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the meeting, please follow the instructions you received to vote your shares as soon as possible, to ensure that your shares are represented at the meeting. Stockholders of record, or beneficial owners named as proxies by their stockholders of record, who attend the meeting may vote their shares personally, even if they have sent in proxy cards or voted by Internet or telephone.

Please note that we are only mailing our proxy materials for the Annual Meeting to those who specifically request printed copies. See the Proxy Statement for instructions on how you can request printed copies.

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MARTHA STEWART LIVING OMNIMEDIA, INC.
11 West 42nd Street
New York, New York 10036

PROXY STATEMENT

In this Proxy Statement, the terms we, us, our, the Company and MSO refer to Martha Stewart Living Omnimedia, Inc., a Delaware corporation, and, unless the context requires otherwise, to Martha Stewart Living Omnimedia LLC (“MSLO LLC”), the legal entity that prior to October 22, 1999, operated many of the businesses we now operate, and their respective subsidiaries.

This Proxy Statement is being furnished to holders of our Class A Common Stock and Class B Common Stock in connection with the solicitation of proxies by our Board of Directors for use at our 2008 Annual Meeting of Stockholders (the “Annual Meeting”).

At the Annual Meeting, our stockholders will be asked:

1.	To elect seven directors to our Board of Directors, each to hold office until our 2009 annual meeting of stockholders or until their successors are duly elected and qualified;

2.	To consider and act upon a proposal to approve the Martha Stewart Living Omnimedia, Inc. Omnibus Stock and Option Compensation Plan; and

3.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

DATE, TIME AND PLACE OF MEETING

The Annual Meeting will be held on May 20, 2008, at 3:00 p.m. New York City time, at The Equitable Auditorium located at 787 Seventh Avenue (between 51st and 52nd Streets), New York, New York.

RECORD DATE; SHARES OUTSTANDING AND ENTITLED TO VOTE

Only holders of record of our Class A Common Stock and Class B Common Stock at the close of business on March 24, 2008 (the “Record Date”) are entitled to notice of, and will be entitled to vote at, the Annual Meeting. Each share of our Class A Common Stock entitles its holder to one vote, while each share of our Class B Common Stock entitles its holder to ten votes. Holders of our Class A Common Stock and Class B Common Stock will vote together as a single class on all matters to be voted upon at the Annual Meeting. As of the Record Date, there were 27,158,382 shares of Class A Common Stock and 26,690,125 shares of Class B Common Stock outstanding. All of our outstanding shares of Class B Common Stock are beneficially owned by Martha Stewart, our founder. As a result, Ms. Stewart controls the vote on all stockholder matters.

INFORMATION ABOUT THIS PROXY STATEMENT

This year we are taking advantage of the new Securities and Exchange Commission (the “SEC”) rules that allow companies to furnish proxy materials to stockholders via the Internet. On April 7, 2008, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”). If you received a Notice by mail, you will not receive a printed copy of the proxy materials, unless you specifically request one. Instead, the Notice instructs you on how to access and review all of the important information contained in this Proxy Statement and annual report, as well as how to submit your proxy over the Internet. If you received the Notice and would still like to receive a printed

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copy of our proxy materials, you may request a printed copy of the proxy materials by any of the following methods: via Internet at www.proxyvote.com; by telephone at 1-800-579-1639; or by sending an e-mail to sendmaterial@proxyvote.com. We will continue to mail a printed copy of this Proxy Statement, annual report and form of proxy to certain stockholders, which mailing also began on April 7, 2008.

VOTING AND REVOCATION OF PROXIES

Stockholders can vote in person at the Annual Meeting or by proxy. There are three ways to vote by proxy:

•	By Internet – You can vote over the Internet at www.proxyvote.com by following the instructions on the proxy card.

•	By telephone – Stockholders located in the United States can vote by telephone by calling 1-800-690-6903 and following the instructions on the proxy card.

•	By mail – If you received your proxy materials by mail, you can vote by mail by marking, dating and signing the enclosed proxy card.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. New York City time on May 19, 2008.

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. Telephone and Internet voting also will be offered to stockholders owning shares through certain banks and brokers.

If you vote by proxy, the individuals named on the form of proxy will vote your shares in the manner you indicate. If you sign and return the proxy card without indicating your instructions, your shares will be voted FOR the election of the nominees for director and FOR approval of the Martha Stewart Living Omnimedia, Inc. Omnibus Stock and Option Compensation Plan.

Our Board does not currently intend to bring any business before the Annual Meeting other than the specific proposals referred to in this Proxy Statement and specified in the Notice and in the Notice of Annual Meeting. So far as is known to our Board, no other matters are to be brought before the stockholders at the Annual Meeting. If any other business properly comes before the stockholders at the Annual Meeting, however, it is intended that the proxy holders will vote on such matters in accordance with their discretion.

A stockholder who has given a proxy may revoke it at any time before it is exercised at the Annual Meeting by:

•	attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not, by itself, revoke a proxy);

•	granting a subsequent proxy through the Internet or telephone (only the last vote cast by each stockholder of record will be counted);

•	delivering a written notice, at the address given below, bearing a date later than that indicated on the proxy, stating that the proxy is revoked; or

•	signing and delivering a subsequently dated proxy card relating to the same shares prior to the vote at the Annual Meeting.

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You should send any written notice or new proxy card to Martha Stewart Living Omnimedia, Inc. c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717. You may request a new proxy card by calling Martha Stewart Living Omnimedia, Inc. at (212) 827-8455.

QUORUM AND VOTING REQUIREMENTS

The required quorum for the transaction of business at our Annual Meeting is a majority of the voting power of our outstanding Class A Common Stock and Class B Common Stock entitled to vote on the Record Date (the “Total Voting Power”), which shares must be present in person or represented by proxy at the Annual Meeting.

The election of directors requires a plurality of the votes cast. Accordingly, the seven directorships to be filled at the Annual Meeting will be filled by the seven nominees receiving the highest number of votes. In the election of directors, votes may be cast in favor of, or withheld with respect to, any or all nominees; votes that are withheld, although counted for purposes of determining whether there is a quorum at the Annual Meeting, will have no effect on the outcome of the vote. The affirmative vote of the holders of a majority of the Total Voting Power present in person or represented by proxy and entitled to vote on the matter is required for the approval of the Omnibus Stock and Option Compensation Plan. Only votes cast “for” the proposal constitute affirmative votes. Abstentions from voting and broker non-votes, are counted for quorum purposes but, because they will not be votes cast “for” the proposal, they will have the same effect as negative votes or votes “against” the proposal.

SOLICITATION OF PROXIES AND EXPENSES

We will bear the costs of the preparation of proxy materials and the solicitation of proxies from our stockholders. In addition to the solicitation of proxies by mail, our directors, officers and employees may solicit proxies from stockholders by telephone, letter, facsimile, email, in person or by other means of communication. Directors, officers and employees will receive no additional compensation for such solicitation. Upon request, we will reimburse banks, brokers, custodians, nominees and fiduciaries for their reasonable charges and expenses to forward our proxy materials to beneficial owners in accordance with applicable rules. We will not employ the services of an independent proxy solicitor in connection with our Annual Meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

INFORMATION CONCERNING NOMINEES

At the Annual Meeting, a Board of seven directors will be elected to hold office until our 2009 annual meeting of stockholders or until their successors are duly elected and qualified. Although our management does not anticipate that any of the persons named below will be unable or unwilling to stand for election, in the event of such an occurrence, proxies will be voted for a substitute designated by the Board or, if a substitute nominee cannot be identified, the size of the Board may be reduced.

All of the nominees for election as directors at the Annual Meeting, Charlotte Beers, Rick Boyko, Michael Goldstein, Charles Koppelman, Susan Lyne and Todd Slotkin, currently serve as directors of the Company and are standing for re-election. Each of the Company’s nominees for director was recommended by our Nominating and Corporate Governance Committee.

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The name and certain background information about each of the Board’s nominees for election is set forth below. There are no family relationships among directors or executive officers of the Company.

Susan Lyne – President, Chief Executive Officer and Director, age 57.  Ms. Lyne has served as our President and Chief Executive Officer (“CEO”) since November 2004 and as one of our directors since June 2004. From January 2002 to May 2004, Ms. Lyne was the President of ABC Entertainment and held various executive positions at the ABC television network from 1998 to 2002. From 1996 to 1998, she was Executive Vice President of Walt Disney Pictures and Television, Inc. Ms. Lyne also serves as a director of CIT Group Inc.

Charles Koppelman – Chairman of the Board of Directors, age 68.  Mr. Koppelman has served as our Chairman since June 2005 and as one of our directors since July 2004. Mr. Koppelman currently serves as Chairman and Chief Executive Officer of CAK Entertainment Inc., a music and entertainment business. From 1990 to 1994, he served first as Chairman and Chief Executive Officer of EMI Music Publishing and then from 1994 to 1997 as Chairman and Chief Executive Officer of EMI Records Group, North America. Mr. Koppelman is also a former director of Steve Madden Ltd., and served as Chairman of the Board of that company from 2000 to 2004.

Charlotte Beers – Director, age 72.  Ms. Beers has served as one of our directors since March 2008. Ms. Beers also served as one of our directors from 1998 to 2001. From October 2001 until March 2003, she worked for the Bush Administration as the Under Secretary for Public Diplomacy and Public Affairs. Ms. Beers served as Chairman of the Board of Directors of J. Walter Thompson Worldwide, an advertising agency, from March 1999 until she retired in March 2001. Prior to that, she was Chairman Emeritus of Ogilvy & Mather Worldwide, Inc. from April 1997 to March 1999. She was Chairman of Ogilvy & Mather from April 1992 to April 1997 and Chief Executive Officer from April 1992 to September 1996.

Rick Boyko – Director, age 59.  Mr. Boyko has served as one of our directors since June 2004. Mr. Boyko currently serves as the Director of the VCU Brandcenter (formerly known as the VCU Adcenter), a graduate program in advertising at Virginia Commonwealth University. From 1997 through 2003, Mr. Boyko served as Co-President and Chief Creative Officer of Ogilvy & Mather, New York. In 1998, Mr. Boyko assumed the additional responsibility of Chief Creative Officer of the North American region. Mr. Boyko joined Ogilvy & Mather Worldwide, Inc. in 1989 and held various executive creative positions.

Michael Goldstein – Director, age 66.  Mr. Goldstein has served as one of our directors since June 2004. From June 2001 to May 2006, Mr. Goldstein was Chairman of the Toys “R” Us Children’s Fund, Inc., a charitable foundation. Mr. Goldstein was Chairman of the Board of Toys “R” Us, Inc. from February 1998 to June 2001, Vice Chairman of the Board and Chief Executive Officer from February 1994 to February 1998, and served as acting Chief Executive Officer from August 1999 to January 2000. Mr. Goldstein is also a director of 4Kids Entertainment, Inc., Medco Health Solutions, Inc., Pacific Sunwear of California, Inc. and Bear Stearns Companies Inc.

Thomas Siekman – Lead Director, age 66.  Mr. Siekman has served as our Lead Director since June 2005. Prior to that, he served as Chairman of the Board from July 2004 to June 2005, and has served as a director since August 2003. He is a director of Idealab, a private company. Mr. Siekman most recently served as “Of Counsel” to Skadden, Arps, Slate, Meagher & Flom LLP during 2003. Prior to joining Skadden, Arps, Slate, Meagher & Flom LLP, Mr. Siekman was Senior Vice President and General Counsel of Compaq Computer Corporation from 1998 to 2003. From 1973 to 1998, he served in various capacities with Digital Equipment Corporation, most recently as Senior Vice President and General Counsel, until Digital was acquired by Compaq in 1998.

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Todd Slotkin – Director, age 55.  Mr. Slotkin has served as one of our directors since March 2008. Mr. Slotkin served as a Managing Director and co-head of Natixis Capital Markets Leveraged Finance business from 2006 to 2007. Previously, Mr. Slotkin served as Executive Vice President and Chief Financial Officer of MacAndrews & Forbes Holdings, Inc. from 1999 to 2006. In addition, he was Chief Financial Officer of the publicly-owned M & F Worldwide Corp. from 1999 to 2006. Prior to joining MacAndrew & Forbes in 1992 as a senior vice president, Mr. Slotkin spent over 17 years with Citicorp, now known as Citigroup. He is a manager on the Board of Managers of Allied Security Holdings and a director of CBIZ, Inc.

OUR BOARD RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF ITS NOMINEES FOR DIRECTOR NAMED ABOVE.

MEETINGS AND COMMITTEES OF THE BOARD

Our Board met a total of nine times, in person and telephonically, during 2007, and our three standing committees, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, met a total of 20 times during 2007. During 2007, all incumbent directors (other than Ms. Beers and Mr. Slotkin who were not directors of the Company at that time) attended 100% of the meetings of the Board and of the Board committees on which they served, other than Mr. Boyko who attended 91% of the aggregate Board and applicable committee meetings. At the time of our annual meeting in New York City in May 2007, we had eight directors, four of whom attended in person. Three of our other directors participated by phone and one director was absent. Under our Corporate Governance Guidelines, each director is expected to attend our annual meetings.

The Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are composed of the following members:

Nominating and Corporate
Audit Committee	Compensation Committee	Governance Committee
Todd Slotkin (Chairman)	Michael Goldstein (Chairman)	Thomas Siekman (Chairman)
Rick Boyko	Rick Boyko	Rick Boyko
Thomas C. Siekman		Michael Goldstein

Corporate Governance.  Our Corporate Governance Guidelines state that a majority of the Board will consist of directors who meet the independence requirements of the listing standards of the New York Stock Exchange (“NYSE”). Accordingly, our Board conducts an annual review to determine whether each of our directors qualifies as independent as defined in each of our Corporate Governance Guidelines, the NYSE standards applicable to Board composition, and Section 301 of the Sarbanes-Oxley Act of 2002. According to our Company standards, an “independent” director is a director who the Board determines meets the independence criteria of the NYSE as well as the criterion related to contributions to non-profit organizations as described below. The Board makes an affirmative determination regarding the independence of each director annually, based upon the recommendation of the Nominating and Corporate Governance Committee. The independence standards in our Corporate Governance Guidelines provide as follows:

An “independent” director is a director whom the Board has determined has no material relationship with MSO or any of its consolidated subsidiaries (collectively, the “Corporation”), either directly, or as a partner, shareholder or officer of an organization that has a relationship with the

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Corporation. For purposes of this definition, the Board has determined that a director is not independent if:

1.	The director is, or has been within the last three years, an employee of the Corporation, or an immediate family member of the director is, or has been within the last three years, an executive officer of the Corporation.

2.	The director has received, or has an immediate family member who has received, during any 12-month period during the last three years, more than $100,000 in direct compensation from the Corporation (other than Board and committee fees, and pension or other forms of deferred compensation for prior service). Compensation received by an immediate family member for service as an employee (other than an executive officer) of the Corporation is not considered for purposes of this standard.

3.	(a) The director, or an immediate family member of the director, is a current partner of the Corporation’s internal or external auditor; (b) the director is a current employee of the Corporation’s internal or external auditor; (c) an immediate family member of the director is a current employee of the Corporation’s internal or external auditor who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (d) the director, or an immediate family member of the director, was within the last three years (but is no longer) a partner or employee of the Corporation’s internal or external auditor and personally worked on the Corporation’s audit within that time.

4.	The director, or an immediate family member of the director, is, or has been within the last three years, employed as an executive officer of another company where any of the Corporation’s present executive officers serves or served at the same time on that company’s compensation committee.

5.	The director is a current employee, or an immediate family member of the director is a current executive officer, of a company that has made payments to, or received payments from, the Corporation for property or services in an amount that, in any of the last three fiscal years, exceeds the greater of $1,000,000 or 2% of the other company’s consolidated gross revenues.

In addition, the Nominating and Corporate Governance Committee must approve any contribution of $25,000 or more to a non-profit organization where a director or a director’s spouse is an employee. A director is presumed not to be independent if the director or the director’s spouse is an employee of a non-profit organization to which the Corporation has made contributions in an amount that exceeded $100,000 in any of the last three fiscal years, although the Board may determine that a director who does not meet this standard nonetheless is independent based on all the facts and circumstances. An “immediate family” member includes a director’s spouse, parents, children, siblings, mother and father-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than a domestic employee) who shares the director’s home.

We have posted a copy of our Corporate Governance Guidelines on our website (www.marthastewart.com) under the link for “Investor Relations.” Stockholders may request a written copy of the Corporate Governance Guidelines, without charge, by writing to the Corporate Secretary, Martha Stewart Living Omnimedia, Inc., 11 West 42nd Street, New York, New York 10036.

Based on these standards, at its meeting held on December 6, 2007, and continued on December 14, 2007, the Board determined that each of the following current and former non-employee directors is

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independent and has no material relationship with the Company, except as a director and stockholder of the Company:

Rick Boyko
Michael Goldstein
Jill Greenthal (former director)
Thomas Siekman
Bradley Singer (former director)

In reaching this decision, the Board specifically discussed and considered (i) Mr. Boyko’s association with the VCU Brandcenter (formerly known as the VCU Adcenter, a non-profit entity to which the Company has made contributions), and (ii) Ms. Greenthal’s association with a fund at Blackstone which has an ownership interest in Michaels, a store that was negotiating an agreement with EK Success (with which the Company has a business relationship) to sell Martha Stewart Crafts products. After discussing these relationships and the independence standards set forth above, the Board determined that none of these relationships was material or in any way undermined the independence of the board members involved. The Board affirmatively determined that Susan Lyne is not independent because she is the Company’s President and CEO, and that Charles A. Koppelman is not independent because he receives compensation from the Company pursuant to the consulting agreement between the Company and an entity he controls in excess of $100,000 per year and because we employ his daughter as described in “Certain Relationships and Related Party Transactions – Other Relationships.”

In addition, at a meeting held on March 24, 2008, the Board determined that each of the following non-employee directors is independent and has no material relationship with the Company, except as a director and stockholder of the Company:

Charlotte Beers
Todd Slotkin

The non-management members of the Board meet periodically in executive session without management. Under our Corporate Governance Guidelines, these meetings are to occur at least three times per year, but in practice substantially all of the meetings of the Board include an executive session. Meetings of non-management directors are chaired by Thomas Siekman, our Lead Director. In addition, our independent directors, led by Mr. Siekman, met separately three times during 2007.

Stockholders or other interested parties who wish to communicate with a member or members of the Board of Directors, including the Lead Director or non-management directors as a group, may do so by addressing their correspondence to the Board member or members, c/o the Corporate Secretary, Martha Stewart Living Omnimedia, Inc., 11 West 42nd Street, New York, New York 10036. The office of the Corporate Secretary will review and forward all correspondence to the appropriate Board member or members for response.

Code of Ethics.  We have adopted a Code of Business Conduct and Ethics (“Code of Ethics”) that applies to all of our directors, officers and employees, including our principal executive officer, principal financial and accounting officer, controller and persons performing similar functions. Our Code of Ethics requires, among other things, that all of our directors, officers and employees comply with all laws, avoid conflicts of interest, conduct business in an honest and ethical manner and otherwise act with integrity and in the Company’s best interest. In addition, our Code of Ethics imposes obligations on all of our directors, officers and employees to maintain books, records, accounts and financial statements that are accurate and comply with applicable laws and with our internal controls. On February 23, 2007, our Board of Directors approved an amendment to our Code of Ethics. The revised Code of Ethics sets forth revised controls and prohibitions on doing business with related parties, defines the scope of those controls and prohibitions, provides a mechanism for ensuring that employees

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are informed of these controls and prohibitions, and requires employees to report any relevant relationships. In addition, the amendment enhanced the Company’s record-keeping and disclosure policies and controls. Finally, the amendment expands the scope of the Company’s anonymous whistleblower hotline which permits employees to report, anonymously or otherwise, ethical or other concerns they may have involving the Company. We have posted a copy of our amended Code of Ethics, and will promptly post any further amendments to or waivers of our Code of Ethics, on our website (www.marthastewart.com) under the link for “Investor Relations.” Stockholders may request a written copy of the Code of and Ethics, without charge, by writing to the Corporate Secretary, Martha Stewart Living Omnimedia, Inc., 11 West 42nd Street, New York, New York 10036.

AUDIT COMMITTEE

Our Audit Committee currently consists of Mr. Slotkin, who serves as its chairman, Mr. Boyko and Mr. Siekman. The Board has determined that Mr. Slotkin qualifies as an audit committee financial expert within the meaning of the applicable rules and regulations of the SEC Mr. Slotkin was Chief Financial Officer of each of MacAndrews & Forbes Holdings and M&F Worldwide Corp. for seven years and spent 17 years with Citicorp, where he held a number of positions. As of the date of this Proxy Statement, Mr. Slotkin also serves on the audit committee of Allied Security Holding. The primary purpose of the Audit Committee is to assist the Board in monitoring the integrity of our financial statements, our independent auditor’s qualifications and independence, the performance of our internal audit function and independent auditor, and our compliance with legal and regulatory requirements. In fulfilling this purpose, the Audit Committee has assumed a number of responsibilities and undertaken to perform a number of duties, each of which is detailed in the Audit Committee’s charter, which is posted on the Company’s website (www.marthastewart.com) under the link for “Investor Relations.” Upon written request to the Corporate Secretary, Martha Stewart Living Omnimedia, Inc., 11 West 42nd Street, New York, New York 10036, without charge, we will provide each stockholder with a copy of our Audit Committee charter.

Among other actions described in the charter, the Audit Committee is authorized to:

•	exercise sole authority to appoint or replace our independent auditor and oversee the compensation and work thereof (including resolution of any disagreements between our management and the independent auditor regarding financial reporting);

•	pre-approve all audit services and permitted non-audit services (including the fees and terms thereof) to be performed by our independent auditor, subject to the de minimis exception for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934, which are approved by the Audit Committee prior to the completion of the audit;

•	review and discuss with management and our independent auditor the annual audited financial statements, including disclosures made in management’s discussion and analysis, and recommend to the Board whether the audited financial statements should be included in our annual report on Form 10-K;

•	review and discuss with management and our independent auditor our quarterly financial statements prior to the filing of our Form 10-Q, including the results of our independent auditor’s review of the quarterly financial statements and disclosures made in management’s discussion and analysis;

•	discuss with management and our independent auditor any significant financial reporting issues and judgments made in connection with the preparation of our financial statements, including any significant changes in our selection or application of accounting principles, any major issues

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as to the adequacy of our internal controls and any special policies adopted or steps taken in light of any material control deficiencies;

•	discuss, at least generally, with management, our earnings press releases, including the use of “pro forma” or “adjusted” information that is not in conformity with generally accepted accounting principles (“GAAP”), as well as financial information and earnings guidance provided to analysts and rating agencies;

•	discuss with management and our independent auditor the effect of regulatory and accounting initiatives as well as any off-balance sheet structures on our financial statements;

•	discuss with management our major financial risk exposures and the steps taken by management to monitor and control such exposures, including our risk assessment and risk management policies; and

•	prepare the report required by the SEC to be included in this Proxy Statement under the caption “Report of the Audit Committee.”

The Audit Committee met seven times during 2007. The Board, in its business judgment, has determined that the members of the Audit Committee meet the financial literacy requirements for audit committee members of the listing standards of the NYSE and the independence requirements for audit committee members of the listing standards of the NYSE, Rule 10A-3(b) as promulgated under the Securities Exchange Act of 1934, and other SEC rules and regulations.

COMPENSATION COMMITTEE

Our Compensation Committee currently consists of Mr. Goldstein, who serves as its chairman, and Mr. Boyko. The primary purpose of the Compensation Committee is to assist the Board in fulfilling its oversight responsibilities in the areas of compensation and management development. In fulfilling this purpose, the Compensation Committee has assumed a number of responsibilities and undertaken to perform a number of duties, each of which is detailed in the Compensation Committee’s charter, which is posted on the Company’s website (www.marthastewart.com) under the link for “Investor Relations.” Upon written request to the Corporate Secretary, Martha Stewart Living Omnimedia, Inc., 11 West 42nd Street, New York, New York 10036, without charge, we will provide each stockholder with a copy of our Compensation Committee charter.

Among other actions described in the charter, the Compensation Committee is authorized to:

•	review and discuss with management our annual Compensation Discussion and Analysis of executive compensation;

•	review our compensation policies and programs at least annually to endeavor to ensure they best facilitate our objective of maximizing stockholder value;

•	determine appropriate compensation for the Chairman of the Board in his capacity as a consultant to the Company;

•	review and approve corporate goals and objectives relevant to the compensation of our CEO and evaluate the CEO’s performance in light of those goals and objectives;

•	establish the base salaries, bonus targets and incentive compensation for the CEO, our other executive officers and members of our senior management, including our Founder;

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•	approve the material terms of employment, severance and change-of-control agreements for our executive officers;

•	approve bonus pools for executive and non-executive level employees under our non-equity incentive program, and approve cash bonus awards for our executive officers; and

•	approve the adoption of new compensation and equity plans, and approve amendments and modifications to our compensation and equity incentive plans, subject in each case to any required stockholder approvals.

The Compensation Committee has authority under its charter to delegate authority to subcommittees of one or more members as it deems appropriate or to members of management in connection with certain of its duties and responsibilities, provided such delegation is consistent with applicable law and NYSE requirements. To date, the Compensation Committee has delegated direct responsibility for the Company’s 401(k) plan to members of management and has delegated to management the authority to issue a limited number of shares in connection with hiring new non-executive officers. The Compensation Committee also has the authority to retain outside compensation, legal and other advisors. The Compensation Committee engaged Frederick W. Cook & Co, Inc. (“FWC”), a compensation consultant, to provide compensation-related advice and information as requested by the Compensation Committee from time-to-time with respect to executive-level employees. FWC does not make specific recommendations regarding or otherwise determine any executive officer’s or director’s compensation or component thereof. Instead, FWC provides benchmark market data relevant to the Compensation Committee in making its determinations. In 2007, the Compensation Committee also engaged Watson Wyatt, a compensation consultant, specifically to provide compensation analysis and comparative data with respect to Ms. Stewart. The Compensation Committee also consults with Ms. Lyne, our CEO, and Mr. Hochhauser, our Chief Financial Officer (“CFO”), regarding executive compensation matters, and refers to surveys from several third-party providers, all as described in “Compensation Discussion and Analysis.”

The Compensation Committee met eight times during 2007. The Board, in its business judgment, has determined that the members of the Compensation Committee meet the independence requirements of the listing standards of the NYSE.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee is composed of Mr. Boyko and Mr. Goldstein, each of whom is a non-employee director. None of our executive officers currently serves, or in the past has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on the Board or the Compensation Committee.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

Our Nominating and Corporate Governance Committee (the “Governance Committee”) currently consists of Mr. Siekman, who serves as its chairman, Mr. Boyko and Mr. Goldstein. The primary purpose of the Governance Committee is to identify and recommend individuals to become members of the Board, develop and recommend to the Board a set of corporate governance principles, oversee the evaluation of the Board and each committee of the Board, and perform a leadership role in shaping our corporate governance. In fulfilling this purpose, the Governance Committee has assumed a number of responsibilities and undertaken to perform a number of duties, each of which is detailed in the Governance Committee’s charter, which is posted on the Company’s website (www.marthastewart.com) under the link for “Investor Relations.” Upon written request to the Corporate Secretary, Martha Stewart Living Omnimedia, Inc., 11 West 42nd Street, New York, New York 10036, without charge, we will provide each stockholder with a copy of our Governance Committee charter.

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Among other actions described in the charter, the Governance Committee is authorized to:

•	periodically review our executive level organizational structure, hiring practices and succession planning;

•	seek qualified individuals to become Board members;

•	recommend individuals to be nominated for election to the Board at the annual stockholders’ meeting;

•	recommend to the Board the membership of the Board’s various committees;

•	report annually to the Board with an assessment of the Board’s and management’s performance; and

•	prepare and recommend corporate governance principles applicable to MSO.

The Governance Committee considers candidates for Board membership suggested by its members and other Board members, as well as management. The Governance Committee may retain a third party executive search firm to identify or assist in the evaluation of candidates. The Governance Committee will also consider as potential nominees for our Board persons recommended by stockholders. Stockholder recommendations should be submitted to the Governance Committee at our principal address in care of the Corporate Secretary. Each stockholder recommendation should include a personal biography of the proposed nominee, a description of the background or experience that qualifies such person for consideration and a statement that such person has agreed to serve if nominated and elected. Stockholders who themselves wish to nominate a person for election to the Board, as contrasted with recommending a potential nominee to the Board for its consideration, are required to comply with the requirements detailed under “Proposals of Stockholders.”

Once the Governance Committee has identified a prospective nominee, the Governance Committee makes an initial determination whether to conduct a full evaluation of the candidate. This initial determination is based on the information provided to the Governance Committee concerning the prospective candidate, as well as the Governance Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. If the Governance Committee determines, in consultation with other Board members as appropriate, that additional consideration is warranted, it may gather itself or request others, including a third party search firm, to gather additional information about the prospective nominee’s background and experience. The Governance Committee then evaluates the prospective nominee taking into account whether the prospective nominee is independent within the meaning of the listing standards of the NYSE and such other factors as it deems relevant, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee or Compensation Committee expertise, the prospective nominee’s skills and experience, and the evaluations of other prospective nominees. In connection with this evaluation, the Governance Committee determines whether to interview the prospective nominee and, if warranted, one or more members of the Governance Committee and others, as appropriate, conduct interviews in person or by telephone. After completing this process, the Governance Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Governance Committee. The Governance Committee follows the same process and uses the same criteria for evaluating candidates proposed by stockholders, members of the Board and members of management.

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At a meeting on March 14, 2008, the Governance Committee recommended that Charlotte Beers and Todd Slotkin be appointed to the Board.

The Governance Committee met five times during 2007. The Board, in its business judgment, has determined that the members of the Governance Committee meet the independence requirements of the listing standards of the NYSE. The Governance Committee has recommended each of the Company’s directors who is standing for re-election.

COMPENSATION OF OUTSIDE DIRECTORS

In 2007, we paid our Chairman of the Board, Mr. Koppelman, an annual retainer of $75,000, in equal quarterly installments, and provided a grant of 25,000 restricted shares of our Class A Common Stock (with a value of $18.09 per share based on the fair market value on the date prior to grant), which vests in full on the first anniversary of the grant based on continued service. We have additional compensation arrangements with Mr. Koppelman as described below. Each of our independent directors received an annual retainer of $40,000 for serving on our Board, paid in equal quarterly installments. The chairman of each committee also received an additional annual retainer of $7,000. In addition, our Lead Director, Mr. Siekman, received an additional annual retainer of $7,000. Each independent director also received a meeting fee of $1,000 for each in-person meeting of our Board that he or she attended and a fee of $500 for each committee or telephonic Board meeting in which he or she participated. A minimum of 25% of a director’s fees are paid in shares of our Class A Common Stock. The remaining 75% of such fees may be paid either in shares of Class A Common Stock or in cash at the election of the director. Also, each of our continuing directors, other than Ms. Lyne, was granted an option to purchase 7,500 shares of Class A Common Stock immediately after our annual meeting in 2007, with an exercise price of $18.09 per share. All directors receive reimbursement of reasonable expenses incurred in connection with participation in our Board and committee meetings.

COMPENSATION OF MR. KOPPELMAN

Our Chairman of the Board, Mr. Koppelman, performs certain additional functions not typically associated with the role of chairman of the board. Mr. Koppelman also serves as a consultant to the Company. In his role as a consultant, Mr. Koppelman assists Ms. Lyne in identifying and addressing strategic opportunities, including helping to identify, develop, design, structure and negotiate transactions or other business collaborations involving merchandising, book publishing, magazine, radio and television ventures, and other areas in which we may seek to do business. Mr. Koppelman performs these services by seeking potential business partners to further the Company’s strategic agenda and working with management to access offers and effect transactions.

In order to secure Mr. Koppelman’s services, we initially entered into a one-year consulting agreement with Mr. Koppelman on January 24, 2005. Pursuant to that initial agreement, we agreed to pay Mr. Koppelman $450,000 per year, and granted Mr. Koppelman 50,000 restricted shares of our Class A Common Stock, subject to performance triggers contained in that agreement. These shares have vested in full. Mr. Koppelman also received an option to purchase 200,000 shares of our Class A Common Stock at an exercise price of $28.55 per share, which has vested in full. On October 21, 2005, we entered into a two-year consulting arrangement with CAK Entertainment, Inc. (“CAK Entertainment”), an entity controlled by Mr. Koppelman. This second consulting agreement replaced the initial consulting agreement with Mr. Koppelman, though Mr. Koppelman was entitled to keep the equity grants made to him pursuant to the initial agreement.

Under the terms of the second consulting agreement, CAK Entertainment makes Mr. Koppelman’s consulting services available to us on a non-exclusive basis. In consideration for Mr. Koppelman’s services, we pay CAK Entertainment $725,000 per year in equal monthly installments. In addition, we granted Mr. Koppelman (i) an option to purchase 200,000 shares of the Class A Common Stock, with

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an exercise price equal to $20.35 per share, the stock’s fair market value on the date of grant, and (ii) 75,000 restricted shares of our Class A Common Stock, all of which are subject to performance-based vesting. CAK Entertainment also is eligible to receive a performance fee of up to $2,400,000 conditioned upon the achievement of certain performance milestones and an additional $600,000 if the Company meets certain additional thresholds, which targets were clarified in a modification to this second consulting agreement executed on July 19, 2007. As of the Record Date, the Compensation Committee had determined that 49.57% of the performance milestones have been met and 25% of the additional thresholds for the $600,000. As a result, 37,178 of the restricted shares of Class A Common Stock have vested (13,740 shares in 2007) and that portion of the option representing the right to purchase 99,141 shares of Class A Common Stock has become exercisable (36,641 shares in 2007); CAK Entertainment also has received $1,189,689 in cash (representing 49.57% of the $2.4 million performance milestone fee) and $150,000 (representing 25% of the $600,000).

The July 2007 modification to the second consulting agreement extended the agreement through October 21, 2008. The Compensation Committee will review and assess the agreement prior to any renegotiation or renewal. The Company has also entered into a registration rights agreement with Mr. Koppelman providing for one demand registration right and unlimited piggyback registration rights (subject to customary cutbacks), of all shares of Class A Common Stock owned by Mr. Koppelman, including shares underlying options granted to Mr. Koppelman.

THE NON-EMPLOYEE DIRECTOR STOCK AND OPTION COMPENSATION PLAN

Common Stock and Deferred Compensation

Each non-employee director receives at least 25% of his or her annual retainer and meeting fees in shares of Class A Common Stock. In addition, non-employee directors may make an annual election to receive shares of Class A Common Stock in lieu of all, or a portion, of such director’s remaining fees, in 25% increments. The number of shares of Class A Common Stock received is equal to the fees payable in equity to the director, divided by the closing price of a share on the last business day of the quarter for which payment is being made.

Each director may defer the receipt of his or her cash director fees into an interest-bearing cash account, which account accrues interest (credited to the account monthly) at the prime rate as published in the Wall Street Journal as in effect from time to time. Directors may choose to have their elected or mandatory shares of Class A Common Stock placed into a share unit account. Any shares credited to a share unit account are credited with additional share units, on an interest-free basis, having a value equal to any dividends paid as if the share units credited to the share account were outstanding shares of our Class A Common Stock. When a director leaves our Board or, if earlier, upon a change of control, the amount of cash in his or her cash account, plus a number of shares of Class A Common Stock equal to the number of share units in his or her share unit account, will be delivered to the director, with cash being paid in lieu of any fractional shares.

Options

A new non-employee director is granted an option to purchase 25,000 shares of Class A Common Stock upon being elected or appointed to our Board, which option vests ratably over a three-year period. After each annual meeting of stockholders, each continuing non-employee director, will be granted an option to purchase 7,500 shares of Class A Common Stock, which will vest and become exercisable in full on the first anniversary of the date of grant if the director remains a member of our Board. The exercise price in 2007 for all options was equal to 100% of the fair market value of a share of Class A Common Stock on the date prior to grant.

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Each exercisable option will terminate one year after the director’s service on our Board ceases for any reason, other than for cause. If a director is removed for cause, all options, whether exercisable or not, will be forfeited. In any event, the options will expire no later than the tenth anniversary of the date of grant. Any unexercisable options will terminate and be canceled as of the date a director’s service on our Board ceases for any reason. All options become exercisable upon a change in control.

DIRECTOR STOCK OWNERSHIP GUIDELINES

In March 2005, the Compensation Committee adopted stock ownership guidelines to further the Company’s governance policy of encouraging directors to have an equity interest in the Company and to further align their interest with the interests of stockholders. The guidelines provide that each non-management director is expected to own Company shares with a value equal to five times his or her annual retainer. The number of shares required to be held is calculated by dividing the required dollar amount by $22.06 per share, the price per share that was fixed when the Compensation Committee established the stock ownership guidelines. Consistent with the guidelines for certain employees, directors that do not meet the ownership test are required to hold 75% of their shares of vested restricted stock (after accounting for shares surrendered to pay tax obligations) or stock options (after accounting for the exercise price) before they are permitted to sell shares of Company stock. All our directors are currently in compliance with these guidelines.

The following table provides information on the compensation of our directors for the fiscal year ended December 31, 2007. Ms. Lyne does not currently receive separate compensation for her services as director. In July 2007, Ms. Wenda Harris Millard stepped down from our Board of Directors to join the Company as President of Media. For Ms. Lyne’s compensation as our CEO and Ms. Millard’s compensation as President of Media, see “Compensation Discussion and Analysis” and the data related to their respective compensation in the Summary Compensation Table and related tables.

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DIRECTOR COMPENSATION TABLE

	Fees Earned
	or Paid in		Stock		Option		All Other
	Cash		Awards (1)		Awards (1)		Compensation		Total
Name	($)		($)		($)		($)		($)

Charles Koppelman (2)	$62,652	(3)	$959,275	(4)	$(195,930	) (5)	$1,314,689	(6)	$2,140,686
Rick Boyko (7)	34		54,466		59,841		—		114,341
Michael Goldstein (8)	31,750		31,750		59,841		—		123,341
Jill Greenthal (9)	40,147		13,353		123,817		—		177,317
Thomas Siekman (10)	51,020		16,981		56,106		—		124,107
Bradley Singer (11)	44,250		14,750		56,106		—		115,106

(1)	The amount represents the amount recognized for financial statement reporting purposes in 2007 for options and restricted stock granted in 2007 and prior years pursuant to the Statement of Financial Accounting Standards No. 123 (revised 2004) (“FAS 123R”), disregarding the estimate of forfeiture related to service based vesting conditions. The option awards made in 2007 to each director in connection with his or her service as a continuing director were made on May 17, 2007, with an exercise price of $18.09 per share. Each was an option to purchase 7,500 shares with a grant date fair value of $4.74 per share calculated pursuant to the Black-Scholes valuation model. Additional option awards to Mr. Koppelman are described in footnote (5). For the assumptions used to determine the compensation expense, see Note 9 to our 2007 audited financial statements included in our Annual Report on Form 10-K.

The stock award numbers reflect the payments of director compensation in shares of the Class A Common Stock based on the closing price of the Class A Common Stock on the last business day of each fiscal quarter. The number of shares received by each director was equal to the fees payable to the director in equity divided by the closing price of the Class A Common Stock on the last business day of such quarter. In 2007, the respective prices per share of the Class A Common Stock were: $17.01 on March 30, $17.20 on June 29, $11.65 on September 28 and $9.27 on December 31. Except for Mr. Koppelman, the amount is equal to the aggregate grant date fair value of the shares. Information on stock awards to Mr. Koppelman is set forth in footnote (4).

(2)	As of December 31, 2007, Mr. Koppelman had options to purchase 339,142 shares of Class A Common Stock outstanding, of which options for 331,642 shares were exercisable and options for 7,500 shares were unexercisable, and 25,000 unvested shares and 452,162 vested shares of Class A Common Stock.

(3)	Mr. Koppelman elected to receive his 2007 director compensation as 25% stock (1,616 shares for 2007 services) and 75% cash.

(4)	The Company’s expense in connection with Mr. Koppelman’s stock awards for fiscal year 2007 consisted of: (i) $20,849 representing 25% of his director compensation, which amount is equal to the grant date fair value of the shares, (ii) $185,104 as FAS 123R expense associated with his grant of 25,000 restricted shares of Class A Common Stock on June 6, 2006 for his services as Chairman of the Board (which had a grant date fair value of $442,250), (iii) $264,542 as FAS 123R expense associated with his grant of 25,000 restricted shares of the Class A Common Stock on June 6, 2007 for his services as Chairman of the Board (which had a grant date fair value of $453,500), (iv) $161,542 as FAS 123R expense associated with the vesting of 13,740 restricted shares of Class A Common Stock, granted in 2005, in connection with satisfying a performance threshold under his consulting agreement, as approved by the Compensation Committee, (v) $12,238 as FAS 123R expense associated with the vesting of restricted shares of the Class A Common Stock, granted in 2005, in connection with satisfying a performance threshold, as approved by the Compensation Committee, (vi) $315,000 as FAS 123R expense associated with the vesting of 50,000 restricted shares of Class A Common Stock, granted in 2005, in connection

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with satisfying another performance threshold under his consulting agreement, as approved by the Compensation Committee.

(5)	The Company’s expense in connection with Mr. Koppelman’s options for fiscal year 2007 consisted of (i) $18,399 as FAS 123R expense associated with his option to acquire 7,500 shares of Class A Common Stock granted on May 17, 2006 in connection with his services as a continuing director, (ii) $19,080 as FAS 123R expense associated with his grant of an option to purchase 25,000 shares of Class A Common Stock granted on July 22, 2004 in connection with his becoming Chairman of the Board, (iii) $23,326 as FAS 123R expense associated with his option to acquire 7,500 shares of the Class A Common Stock granted on May 17, 2007 in connection with his services as a continuing director, (iv) $216,448 as FAS 123R expense associated with the vesting of that portion of an option, granted in 2005, representing the right to purchase 36,641 shares of Class A Common Stock in connection with satisfying a performance threshold under his consulting agreement, as approved by the Compensation Committee, (v) $24,318 as FAS 123R expense associated with his vesting of an option to purchase 10,000 shares of Class A Common Stock in connection with satisfying a performance threshold under his consulting agreement, as approved by the Compensation Committee, and (vi) $(497,501) as FAS 123R expense associated with the decline in the price of the Class A Common Stock in 2007.

(6)	In 2007, the Company paid a $725,000 consulting fee to CAK Entertainment, an entity controlled by Mr. Koppelman, pursuant to the 2005 consulting agreement described above. In addition, we paid $589,689 in performance milestone fees attributable to 2007 pursuant to the CAK Entertainment consulting agreement.

(7)	Mr. Boyko elected to receive his 2007 director compensation as 100% stock (4,272 shares for 2007 services). Cash received represents payment in lieu of fractional shares. As of December 31, 2007, Mr. Boyko had options for 47,500 shares outstanding, of which options for 40,000 shares were exercisable and options for 7,500 shares were unexercisable, and Class A Common Stock for 10,217 vested shares.

(8)	Mr. Goldstein elected to receive his 2007 director compensation as 50% stock (2,474 shares for 2007 services) and 50% cash, and to defer receipt of the stock portion until his services as a director end. As of December 31, 2007, Mr. Goldstein had options for 47,500 shares outstanding, of which options for 40,000 shares were exercisable and options for 7,500 shares were unexercisable, and Class A Common Stock for 6,192.01 vested shares.

(9)	Ms. Greenthal elected to receive her 2007 director compensation as 25% stock (1,059 shares for 2007 services) and 75% cash. As of December 31, 2007, Ms. Greenthal had options for 40,000 shares outstanding, of which options for 15,833 shares were exercisable and options for 24,167 shares were unexercisable, and Class A Common Stock for 1,059 vested shares. Ms. Greenthal resigned from our Board on March 24, 2008 and options for 15,834 shares terminated.

(10)	Mr. Siekman elected to receive his 2007 director compensation as 25% stock (1,322 shares for 2007 services) and 75% cash. As of December 31, 2007, Mr. Siekman had options for 29,167 shares outstanding, of which 21,667 shares were exercisable and options for 7,500 shares were unexercisable, and Class A Common Stock for 29,167 vested shares.

(11)	Mr. Singer elected to receive his 2007 director compensation as 25% stock (1,148.79 shares for 2007 services) and 75% cash and to defer receipt of the stock portion until his services as a director ended. As of December 31, 2007, Mr. Singer had options for 55,000 shares outstanding, of which options for 47,500 shares were exercisable and options for 7,500 shares were unexercisable, and Class A Common Stock for 3,829.57 vested shares. Mr. Singer resigned from our Board on March 24, 2008 and options for 7,500 shares terminated.

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INFORMATION CONCERNING EXECUTIVE OFFICERS AND OUR FOUNDER

The names, ages and certain background information about our executive officers, other than Susan Lyne, our President and CEO, whose biographical information is set forth above under “Election of Directors – Information Concerning Nominees,” and our Founder are set forth below.

Martha Stewart, age 66, is the Founder of the Company and the author of numerous books on the domestic arts, including Entertaining. Ms. Stewart served as our Chairman of the Board and CEO from our creation in 1996 until June 2003, when she resigned as a director, our Chairman and our CEO and assumed the position of Chief Creative Officer. Ms. Stewart continued to serve as our Chief Creative Officer until March 2004 when she resigned as Chief Creative Officer and assumed the position of Founder, a non-officer position.

Howard Hochhauser, age 37, has served as our CFO since July 2006, and served as Acting CFO from March 2006 to July 2006. From March 2002 until March 2006, he served as the Company’s Vice President, Finance and Investor Relations. Prior to that, he served in various capacities of increasing responsibility within the finance department since joining the Company in May 2000. From 1996 to 2000, Mr. Hochhauser was at Bear, Stearns & Co. in the equity research department where he most recently served as Vice President. Prior to that, he worked at Credit Suisse First Boston and KPMG Peat Marwick.

Wenda Harris Millard, age 53, has served as our President of Media since July 2007. From June 2004 to July 2007 she served as one of our directors. From 2001 to 2007, Ms. Millard was the Chief Sales Officer of Yahoo! Inc. From 2000 to 2001, she was Chief Internet Officer at Ziff Davis Media and President of Ziff Davis Internet. From 1996 through 2000, Ms. Millard was Executive Vice President and one of the founding members of DoubleClick.

Robin Marino, age 53, has served as our President of Merchandising since June 2005. From 1999 to 2005, Ms. Marino was President and Chief Operating Officer of Kate Spade, Inc. Prior to that, she served in a variety of management positions for fashion and retail companies such as Burberry LTD (1997-1998), Donna Karan International, Inc. (1996-1997), Wathne LTD (1989-1996) and Federated Department Stores, Inc. (1977-1989).

Gael Towey, age 56, has served as our Chief Creative Officer since May 2005. From 2001 through May 2005, she served as our Senior Executive Vice President and Creative Director, and from 1997 to 2001, served as our Executive Vice President, Art and Style and Creative Director. Prior to that, Ms. Towey worked for Martha Stewart Living magazine as the Design Director from 1996 to 1997 and as Art Director from 1990 to 1996. Ms. Towey also has an additional 15 years of experience in the publishing industry, including with House & Garden magazine, Clarkson Potter/Publishers and Viking Press, Inc.

Sheraton Kalouria, age 42, has served as our President of Broadcasting since November 2005. From May 2000 through November 2005, he served as Senior Vice President, Daytime Programs for NBC, providing strategic and creative direction for the network’s daytime programming and consulting services for its Telemundo and PAX networks. From August 1993 through May 2000, Mr. Kalouria held several positions with ABC, where he managed the network’s Marketing, On-air Promotion and Synergy efforts for Children’s, Family and Daytime programming. Before joining ABC, Mr. Kalouria held client service positions with Grey Advertising in New York.

Gregory Barton, age 46, has served as our General Counsel and Secretary since October 2007. Prior to this, from 2002 to 2007, Mr. Barton served as Executive Vice President, General Counsel and Secretary of Ziff Davis Media, Inc., and served as Executive Vice President, Licensing and Legal Affairs from 2004 to 2007. In March 2008, Ziff Davis Media agreed to restructure its debt and elected to file a

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voluntary Chapter 11 petition in the U.S. Bankruptcy Court for the Southern District of New York. Prior to Ziff Davis, Mr. Barton worked for four years as General Counsel and Secretary at Index Development Partners, where he also served as head of Business Development and as CFO, before becoming President of the company in 2001. Previously, he served as General Counsel for three years at Alliance Semiconductor Corporation. Prior to this, Mr. Barton was at the law firm of Gibson, Dunn & Crutcher.

PROPOSAL 2

APPROVAL OF THE OMNIBUS STOCK AND OPTION COMPENSATION PLAN

The Martha Stewart Living Omnimedia, Inc. Amended and Restated 1999 Employee Stock Incentive Plan (the “Employee Stock Plan”) is expiring in 2009, and few shares of Class A Common Stock remain available under the Martha Stewart Living Omnimedia, Inc. Amended and Restated Non-Employee Director Stock and Option Compensation Plan (the “Non-Employee Director Stock Plan” and, together with the Employee Stock Plan, the “Prior Plans”). Instead of renewing or replenishing the Prior Plans, we have adopted the Martha Stewart Living Omnimedia, Inc. Omnibus Stock and Option Compensation Plan (the “New Stock Plan”). At the Annual Meeting, stockholders are being asked to approve the New Stock Plan. The New Stock Plan is designed to promote our success and enhance our value by linking the interests of our officers, employees and directors to those of our stockholders and by providing participants with incentives for outstanding performance. The New Stock Plan is further intended to provide flexibility in our ability to motivate, attract and retain employees and directors upon whose judgment, interest and special efforts our business is largely dependent.

A total of 10,000,000 shares of Class A Common Stock will be available for issuance under the New Stock Plan. As of March 24, 2008, the Employee Stock Plan had approximately 1,800,000 shares of Class A Common Stock available for issuance under the plan and the Non-Employee Director Stock Plan had approximately 50,000 shares of Class A Common Stock available for issuance under the plan, not including shares that were subject to outstanding awards under either plan. If adopted, the New Stock Plan will replace the Prior Plans and no new awards may be granted under either of the Prior Plans. This means that the total net effect of the replacement of the Prior Plans and adoption of the New Stock Plan is an increase of approximately 8,150,000 shares of Class A Common Stock that will become available for issuance under the Company’s stock plans. The Company’s other existing stock plan is the Martha Stewart Living Omnimedia LLC Nonqualified Class A LLC Unit/Stock Option Plan (the “Nonqualified Plan”). No new awards may be made under the Nonqualified Plan and all outstanding options under the Nonqualified Plan have either been exercised or expired.

The following is a summary of the principal features of the New Stock Plan. This summary, however, does not purport to be a complete description of all of the provisions of the New Stock Plan. It is qualified in its entirety by reference to the full text of the New Stock Plan. A copy of the New Stock Plan is attached to this Proxy Statement as Appendix A.

GENERAL

In light of recent changes in the accounting treatment of various equity incentives, the possibility of future accounting and/or tax changes, and stockholder dilution concerns, the Company believes that it is advantageous for it to have maximum flexibility in the fashioning of future equity compensation. The New Stock Plan will give the Company the flexibility to responsibly address these issues by utilizing stock options, restricted stock, restricted stock units and stock appreciation rights. The New Stock Plan contains a number of provisions that have been identified as important compensation and corporate governance best practices, including:

•	The New Stock Plan will have a fixed number of shares authorized for issuance. It is not an “evergreen” plan.

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•	A total of 10,000,000 shares of the Class A Common Stock will be available for issuance under the New Stock Plan, which represents a net addition of approximately 8,150,000 shares of Class A Common Stock available for issuance under Company stock plans after the replacement of the Prior Plans.
•	The maximum number of shares of the Class A Common Stock available for issuance under the New Stock Plan will be reduced by 1 share for every 1 share issued pursuant to a stock option, stock appreciation right, restricted stock or restricted stock unit.
•	Stock options and stock appreciation rights must be granted with an exercise price of at least 100% of the fair market value on the date of grant.
•	Repricing of stock options and stock appreciation rights will be prohibited unless stockholder approval is obtained.
•	The ability to automatically receive replacement stock options when a stock option is exercised with previously acquired shares of Company Class A Common Stock or so-called “stock option reloading” is not permitted.

The New Stock Plan was approved by the Board of Directors on April 1, 2008. The New Stock Plan will become effective upon its approval by the stockholders at the Annual Meeting.

All awards are made at the discretion of the New Stock Plan administrator. Therefore, the benefits and amounts that will be received or allocated under the New Stock Plan are not determinable.

As of March 24, 2008, the fair market value of a share of Company Class A Common Stock was $7.75.

SHARE RESERVE

The aggregate number of shares of Company Class A Common Stock that will be available for issuance under the New Stock Plan is 10,000,000 shares. If awards under the New Stock Plan are forfeited or terminate before being exercised, then the shares underlying those awards will again become available for awards under the New Stock Plan. Stock appreciation rights will be counted in full against the number of shares available for issuance under the New Stock Plan, regardless of the number of shares issued upon settlement of the stock appreciation rights. In the event of a subdivision of the Company’s outstanding shares, a stock dividend, a dividend payable in a form other than shares in an amount that has a material effect on the price of shares, a recapitalization, a combination or consolidation of the outstanding shares (by reclassification or otherwise) into a lesser number of shares, an extraordinary corporate transaction, such as any merger, consolidation, separation (including a spin-off), any reorganization or any partial or complete liquidation of the Company, the New Stock Plan administrator will, in its discretion, make appropriate adjustments to the number of shares and kind of shares or securities issuable under the New Stock Plan (on both an aggregate and per-participant basis) and under each outstanding award, the exercise price of outstanding options and stock appreciation rights, any applicable performance-based vesting provisions set forth in outstanding awards, and any other term or provision of the New Stock Plan or any outstanding award necessary to ensure as best as reasonably possible that there is no increase or decrease in the value of awards that may be issued under the New Stock Plan or the value of any outstanding award.

Under the New Stock Plan, no employee, consultant, employee director or, with respect to shares of stock or stock units in lieu of directors’ fees, non-employee director, may be awarded any of the following during any fiscal year: (i) stock options covering in excess of 1,500,000 shares; (ii) restricted stock and restricted stock units covering in excess of 1,500,000 shares; or (iii) stock appreciation rights covering in excess of 1,500,000 shares; provided that if any person provides services to the Company, or any parent, subsidiary or affiliate of the Company, in more than one role and each such role would separately make such person eligible for grants under the New Stock Plan, then the foregoing limits shall apply separately to each such role.

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The Board may, in its sole discretion, permit non-employee directors to elect to receive all or a specified portion of their directors’ fees in fully vested shares of Class A Common Stock or stock units based on the fair market value of the shares on the date any directors’ fees would otherwise be paid. Under our current policy, a minimum of 25% of a director’s fees are paid in shares of our Class A Common Stock. The remaining 75% of such fees may be paid either in shares of Class A Common Stock or in cash at the election of the director.

Each non-employee director may only be granted awards under the New Stock Plan covering 200,000 or fewer shares per fiscal year; provided that, any awards received in consideration of such non-employee director’s services as a consultant and any shares or stock units received in lieu of all or any portion of the director’s fees will not count against such limit.

ADMINISTRATION

The Compensation Committee will administer the New Stock Plan with respect to persons who are subject to Section 16 of the Securities Exchange Act of 1934 and awards intended to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Compensation Committee or a separate committee of directors of the Company appointed by the Board of Directors will administer the New Stock Plan with respect to all other persons and awards. The New Stock Plan administrator has complete discretion, subject to the provisions of the New Stock Plan, to authorize the grant of stock options, restricted stock, restricted stock units and stock appreciation rights awards under the New Stock Plan. However, only the full Board of Directors, and not the Compensation Committee, will administer the New Stock Plan with respect to all awards granted to non-employee directors.

ELIGIBILITY AND TYPES OF AWARDS UNDER THE NEW STOCK PLAN

The New Stock Plan permits the granting of stock options, stock appreciation rights, restricted stock units and restricted stock by the New Stock Plan administrator. Stock appreciation rights may be awarded in combination with stock options or restricted stock, and such awards will provide that the stock appreciation rights will not be exercisable unless the related stock options or restricted stock are forfeited. Restricted stock may be awarded in combination with nonstatutory stock options, and such awards may provide that the restricted stock will be forfeited in the event that the related nonstatutory stock options are exercised.

Employees (including executive officers), directors (including non-employee directors) and consultants of the Company and of any parent, subsidiary or affiliate of the Company will be eligible to participate in the New Stock Plan. As of March 24, 2008, approximately 765 employees (including employee directors and executive officers) and six non-employee directors would have been eligible to participate in the New Stock Plan, if the plan had been in effect as of that date.

OPTIONS

The New Stock Plan administrator may grant nonstatutory stock options or incentive stock options (which are entitled to potentially favorable tax treatment) under the New Stock Plan. However, the New Stock Plan administrator does not have the authority to grant stock options that automatically provide for the grant of new stock options upon their exercise. The number of shares covered by each stock option granted to a participant will be determined by the New Stock Plan administrator.

Stock options granted under the New Stock Plan will generally vest and become exercisable either (a) over a period of time (e.g., 3 years) subject to participant’s continued service through each vesting date, or (b) upon the satisfaction of performance goals established by the New Stock Plan administrator.

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The stock option exercise price is established by the New Stock Plan administrator and must be at least 100% of the fair market value of a share on the date of grant (110% for incentive stock options granted to stockholders who own more than 10% of the total outstanding shares of the Company, its parent or any of its subsidiaries). Repricing of stock options is prohibited unless stockholder approval is obtained. Consistent with applicable laws, regulations and rules, payment of the exercise price of stock options may be made in cash (including by check, wire transfer or similar means), by cashless exercise (broker assisted or net exercise), by surrendering or attesting to previously acquired shares, or by any other legal consideration. Unless otherwise provided by the New Stock Plan administrator, stock options will generally expire 3 months following a termination for any reason other than death, disability or cause; 12 months following a termination for death or disability; and immediately following a termination for cause. The term of a stock option shall not exceed 10 years from the date of grant (5 years for incentive stock options granted to stockholders who own more than 10% of the total outstanding shares of the Company, its parent or any of its subsidiaries).

RESTRICTED STOCK

The New Stock Plan administrator may award restricted stock under the New Stock Plan. Restricted stock is shares that are subject to forfeiture. Participants may be required to pay cash or other legal consideration to the Company at the time of grant of restricted stock, but the New Stock Plan does not establish a minimum purchase price for shares awarded as restricted stock. The number of shares of Class A Common Stock associated with each restricted stock grant will be determined by the New Stock Plan administrator. The New Stock Plan administrator may provide that restricted stock grants will be subject to time-based vesting or vesting upon satisfaction of performance goals and/or other conditions, or will be fully vested at the time of grant. Restricted stock will generally vest on the same basis as stock options.

RESTRICTED STOCK UNITS

The New Stock Plan administrator may award restricted stock units under the New Stock Plan. A restricted stock unit is a bookkeeping entry that represents a share of Class A Common Stock. Participants are not required to pay any consideration to the Company at the time of grant of a restricted stock unit award. The number of shares of Class A Common Stock covered by each restricted stock unit award will be determined by the New Stock Plan administrator. The New Stock Plan administrator may provide that restricted stock unit awards will be subject to time-based vesting or vesting upon satisfaction of performance goals and/or other conditions, or will be fully vested at the time of grant. When the participant satisfies the conditions of the restricted stock unit award, the Company will pay the participant cash or shares or any combination of both to settle the vested restricted stock units. Conversion of the restricted stock units into cash may be based on the average of the fair market value of a share over a series of trading days or on other methods. Restricted stock units will generally vest on the same basis as stock options.

STOCK APPRECIATION RIGHTS

The New Stock Plan administrator may grant stock appreciation rights under the New Stock Plan. The number of shares of Class A Common Stock covered by each stock appreciation right will be determined by the New Stock Plan administrator. The exercise price of a stock appreciation right is established by the New Stock Plan Administrator and may not be less than 100% of the fair market value of a share on the date of grant. Repricing of stock appreciation rights is prohibited unless stockholder approval is obtained. The New Stock Plan Administrator may provide that stock appreciation rights will be subject to time-based vesting or vesting upon satisfaction of performance goals and/or other conditions, or will be fully vested at the time of grant. Stock appreciation rights will generally vest on the same basis as stock options. Upon exercise of a stock appreciation right, the participant will receive payment from the Company in an amount determined by multiplying (a) the

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difference between (i) the fair market value of a share on the date of exercise and (ii) the exercise price times (b) the number of shares with respect to which the stock appreciation right is exercised. Stock appreciation rights may be paid in cash or shares or any combination of both. Unless otherwise provided by the New Stock Plan administrator, stock appreciation rights will generally expire 3 months following a termination for any reason other than death disability, or cause; 12 months following a termination for death or disability; and immediately following a termination for cause. The term of a stock appreciation rights shall not exceed 10 years from the date of grant.

PERFORMANCE GOALS

Awards under the New Stock Plan may be made subject to performance conditions as well as time-vesting conditions. Such performance conditions may be established and administered in accordance with the requirements of Code Section 162(m) for awards intended to qualify as “performance-based compensation” thereunder. If awards with performance conditions are intended to comply with Code Section 162(m), the applicable performance goals will be composed of an objective formula or standard determined by the New Stock Plan administrator with respect to each performance period utilizing one or more of the following factors and any objectively verifiable adjustment(s) thereto permitted and pre-established by the New Stock Plan administrator in accordance with Code Section 162(m): (i) operating income; (ii) earnings before interest, taxes, depreciation and amortization; (iii) earnings; (iv) cash flow; (v) market share; (vi) sales, (vii) revenue; (viii) expenses; (ix) cost of goods sold; (x) profit/loss or profit margin; (xi) working capital; (xii) return on capital, equity or assets; (xiii) earnings per share; (xiv) economic value added; (xv) price/earnings ratio; (xvi) stock price; (xvii) price/earnings ratio; (xviii) debt or debt-to-equity; (xix) accounts receivable; (xx) writeoffs; (xxi) cash; (xxii) assets; (xxiii) liquidity; (xxiv) operations; (xxv) intellectual property (e.g., patents); (xxvi) product development; (xxvii) regulatory activity; (xxviii) manufacturing, production or inventory; (xxix) mergers, acquisitions, investments or divestitures; (xxx) financings and/or (xxxi) customer satisfaction, each with respect to the Company and/or one or more of its parent, subsidiaries, affiliates or operating units. Awards to participants who are not subject to the limitations of Code Section 162(m) may be determined without regard to performance goals and may involve the New Stock Plan administrator’s discretion.

TRANSFERABILITY OF AWARDS

Stock options, stock appreciation rights, unvested restricted stock and restricted stock units will not be transferable other than by will or by the laws of descent and distribution, except as otherwise permitted by the New Stock Plan administrator for all awards other than incentive stock options. This prohibition on transfer will not prevent a participant from designating a beneficiary to exercise the rights of any award and to receive any property distributable with respect to any award upon the death of the participant.

ACCELERATION OF AWARDS UPON A CHANGE IN CONTROL

In the event of a change in control of the Company as defined in the New Stock Plan, the vesting of all awards outstanding upon the consummation of the change of control will accelerate such that all awards will be fully vested on such date, except as otherwise provided in an applicable award agreement. Otherwise, except as otherwise provided in the applicable award agreement, the New Stock Plan administrator may provide for the assumption of outstanding awards, the substitution of outstanding awards with substantially the same terms by the surviving corporation or its parent, or the continuation of outstanding awards by the Company, in all cases without participant consent.

AMENDMENT AND TERMINATION

The Board may amend the New Stock Plan at any time and for any reason, provided that any such amendment will be subject to stockholder approval to the extent the amendment is required by applicable laws, regulations or rules. The Board may terminate the New Stock Plan at any time and for

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any reason. The New Stock Plan will terminate on March 31, 2018 unless re-adopted or extended by the stockholders prior to or on such date. The termination or amendment of the New Stock Plan may not adversely affect any award previously made under the New Stock Plan.

FEDERAL INCOME TAX CONSEQUENCES

The following is a brief summary of the U.S. federal income tax consequences applicable to awards granted under the New Stock Plan based on federal income tax laws in effect on the date of this Proxy Statement. This summary is not intended to be exhaustive and does not address all matters which may be relevant to a particular participant based on his or her specific circumstances. The summary expressly does not discuss the income tax laws of any state, municipality, or non-U.S. taxing jurisdiction, or the gift, estate, excise (including the rules applicable to deferred compensation under Code Section 409A), or other tax laws other than U.S. federal income tax law. The following is not intended or written to be used, and cannot be used, for the purposes of avoiding taxpayer penalties. Because individual circumstances may vary, the Company advises all participants to consult their own tax advisor concerning the tax implications of awards granted under the New Stock Plan.

A recipient of a stock option or stock appreciation right will not have taxable income upon the grant of the stock option or stock appreciation right. For nonstatutory stock options and stock appreciation rights, the participant will recognize ordinary income upon exercise in an amount equal to the difference between the fair market value of the shares and the exercise price on the date of exercise. Any gain or loss recognized upon any later disposition of the shares will be a capital gain or loss.

The acquisition of shares upon exercise of an incentive stock option will not result in any taxable income to the participant, except, possibly, for purposes of the alternative minimum tax. If the incentive stock option shares are held until the later of 2-years after the date of grant and 1-year after the date of exercise (the “holding period”), then all gain above the exercise price paid for the shares which is realized upon the sale of the shares will be a long-term capital gain. However, if the incentive stock option shares are sold before the holding period is met, the participant will recognize ordinary income equal to the lesser of (i) the amount by which the fair market value of the shares on the exercise date exceeds the exercise price, or (ii) the amount by which the sales price exceeds the exercise price, with any additional gain or loss being treated as a capital gain or loss.

For awards of restricted stock, unless the participant elects to be taxed at the time of receipt of the restricted stock by filing a Code Section 83(b) election with the Internal Revenue Service, the participant will not have taxable income upon the receipt of the award, but upon vesting will recognize ordinary income equal to the fair market value of the shares at the time of vesting less the amount paid for such shares (if any). Upon the later sale of the shares, the difference between the sales price and the fair market value of the shares on the vesting date will be a capital gain or loss.

A participant is not deemed to receive any taxable income at the time an award of restricted stock units is granted. When vested restricted stock units (and dividend equivalents, if any) are settled and distributed, the participant will recognize ordinary income equal to the amount of cash and/or the fair market value of shares received less the amount paid for such restricted stock units (if any). Any gain or loss recognized upon any later disposition of any shares received upon settlement of the restricted stock unit award will be a capital gain or loss.

At the discretion of the New Stock Plan administrator, the New Stock Plan allows a participant to satisfy his or her tax withholding requirements under federal and state tax laws in connection with the exercise or receipt of an award by electing to have shares withheld, and/or by delivering to the Company already-owned shares.

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If the participant is an employee or former employee, the amount a participant recognizes as ordinary income in connection with any award is subject to withholding taxes (not applicable to incentive stock options) and the Company is allowed a tax deduction equal to the amount of ordinary income recognized by the participant. In addition, Code Section 162(m) contains special rules regarding the federal income tax deductibility of compensation paid to the Company’s CEO and to each of the Company’s other four most highly compensated executive officers. The general rule is that annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000. However, the Company can preserve the deductibility of certain compensation in excess of $1,000,000 if such compensation qualifies as “performance-based compensation” by complying with certain conditions imposed by the Code Section 162(m) rules (including the establishment of a maximum number of shares with respect to which awards may be granted to any one employee during one fiscal year) and if the material terms of such compensation are disclosed to and approved by the Company’s stockholders. The New Stock Plan is structured with the intention that compensation resulting from awards under the New Stock Plan may qualify as “performance-based compensation” and, if so qualified, would be deductible. Such continued treatment is subject to, among other things, approval of the New Stock Plan by the Company’s stockholders. Accordingly, the Company is seeking such approval.

REQUIRED VOTE

The affirmative vote of the holders of a majority of the Total Voting Power in person or by proxy at the Annual Meeting and entitled to vote on the matter is required for approval of the proposal.

OUR BOARD RECOMMENDS THAT YOU VOTE FOR APPROVAL OF OUR OMNIBUS STOCK AND OPTION COMPENSATION PLAN.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis set forth below with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K.

Members of the Compensation Committee

Michael Goldstein
Rick Boyko

The Compensation Committee Report above does not constitute “soliciting material” and will not be deemed “filed” or incorporated by reference into any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate our SEC filings by reference, in whole or in part, notwithstanding anything to the contrary set forth in those filings.

COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION PHILOSOPHY

Our compensation philosophy is guided by our belief that the Company’s business goals are highly dependent on attracting and retaining executives with the rare combination of creative skill and managerial expertise. We have two core businesses – media and merchandising – that operate through four distinct, though somewhat overlapping, business units. To motivate the executive officers listed in the Summary Compensation Table (the “NEOs”) and other key executives to work towards overall

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Company success, we tie incentive compensation packages to consolidated adjusted earnings before interest, taxes, depreciation and amortization expenses and the cost of non-cash equity compensation (“adjusted EBITDA”). We use consolidated adjusted EBITDA, rather than just results in each NEO’s business unit to align the NEO’s interests with those of our stockholders.

The foundation of our compensation philosophy is based on three principles:

°	We pay our senior executives base salaries commensurate with their backgrounds, skill sets, and responsibilities.

°	We tie incentive cash bonuses to both an executive’s individual performance and to the Company’s consolidated financial results.

°	We make equity grants in the form of restricted stock and options that vest over time in order to induce executives to remain in our employ and to align their interests with those of our other stockholders and we subject these executives to minimum stock ownership requirements. We are moving towards a model relying more heavily on stock options because we believe that better aligns our executives’ interests with those of the stockholders.

Our Compensation Committee retains broad flexibility in the administration of our compensation packages. This flexibility is critical to our ability to recruit and retain our highly talented executive staff. For example, the Compensation Committee has adjusted the size of a grant to reflect superior or subpar individual performance. The Compensation Committee also has awarded additional cash compensation to individuals whose performance exceeded expectations or who were deemed to be earning below market compensation. Given the competitive landscape of our four primary businesses, and the competitive professional environment in New York City generally, we find this flexibility to be invaluable.

The Compensation Committee reviews and administers the compensation program for each of our NEOs, certain other senior executives, and Martha Stewart, our Founder. Compensation is typically set at a meeting early in the calendar year after reviewing performance for the past year and prospects for the year ahead. The Compensation Committee regularly meets with our CEO and CFO, both of whom provide insight into how individual executives are performing. For more information on the scope and authority of the Compensation Committee, see “Meetings and Committees of the Board – Compensation Committee.”

APPROACH TO ESTABLISHING TOTAL COMPENSATION LEVELS

Internal Review

Our executives receive a mix of base salary, performance-based cash bonus and long-term equity grants. We arrive at total compensation levels by determining appropriate levels for each element. In an effort to align the interest of our business heads, we have narrowed the range of compensation packages for the presidents of our respective business units. In an attempt to create fairness and promote cooperation across the Company, our approach to setting compensation is to start with a basic premise that the business heads of our two largest areas, media and merchandising, should make consistent base salaries. Therefore, we recently raised Ms. Marino’s salary to reflect her level of contribution to the Company and to bring her base salary into alignment with Ms. Millard following the negotiation of Ms. Millard’s employment agreement. This narrowing has resulted in three of our NEOs earning base salaries of between $458,000 and $550,000 per year. Mr. Hochhauser, our CFO, had earned a lower base salary, but the Compensation Committee recently raised his salary to reflect his efforts, responsibility and the level of his compensation relative to the market. The cash bonuses we pay represent target percentages of base salaries. While Ms. Stewart and Ms. Lyne have target bonuses of 100% of their base salaries, our other senior executives, including our NEOs, fall into the category of

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executives with target bonuses of 70-80% of their base salaries. Our equity compensation also is generally proportional to an executive’s base salary and Company-wide performance, in each case subject to the Compensation Committee’s ability to increase or decrease the compensation.

Our CEO is responsible for identifying qualified candidates for the Company’s executive team, and, together with our CFO, negotiates compensation packages consistent with our compensation philosophy, with the involvement (and subject to the approval) of the Compensation Committee. In approving hires at this level and applying both the general framework and the flexibility discussed above, our Compensation Committee considers many variables, including each candidate’s respective experience. While not formulaic or exhaustive, the variables the Compensation Committee has considered in the past include:

°	the experience, knowledge, and performance of the senior executive in question;

°	the competitive market for similar executive talent;

°	how critical the retention of any particular executive is to achieving the Company’s strategic goals;

°	the performance of the Company (and each of its operating segments) against internal performance targets;

°	how well an executive works across business segments to promote overall corporate goals; and

°	pre-existing employment agreements between the Company and an NEO.

Based on this analysis as described below, the Compensation Committee makes determinations as to each element of the compensation package.

Market Review

The Compensation Committee generally looks to several external sources in setting base salaries and annual increases to base salaries for our NEOs. The Compensation Committee typically reviews this data in connection with determining the compensation we pay. Our NEOs’ total compensation includes a base salary and a cash bonus, the target for which is affected by this data, because it is determined as a percentage of the executive’s base salary for the year. The Compensation Committee uses publicly available sources to collect information on compensation trends and data on salaries relevant to our four operating segments and the New York region. Among the sources used are Watson Wyatt, World at Work (formerly known as the American Compensation Association), Mercer Consulting, the Conference Board, Magazine Publishers of America, Towers Perrin and the Institute of Management and Administration (“IOMA”). None of these sources is dispositive, but each provides information that we consider when negotiating the initial base salaries, determining whether to award salary increases generally and, if so, in setting the maximum percentage increase to be implemented. This year, the Compensation Committee hired FWC specifically in connection with its review of Ms. Marino’s compensation. FWC provided data comparing Ms. Marino’s compensation to that of chief operating officers of public companies and merchandising heads. The Compensation Committee also engaged Watson Wyatt in connection with its review of Ms. Stewart’s compensation. In addition, the Compensation Committee has engaged FWC to provide compensation related advice and information on a periodic basis; however, FWC does not make specific recommendations regarding any individual’s compensation or any component thereof. Rather, the Compensation Committee uses this information and management’s recommendations when it considers, on an individual basis, the appropriate amount to adjust an NEO’s specific salary increase. For more information on how the Compensation Committee used this data in determining base salaries in 2007, see “Analysis of Elements of Total Compensation – Base Salaries” below.

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ANALYSIS OF ELEMENTS OF TOTAL COMPENSATION

Base Salaries

While we believe it is appropriate for an executive’s total compensation package to be significantly conditioned on both the executive’s and the Company’s performance, we also recognize that compensation is consideration for services rendered by the executive. Accordingly, and in order to retain NEOs and other key executives, we keep base salaries competitive with peer companies in the New York metropolitan region. To that end, we recently increased the base salaries of each of Mr. Hochhauser and Ms. Marino to reflect their performance and marketplace value. In the case of Ms. Marino, we also sought to bring the presidents of our largest divisions in closer proximity after negotiating an employment agreement for Ms. Millard.

For 2007, the Compensation Committee decided to cap employees’ merit increases generally at 3.7% of the prior year’s base salary. This percentage was determined by the Compensation Committee based on its analysis and weighting of the same publicly available information it typically reviews on an annual basis, including annual salary surveys from World at Work, IOMA and Mercer Consulting. Using similar criteria and analysis for 2008, the Compensation Committee authorized merit increases of up to 3.8% in late 2007. However, in light of the more difficult macroeconomic environment affecting our business and the economy generally, management recommended capping the increase at 2.5% for those employees earning under a certain threshold who were determined by their supervisors to be eligible to receive an increase, and freezing salaries for those employees earning above a certain threshold. Mr. Hochhauser and Ms. Marino received larger increases as discussed below.

We have an agreement with Martha Stewart pursuant to which we pay her a base salary of $900,000, the same amount provided for in Ms. Stewart’s initial employment agreement with the Company, entered into on October 22, 1999. When we hired Susan Lyne as CEO three years ago, we tied her base salary to that of Ms. Stewart and that of our former CEO. The Compensation Committee believed that a base salary of $900,000 was appropriate for a CEO with Ms. Lyne’s skills and background, given the demands of running a company that operates four distinct businesses.

Our current CFO was promoted to the position of CFO in July 2006. At that time, Ms. Lyne suggested, and the Compensation Committee approved, an increase in Mr. Hochhauser’s base salary to $350,000, an amount between what he had made as head of Investor Relations ($244,000) and the base salary paid to our former CFO ($455,840). Recently, in light of Mr. Hochhauser’s performance and tenure and to make his compensation competitive with the market, we increased his base salary to $400,000.

In June 2007, we negotiated an employment agreement with Ms. Millard. She stepped down from our Board of Directors to join the Company as President of Media. In connection with this transition, we negotiated an employment agreement pursuant to which we pay her a base salary of $550,000.

Ms. Marino was paid a base salary of $495,000 in 2007. In early 2008, we increased her base salary to $550,000 in recognition of her efforts in connection with running our merchandising business and to bring her base salary in line with that of Ms. Millard.

Ms. Towey has been with the Company since 1990. She has no formal employment agreement, though she currently makes a base salary of $458,507. In recognition of her key role as Chief Creative Officer, Ms. Towey’s compensation has consistently been among the highest of our senior executive officers.

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Annual Cash Bonuses

Our compensation philosophy includes granting annual cash bonuses tied to the overall financial performance of the Company, although the individual performance of an executive and his or her division may also be taken into account. If an executive has exceeded his or her written goals and materially advanced the Company’s business, the Compensation Committee retains the discretion to award an above-target bonus. These cash bonuses reflect a material part of our NEOs’ total compensation. Bonus targets for NEOs reflect the breadth of their expertise and responsibility, and are weighted to reflect the compensation similarly situated executives receive in the marketplace.

Cash bonus targets are set as a percentage of annual base salary. Because we believe that senior executives can have the greatest direct impact on the Company’s overall results, we typically set their bonus targets at a higher percentage of base salaries. Thus, for 2007, similar to past practice and in compliance with their respective employment agreements, Ms. Stewart’s and Ms. Lyne’s bonus targets were set at 100% of their base salaries. By contract, the Company guarantees that Ms. Stewart’s cash bonus will be at least 55% of her base salary. There are no guarantees for other executives, though in a few instances we have made first-year guarantees to recruit key talent. NEOs other than the CEO and Founder had targets of 70%-80% for 2007. Senior executives, except those paid on a commission basis, typically have targets ranging from 10%-70%, depending on responsibilities, title and seniority.

Company Performance.  We award cash bonuses pursuant to the Martha Stewart Living Omnimedia, Inc. Annual Incentive Plan. Under the plan, the Compensation Committee sets funding for the overall bonus pool tied to adjusted EBITDA targets in the budget as approved by the Board of Directors. The target is set at a level that is challenging but still achievable if executives and our business perform well. The pool is adjusted quarterly, based on whether actual adjusted EBITDA results are higher or lower than budgeted. For every dollar actual results exceed budget, $0.25 is allocated to the overall bonus pool; for every dollar shortfall against budget, $0.90 comes out of the overall budget pool. Thus, on a proportional basis, the bonus pool is reduced from shortfalls at a much higher rate than it is increased for performance above target. In 2007, we funded the bonus pool at approximately 95%. Once the amount of the overall bonus pool is determined, the pool is allocated across the various business units. Our NEO’s annual incentive bonuses are paid from this pool like all other eligible employees.

Bonus Conversion Policy.  In an effort to provide management with another opportunity to align its interests with those of our stockholders, in February 2007, the Compensation Committee approved a bonus conversion policy (the “Bonus Conversion Policy”), pursuant to which senior executive officers may elect to receive a portion of his or her bonus in Restricted Stock Units (“RSUs”) in lieu of cash. Under the Bonus Conversion Policy, for every $1 of cash that a qualified executive elects to forego, the executive receives that number of RSUs representing the right to receive shares of Class A Common Stock worth $1.15 on the date of conversion. Under the Bonus Conversion Policy, the executive must continue to be employed by the Company in order to receive the underlying shares representing the 15% of “surplus” value, which “surplus” shares vest in near equal annual installments over a three-year period. In February 2007, each of Ms. Lyne, Ms. Marino and Mr. Hochhauser elected to participate in the Bonus Conversion Policy with respect to a portion of their 2006 bonuses. None of the NEOs participated in the Bonus Conversion Policy in 2008 with respect to their 2007 bonuses; however the Compensation Committee, at Ms. Lyne’s request, awarded her shares of Class A Common Stock having a fair market value equal to $873,000, the amount of her annual bonus for 2007, in lieu of paying her cash, as discussed below.

Individual Performance.  Ms. Lyne manages our NEOs, other than herself and Ms. Stewart. Ms. Lyne reviews each NEO’s performance against operating and strategic goals set for that executive during the previous year; she then further assesses each NEO’s individual performance by measuring the results of the NEO’s division, and the NEO’s contribution to the Company’s consolidated results. Based

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on this assessment, and taking into account the actual bonus pool funding, Ms. Lyne then recommends to the Compensation Committee what percentage of target bonus each of the NEOs should receive. The Compensation Committee either accepts Ms. Lyne’s recommendation or suggests other factors or outcomes. After these deliberations, the Compensation Committee approves a bonus for each such executive.

Ms. Lyne’s target bonus was 100% of her base salary, or $900,000, although her employment agreement permits the Company to pay her up to 150%. The Compensation Committee, without Ms. Lyne’s participation, evaluates Ms. Lyne’s performance (and determines her bonus) by reviewing the Company’s overall adjusted EBITDA, the performance of Ms. Lyne’s management team and the Company’s success in achieving certain performance goals. In 2007, Ms. Lyne was charged with returning the Company to sustainable profitability; beating the Company’s consolidated budget as approved by the Board of Directors; capturing a greater share of the advertising market; diversifying and growing the merchandising business; and launching a new internet platform to accelerate digital growth. This year, the Compensation Committee and Ms. Lyne discussed her request to take her bonus in the form of equity. Based on achieving these goals and certain other lesser goals, the Compensation Committee awarded Ms. Lyne a bonus in the amount of $873,000 (approximately 97% of her target), all of which was paid dollar for dollar in the form of 124,005 shares of fully vested Class A Common Stock.

Mr. Hochhauser’s target bonus for 2007 was 70% of his base salary, or $245,000. Mr. Hochhauser received a bonus of $260,000, or 106% of his target, based on accomplishment of his performance goals. Mr. Hochhauser was charged with developing a long-term strategic plan for the business; facilitating cross-business initiatives; creating a team to model and assess new business ventures; reducing outside service fees; and developing a succession plan for his department. Ms. Lyne determined that Mr. Hochhauser exceeded each of his performance goals; the Compensation Committee agreed with this assessment and approved the bonus. For 2008, the Compensation Committee also approved an increase in his target bonus level to 80%.

Ms. Stewart’s target bonus for 2007 was 100% of her base salary, or $900,000, although her employment agreement permits the Company to pay her up to 150%. While Ms. Stewart does not report to the CEO, Ms. Lyne informed the Compensation Committee that, in her view, Ms. Stewart had worked assiduously throughout the year, not only producing and starring in the Company’s daily television program, but also contributing creatively to all aspects of the business, and traveling around the country to promote the Company’s products and brands. Ms. Stewart is guaranteed $495,000 of bonus pursuant to her employment agreement. Based on Ms. Stewart’s hard work and productivity, the members of the Compensation Committee recommended to the Board, and the Board approved, a total bonus of $873,000 to Ms. Stewart (approximately 97% of her target).

Ms. Millard received a bonus for 2007 of $440,000, an amount that was contractually agreed upon when the Company recruited Ms. Millard from Yahoo!, where she was Chief Sales Officer, to run the Company’s media businesses. Ms. Millard also received a cash incentive payment of $450,000 to join the Company, portions of which amount may be forfeited if she leaves the Company before the third anniversary of her employment. The Company agreed to make her target bonus 80% of her base salary in future years.

Ms. Marino’s target bonus for 2007 was 80% of her base salary, or $396,000. Ms. Marino received a bonus of $440,000 or approximately 111% of her target. In addition to growing merchandising’s adjusted EBITDA, Ms. Marino was charged with launching our Martha Stewart Collection with Macy’s; launching our Martha Stewart Crafts line; executing a licensing partnership for food; creating the infrastructure to roll out products in connection with several other licensing agreements, managing pre-existing relationships; and identifying primary brands for future development. Ms. Lyne determined that Ms. Marino had met each of her performance goals, and in fact exceeded

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several of them. Accordingly, Ms. Lyne recommended and the Compensation Committee approved a bonus that was identical to that paid to Ms. Millard.

Ms. Towey’s target bonus for 2007 was 70% of her base salary, or $320,955. She received a bonus of $325,000 or approximately 101% of her target. Ms. Towey was charged with overseeing the design portion of the Martha Stewart Collection at Macy’s; and creating packaging and branding solutions for new product introductions. Ms. Lyne determined that Ms. Towey, like Ms. Marino, had met each of her performance goals. Given the launches of so many product lines, Ms. Lyne recommended, and the Compensation Committee approved, a percentage of her target bonus in excess of the funding percentage of the overall bonus pool.

We believe our bonus process appropriately considers Company-wide performance and individual contributions. This process of allocating funds to the overall bonus pool based on Company-wide performance, while allowing managers to make actual awards based on individual performance, satisfies one of our key objectives of flexibility, while also making our bonus program easy to administer and communicate to our employees. We believe that tying the funding of the overall bonus pool to Company-wide performance minimizes competition between divisions and reflects the fact that each of our businesses makes direct or indirect positive contributions, either through increased adjusted EBITDA contributions or through promotion of our other businesses.

Long-Term Incentive Compensation

To succeed in our business goals, we need to retain key executives and creative talent. One tool to achieve this is to grant annual equity awards. Because these awards vest over time, they provide incentive to stay with the Company over the long term. These equity awards also provide flexibility to the Compensation Committee to reward superior (or reflect subpar) performance by senior executive officers. In February 2007, the Compensation Committee made restricted stock grants to certain NEOs and other key employees reflecting their 2006 performance, as evaluated by the CEO and the Compensation Committee. In early 2008, the Compensation Committee added a new component to the mix of equity grants, emphasizing options over restricted stock to further align the interests of our executives with the interests of our stockholders. The Company granted a limited number of shares of restricted stock for 2007 performance and made more significant option grants to NEOs and several other employees deemed critical to the business. We made the 2007 and 2008 awards of restricted stock and/or options to these NEOs and other recipients under the Employee Stock Plan. Equity awards to new executives are typically granted upon commencement of employment with the Company and annually to all existing executives, with such grants vesting over time (usually, ratably over three years). If the New Stock Plan is approved by our stockholders at the Annual Meeting, we expect such future grants will be made under that plan.

Form of Equity Grants and Grant Practices.  While in the past we had been issuing equity under our employee incentive plan largely in the form of restricted stock rather than options, we introduced options into the mix again this year. Grants of restricted stock are generally made to all executives with the rank of Assistant Vice President and above, which includes all of the NEOs. We refer to this group of executives as Executive Level Incentive Program employees, or “ELIPS” employees. We made the decision to make the awards to ELIPS employees in the form of restricted stock grants because the volatility in our stock price several years ago made options generally less attractive to our employees because of the risk that they would not have any value at the time of vesting. Changes to the accounting treatment for stock options as a result of FAS 123R also made options less attractive to the Company because we had to recognize a charge for the value of an option when granted that might be disproportionate to the value received by the recipient upon exercise. We believe restricted shares motivate employees to work for the long-term interests of the Company.

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We believe, however, that options further align the interests of recipients with those of stockholders. If the stock price drops, the award may lose its entire value. Therefore, in order to drive the business, we decided to award options this year to a small group of executives. These options will vest pursuant to a staggered schedule over a three-plus year period, with tranches vesting on each of June 15, 2009, July 15, 2010 and August 15, 2011. We believe that these staggered vesting dates will cause potential benefits to inure to NEOs and other employees over the course of each of the vesting years, thereby minimizing the once-per-year benefit of cash, restricted stock and option awards vesting on the same date. All stock options granted by the Company have been nonqualified stock options and were priced at the closing price of our Class A Common Stock on the day prior to the grant as specified in our Employee Stock Plan.

The date of grant for equity awards to senior executive officers has been the date of Compensation Committee approval. Restricted stock grants to NEOs (other than Ms. Lyne) were made in February 2007. Similarly, the Compensation Committee made restricted stock grants to our NEOs (other than Ms. Lyne) in February 2008, while the options and other employee equity awards, including Ms. Lyne’s, were made at a meeting of the Compensation Committee in March 2008. While we did not have a program, plan or practice of timing the grant of equity awards in coordination with the release of material non-public information in 2007, we have adopted a policy going forward whereby all option and stock grants determined in a month will be effective on the first business day of the following month and have an exercise price or value, as the case may be, equal to the closing price of our Class A Common Stock on that day.

Discretion and Weighting of Grants.  When determining the number of restricted shares to grant to our NEOs, we consider the executive’s level of responsibility, competitive practices, and other relevant factors. We tend to make these awards in bands that correlate closely to an executive’s title (e.g., Senior Vice Presidents receive larger grants than Vice Presidents), but, as noted above, an individual executive’s performance in the prior fiscal year might result in his or her receiving a greater or lesser grant. In addition to providing another form of performance-based consideration for the services rendered by our NEOs, we make equity grants for two basic reasons: (i) to retain the executives by increasing the overall future value of their total compensation by having the grants vest over a period of years and (ii) to give financial incentives to our NEOs to bring about long-term, Company-wide improvements in adjusted EBITDA, thereby further aligning the executive’s interests with those of our other stockholders.

In February 2007, the Compensation Committee approved equity grants to our senior executive officers, including our NEOs. The Compensation Committee approved grants of restricted stock to our NEOs in the following amounts:

° Mr. Hochhauser	12,500 shares
° Ms. Marino	15,000 shares
° Ms. Towey	12,500 shares
° Ms. Stanich	15,000 shares
° Mr. Cuti	12,500 shares

These restricted stock grants were made pursuant to our Employee Stock Plan. The grants made in February 2007 vested 33% on January 1, 2008, and will vest 33% on January 1, 2009 and 34% on January 1, 2010.

When determining the size of a grant, the Compensation Committee generally does not consider the equity ownership levels of the recipients or prior awards. We believe that our long-term compensation program should not penalize employees who have been here for a long time or who have accumulated more equity by paying them less in the current period.

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In July 2007, we granted Ms. Millard 94,221 restricted shares (valued at approximately $1.5 million on the date of grant) in connection with the execution of her employment agreement with the Company.

In February 2008, as discussed above, the Compensation Committee granted restricted stock to our senior executives, including our NEOs, in the following amounts:

° Mr. Hochhauser	15,000 shares
° Ms. Marino	15,000 shares
° Ms. Millard	15,000 shares
° Ms. Towey	15,000 shares

These restricted stock grants were made pursuant to our Employee Stock Plan with a price of $6.21 per share. Thirty-three percent of these shares will vest on each of the first and second anniversary of the grant date, with 34% vesting on the third anniversary of the grant date.

In March 2008, as discussed above, the Compensation Committee granted options to our senior executive officers, including options to our NEOs, representing the right to acquire the following number of shares of our Class A Common Stock:

° Ms. Stewart	750,000 shares
° Ms. Lyne	400,000 shares
° Mr. Hochhauser	225,000 shares
° Ms. Marino	300,000 shares
° Ms. Millard	300,000 shares
° Ms. Towey	100,000 shares

These option grants were made pursuant to our Employee Stock Plan, with an exercise price of $7.04 per share. These options will vest with respect to 33% of the shares on each of June 15, 2009 and July 15, 2010. The options will vest with respect to the final 34% of the shares on August 15, 2011. These options are excluded from the Martha Stewart Living Omnimedia, Inc 2008 Executive Severance Pay Plan (the “2008 Executive Severance Pay Plan”) discussed under “Potential Payments Upon Termination or Change of Control” and vesting will not accelerate upon “Termination of Employment,” as that term is defined in the 2008 Executive Severance Pay Plan.

Perquisites and Personal Benefits

We generally do not provide our NEOs with perquisites found at many other companies. Certain of our NEOs received additional remuneration consistent with our approach to hiring and retaining key personnel. In the case of Robin Marino, our President of Merchandising, who lives a good distance from New York City, the Compensation Committee agreed to increase total compensation by $50,000 in the form of rent reimbursement for an apartment near the Company’s offices. This decision was made in keeping with the objective of applying a flexible approach to addressing specific needs of our NEOs.

We require Ms. Stewart to have home security systems and backup power systems and to use a car service under certain circumstances. We believe that all of these security costs are legitimate business expenses, but we also recognize that these costs can be viewed as personal benefits. Ms. Stewart’s use of the car service on weekends is expensed as compensation. We also pay the full cost of an executive assistant to Ms. Stewart who spends a portion of her time on matters relating to Ms. Stewart’s non-Company activities. The proportion of that employee’s cost related to non-Company activities is treated

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as a perquisite provided to Ms. Stewart. These costs are enumerated in the footnotes to the Summary Compensation Table.

We also provide Ms. Stewart with use of an aircraft leased by the Company. Martha Stewart uses our aircraft for personal travel on a limited basis. The aggregate incremental cost to the Company during fiscal 2007 of such use is reflected in the Summary Compensation Table. We calculate that incremental cost by using the per-hour expense approach. We calculate that hourly expense by adding to the contractual hourly rate the federal excise tax of 7.5% and an estimated fuel cost. The resulting per-hour rate is then multiplied by the number of hours Ms. Stewart used the plane for personal travel to arrive at the expense associated with that perquisite.

Senior management is eligible to participate in the Company’s 401(k) plan on the same terms as other eligible management-level employees, including Company matching contributions.

Separation Arrangements

In line with our efforts to attract and retain executives with creative skill and managerial excellence, we have entered into employment agreements with Ms. Lyne, Ms. Stewart and Ms. Millard that provide for benefits in connection with certain terminations. As of December 31, 2007, all of our other NEOs were covered under the Martha Stewart Living Omnimedia, Inc. 2005 Executive Severance Plan, which plan was replaced by the 2008 Executive Severance Plan as of January 1, 2008. These arrangements are described below under “Potential Payments Upon Termination or Change in Control.”

Ms. Stanich, our former President of Publishing, made a base salary of $475,000. She left the Company in July 2007 and executed a separation agreement in connection with the Company’s 2005 Executive Severance Pay Plan. As a result, she received $986,538, representing a pro-rata bonus, payment of her base salary for one year and a one-time bonus payment equal to 100% of her annual bonus target. The severance arrangement also included vesting of all her outstanding equity awards, as a result of which she received 33,282 shares (18,706 shares net of taxes). She also received outplacement benefits up to a maximum of $30,000 and $6,804 in COBRA expenses.

Mr. Cuti, our former General Counsel made a base salary of $400,000. He left the Company in August 2007 and pursuant to a separation agreement received a severance payment of $370,000 cash and accelerated vesting of all his outstanding options and restricted stock awards as a result of which he received 25,900 shares (13,313 shares net of taxes). He also received $5,180 in COBRA expenses.

Employee Stock Ownership/Retention Guidelines

In March 2005, the Compensation Committee approved stock ownership guidelines for our CEO and the executive officers who report directly to the CEO, including each of the NEOs, to further align their interests with the interests of our stockholders. These executives are required to own shares of our Class A Common Stock with a value equal to a multiple of their base salaries. The guidelines are five times base salary for the CEO and two times base salary for the executive officers who report directly to the CEO. The number of shares required to be held is calculated by dividing the required dollar amount by $22.06 per share, the price per share that was fixed when the Compensation Committee established the stock ownership guidelines. We determined these multiples by reviewing the policies of other companies as presented to us in a survey provided to us by FWC and the time we adopted the

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policy. At the end of 2007, the dollar value of shares required to be held by each of our NEOs is as follows:

° Susan Lyne	$4,500,000 (or 203,989 shares @ $22.06/share)
° Howard Hochhauser	$700,000 (or 31,731 shares @ $22.06/share)
° Robin Marino	$990,000 (or 44,877 shares @ $22.06/share)
° Wenda Millard	$1,100,000 (or 49,864 shares @ $22.06/share)
° Gael Towey	$917,014 (or 41,569 shares @ $22.06/share)

Newly hired or promoted individuals, such as Mr. Hochhauser, Ms. Millard and Ms. Marino, are required to hold at least 75% of their shares that represent restricted stock that has vested (after accounting for shares surrendered to pay tax obligations) or stock options (after accounting for the exercise price) before they are permitted to sell shares of Company stock. These individuals are deemed to be in compliance with our guidelines while accruing the share thresholds required of them pursuant to this policy. As a result, all NEOs are in compliance and the Company has not granted a waiver from these guidelines. Ms. Stewart, who owns a majority of the Company’s stock, is not subject to the guidelines.

Tax Issues

The Compensation Committee also oversees compliance with Code Section 162(m), which generally disallows a tax deduction to public companies for compensation over $1 million paid to the CEO or any of the other four most highly compensated executive officers, subject to certain exceptions. The Compensation Committee believes, however, that in certain circumstances factors other than tax deductibility take precedence when determining the forms and levels of executive compensation most appropriate and in the best interests of the Company and our stockholders. Accordingly, the Compensation Committee has from time to time approved elements of compensation for certain officers that are not fully deductible and reserves the right to do so in the future, when appropriate.

The table below summarizes the total compensation paid or earned by each NEO as well as our Founder, for the fiscal year ended December 31, 2007.

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SUMMARY COMPENSATION TABLE

							Non-Equity
					Stock	Option	Incentive Plan	All Other
		Salary	Bonus		Awards	Awards	Compensation	Compensation		Total
Name and Principal Position	Year(1)	($)	($)		($) (2)	($) (2)	($) (3)	($)		($)

Susan Lyne (4)	2007	$900,000			$1,796,668	$1,228,953	—	$9,072	(5)	$3,934,693
CEO	2006	900,000			1,050,377	1,496,483	950,000	8,922	(5)	4,405,782
Howard Hochhauser	2007	350,000			235,590	—	260,000	7,236	(7)	852,826
CFO (6)	2006	311,500			109,446	4,461	245,000	7,083	(7)	677,490
Martha Stewart	2007	900,000	495,000	(8)	—	—	378,000	288,854	(9)	2,061,854
Founder	2006	900,000	495,000	(8)	—	32,391	505,000	163,785	(9)	2,096,176
Wenda Harris Millard (10)
President of Media	2007	253,083	890,000		256,486	59,893	—	30,215	(11)	1,489,677
Robin Marino (12)	2007	495,000	—		669,791		440,000	57,992	(13)	1,662,783
President of Merchandising	2006	495,000	—		483,286	—	425,000	57,742	(13)	1,461,028
Gael Towey (14)
Chief Creative Officer	2007	458,507			289,537		325,000	9,072	(15)	1,082,116
Lauren Stanich (16)	2007	255,769			606,576		—	993,809	(17)	1,856,154
Former President of Publishing	2006	475,000	—		226,176	15,931	400,000	7,409	(17)	1,124,516
John Cuti (18)
Former General Counsel	2007	261,538	—		596,833	—	—	375,533	(19)	1,233,904

(1)	Ms. Millard, Ms. Towey and Mr. Cuti were not NEOs in 2006

(2)	Amounts indicated represent the dollar amount recognized for financial statement reporting purposes for each individual during 2006 and 2007, as applicable, pursuant to FAS 123R disregarding any estimates based on forfeitures relating to service-based vesting conditions. These numbers are not necessarily indicative of the intended cash equivalent value of each grant, which amount is represented in the “Grants of Plan Based Awards” table. For the assumptions used to determine the compensation expense, see Note 9 to our audited financial statements included within our Annual Report on Form 10-K for the year ended December 31, 2007.

(3)	Amounts represent the actual annual incentive compensation awards earned with respect to each year by each officer pursuant to our annual incentive plan. For additional information on these awards, see the “Grants of Plan Based Awards” table below and “Compensation Discussion and Analysis.”

(4)	Ms. Lyne’s stock awards for 2007 include (i) $775,833 FAS 123R expense associated with 200,000 shares of Class A Common Stock awarded to her in November 2004 in connection with her becoming CEO, (ii) $143,252 FAS 123R expense associated with shares of Class A Common Stock she elected to receive in lieu of part of her cash bonus in 2005, (iii) $873,000 FAS 123R expense associated with 124,005 shares of Class A Common Stock awarded to her in March 2008 in lieu of $873,000 cash for her 2007 bonus and (iv) $4,583 FAS 123R expense associated with Ms. Lyne’s election to convert $100,000 of her $950,000 2006 cash bonus into restricted stock units valued at $115,000 pursuant to the Company’s Bonus Conversion Policy. Ms. Lyne’s option awards for 2007 include (i) $1,210,836 FAS 123R expense associated with her option to purchase 400,000 shares of Class A Common Stock and (ii) $18,117 FAS 123R expense associated with the option to purchase 25,000 shares of Class A Common Stock awarded to her upon joining our Board prior to becoming an employee of the Company.

(5)	For 2007, consists of matching contribution made to Ms. Lyne’s 401(k) account in the amount of $6,750 and life insurance premiums of $2,322 paid by the Company. For 2006, consists of matching contribution made to Ms. Lyne’s 401(k) account in the amount of $6,600 and life insurance premiums of $2,322 paid by the Company.

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(6)	Mr. Hochhauser’s stock awards for 2007 include (i) $73,386 FAS 123R expense associated with 12,500 shares of Class A Common Stock awarded to him in February 2007, (ii) $100,933 FAS 123R expense associated with 20,000 shares of Class A Common Stock awarded to him in July 2006 in connection with his becoming CFO, (iii) $58,979 FAS 123R expense associated with 6,250 shares of Class A Common Stock awarded to him in January 2005 and (iv) $2,292 FAS 123R expense associated with Mr. Hochhauser’s election to convert $50,000 of his $245,000 2006 cash bonus into restricted stock units valued at $57,500 pursuant to the Company’s Bonus Conversion Policy.

(7)	For 2007, consists of matching contributions made to Mr. Hochhauser’s 401(k) account in the amount of $6,750 and life insurance premiums of $486 paid by the Company. For 2006, consists of matching contributions made to Mr. Hochhauser’s 401(k) account in the amount of $6,600 and life insurance premiums of $483 paid by the Company.

(8)	Under her employment agreement, Ms. Stewart receives a guaranteed cash bonus equal to 55% of her annual base salary, or $495,000. The remainder of her bonus, or $378,000 for 2007 and $505,000 for 2006, was determined by the Compensation Committee as a result of Company and individual performance and is listed in the Non-Equity Incentive Plan Compensation column.

(9)	For 2007, represents value of certain payments made by the Company for Ms. Stewart’s benefit, including an annual non-accountable expense allowance of $100,000, $78,954 for personal use of the Company’s plane, calculated by aggregating all incremental costs of each personal flight, $62,748 for personal use of certain Company personnel, $21,188 for weekend use of car service, $10,486 related to the maintenance of the non-business portion of a telecommunication systems, $6,858 for life insurance premiums, $5,000 for personal fitness provided in her capacity as on-air talent, and $3,620 related to improvements made to a home security/safety system. For 2006, represents value of certain payments made by the Company for Ms. Stewart’s benefit, including $6,731 for life insurance premiums, $39,181 for Ms. Stewart’s personal use of the Company’s plane as calculated on a per-hour expense approach of $3,320 per hour, and an annual non-accountable expense allowance of $100,000 per year. In 2006, the expense associated with Ms. Stewart’s weekend use of the car service provided by the Company was $17,873.

(10)	In July 2007, Ms. Millard joined our Company as President of Media. In addition to her salary, she received a guaranteed bonus of $440,000 and a signing bonus of $450,000, provided that Ms. Millard will be obligated to repay the Company $300,000 of such signing bonus if she leaves the Company within one year of the commencement of her employment and $150,000 if she leaves the Company within three years of the commencement of her employment. Prior to becoming an employee of our Company, she served on our Board where she received $29,642 for services as a director in 2007. Ms. Millard’s stock awards for 2007 includes (i) $250,000 FAS 123R expense associated with a grant of 94,221 shares of Class A Common Stock awarded to her in July 2007 in connection with her becoming President of Media, (ii) $2,874 FAS 123R expense associated with a grant of 169 shares in April 2007 in connection with her services as a director prior to becoming an employee of our Company and (iii) $3,612 FAS 123R expense associated with a grant of 210 shares in July 2007 in connection with her services as a director.

Ms. Millard’s option awards for 2007 include (i) $18,399, FAS 123R expense associated with an option to purchase 7,500 shares of Class A Common Stock granted to her in May 2006 for her services as a continuing director, (ii) $23,326, FAS 123R expense associated with an option to purchase 7,500 shares of Class A Common Stock granted to her in May 2007 for her services as a continuing director and (iii) $18,117, FAS 123R expense associated with the option to purchase 25,000 shares of Class A Common Stock awarded to her upon joining our Board.

(11)	Consists of director’s compensation of $29,642 and life insurance premiums of $573 paid by the Company.

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(12)	Ms. Marino’s stock awards for 2007 include (i) $88,063 FAS 123R expense associated with 15,000 shares of Class A Common Stock awarded to her in February 2007, (ii) $96,150 FAS 123R expense associated with 20,000 shares of Class A Common Stock awarded to her in April 2007, (iii) $483,286 FAS 123R expense associated with 57,500 shares of Class A Common Stock deemed awarded to her in June 2005 in connection with her offer letter and (iv) $2,292 FAS 123R expense associated with Ms. Marino’s election to convert $50,000 of her $425,000 2006 cash bonus into restricted stock units valued at up to $57,500 pursuant to the Company’s Bonus Conversion Policy.

(13)	For 2007, consists of matching contributions made to Ms. Marino’s 401(k) account of $6,750 and life insurance premiums of $1,242 paid by the Company. Also includes reimbursement payments by the Company to Ms. Marino in the amount of $50,000 for the rental of her apartment in New York City. For more information, see “Compensation Discussion and Analysis.” For 2006, consists of matching contributions made to Ms. Marino’s 401(k) account of $6,600 and life insurance premiums of $1,242 paid by the Company. Also includes reimbursement payments by the Company to Ms. Marino in the amount of $49,900 for the rental of her apartment discussed above.

(14)	Ms. Towey’s stock awards for 2007 include (i) $73,386 FAS 123R expense associated with a grant of 12,500 shares of Class A Common Stock awarded to her in February 2007, (ii) $68,703 FAS 123R expense associated with a grant of 12,500 shares of Class A Common Stock awarded to her in February 2006 and (iii) $147,448 FAS 123R expense associated with a grant of 15,625 shares of Class A Common Stock awarded to her in January 2005.

(15)	Consists of $2,322 in life insurance premiums paid by the Company, and matching contributions made to Ms. Towey’s 401(k) account of $6,750.

(16)	Ms. Stanich was President of Publishing until July 13, 2007. Her stock awards for 2007 include (i) $280,200 FAS 123R expense related to a stock award made to Ms. Stanich in February 2007 in the amount of 15,000 shares, (ii) $178,928 FAS 123R expense related to a stock award made to her in February 2006 in the amount of 15,625 shares and (iii) $147,448 FAS 123R expense related to a stock award made to her in January 2005 in the amount of 15,625 shares.

(17)	For 2007, consists of (i) life insurance premiums of $467 paid by the Company, (ii) $6,804 in COBRA expenses paid pursuant to our separation agreement with Ms. Stanich and (iii) a one-time payment to Ms. Stanich of $986,538 upon termination of employment with the Company. For 2006, consists of matching contributions made to Ms. Stanich’s 401(k) account of $6,600 and life insurance premiums of $809 paid by the Company.

(18)	Mr. Cuti was General Counsel until August 24, 2007. Mr. Cuti’s stock awards for 2007 include (i) $233,500 FAS 123R expense associated with a grant of 12,500 shares of Class A Common Stock awarded to him in February 2007 and (ii) $363,333 FAS 123R expense associated with a grant of 20,000 shares of the Class A Common Stock in September 2005.

(19)	Consists of (i) $353 in life insurance premiums paid by the Company, (ii) $5,180 in COBRA expenses paid pursuant to our separation agreement with Mr. Cuti and (iii) a one-time payment to Mr. Cuti of $370,000 upon termination of employment with the Company.

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GRANTS OF PLAN-BASED AWARDS IN 2007

				All Other Stock
				Awards:		Grant Date Fair
	Estimated Future Payouts Under			Number of		Value of
	Non-Equity Incentive Plan Awards(1)			Shares of Stock		Stock and
	Threshold	Target	Maximum	or Units		Option Awards
Name	($)	($)	($)	(#) (2)		($) (3)

Susan Lyne (4)		$900,000	$1,350,000	6,053	(5)	$115,007	(5)
Howard Hochhauser		245,000	—	12,500		235,500
				3,026	(6)	57,500	(6)
Martha Stewart (7)		405,000	855,000	—		—
Wenda Harris Millard (8)	—	—	—	94,221		1,499,998
Robin Marino				15,000		282,600
				3,026	(9)	57,500	(9)
		396,000	—	20,000		376,400
Gael Towey		320,955	—	12,500		235,500
Lauren Stanich		332,500	—	15,000		282,600
John Cuti		280,000	—	12,500		235,500

(1)	Amounts represent target amounts payable to each officer pursuant to our 2007 annual incentive plan, which plan does not have specific thresholds or maximums. For the actual amounts paid to each officer pursuant to this plan, see the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table above. For a discussion of the performance targets associated with these awards see “Compensation Discussion and Analysis — Annual Cash Bonuses – Individual Performance.” Mr. Cuti and Ms. Stanich did not receive payments under the 2007 annual incentive plan, but received payment under their respective separation agreements.

(2)	Amounts represent the grants of restricted stock pursuant to our Employee Stock Plan in 2007. Thirty-three percent of each award vests on the 1st anniversary of the grant date, 33% of each award vests on the 2nd anniversary of the grant date and the remaining 34% of each award vests on the 3rd anniversary of the grant date. Each NEO is entitled to receive dividends with respect to the restricted stock if dividends are paid with respect to Class A Common Stock.

(3)	Amounts represent the full grant date fair value assuming the closing price of Class A Common Stock on the last business day before the grant of the stock award as specified in our Employee Stock Plan. The applicable prices and dates are as follows: $18.84 for grants to Mr. Hochhauser, Ms. Stanich, Ms. Marino, Mr. Cuti and Ms. Towey on February 2, 2007; $19.00 for grants to Ms. Lyne, Mr. Hochhauser and Ms. Marino on February 27, 2007; $18.82 for the grant to Ms. Marino on April 27, 2007; and $15.92 for the grant to Ms. Millard on July 17, 2007.

(4)	Ms. Lyne is eligible under her employment agreement to receive a bonus of up to 150% of her base salary, or $1,350,000.

(5)	In 2007, Ms. Lyne elected to convert $100,000 of her 2006 annual cash bonus into restricted stock units representing approximately $115,000 of value, or 115% of the converted portion, pursuant to the Company’s Bonus Conversion Policy. Based on a per share value of $19.00, the closing price on the business day immediately preceding the adoption of the Company’s Bonus Conversion Policy, 6,053 restricted stock units were granted. Thirty-three percent of the 15% premium represented by these restricted stock units vested on February 27, 2008 and the balance will vest ratably on February 27, 2009 and February 27, 2010, and the shares underlying the total restricted stock unit award will be delivered in the same increments.

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(6)	In 2007, Mr. Hochhauser elected to convert $50,000 of his 2006 annual cash bonus into restricted stock units representing $57,500 of value, or 115% of the converted portion, pursuant to the Company’s Bonus Conversion Policy. Based on a per share value of $19.00, the closing price on the business day immediately preceding the date of adoption of the Company’s Bonus Conversion Policy, 3,026 restricted stock units were granted. Thirty-three percent of the 15% premium represented by these restricted stock units vested on February 27, 2008 and the balance will vest ratably on February 27, 2009 and February 27, 2010, and the shares underlying the total restricted stock unit award will be delivered in the same increments.

(7)	Ms. Stewart receives a guaranteed bonus of $495,000 per year. In addition, she is eligible under her employment agreement to receive up to $855,000 in additional awards, bringing her total potential bonus up to $1,350,000.

(8)	In 2007, Ms. Millard received an option to acquire 7,500 shares of Class A Common Stock in connection with her services as a continuing director under the Non-Employee Director Plan. This option was forfeited when she stepped down from our Board of Directors to become our President of Media.

(9)	In 2007, Ms. Marino elected to convert $50,000 of her 2006 annual cash bonus into restricted stock units representing $57,500 of value, or 115% of the converted portion, pursuant to the Company’s Bonus Conversion Policy. Based on a per share value of $19.00, the closing price on the business day immediately preceding the date of adoption of the Company’s Bonus Conversion Policy, 3,026 restricted stock units were granted. Thirty-three percent of the 15% premium represented by these restricted stock units vested on February 27, 2008 and the balance will vest ratably on February 27, 2009 and February 27, 2010, and the shares underlying the total restricted stock unit award will be delivered in the same increments.

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EMPLOYMENT AGREEMENTS

Ms. Lyne

On November 11, 2004, we entered into an employment agreement with Susan Lyne, pursuant to which Ms. Lyne serves as our President and CEO. The agreement automatically renewed for one year following the expiration date of its initial term of December 31, 2007. Ms. Lyne receives a base salary of $900,000 per year, subject to annual review by the Board and increases in the Board’s discretion. Ms. Lyne is entitled to an annual bonus in an amount determined by our Compensation Committee based on the achievement of performance goals established by our Compensation Committee for each fiscal year, with a target annual bonus equal to 100% of base salary and a maximum annual bonus equal to 150% of base salary.

Ms. Lyne is entitled to participate in our employee benefit plans, policies, programs, perquisites and arrangements that we provide generally to our similarly situated employees (excluding for this purpose Martha Stewart) to the extent she meets the eligibility requirements for any such plan, policy, program, perquisite or arrangement. We will reimburse Ms. Lyne for all reasonable business expenses, including first class transportation or travel on a private plane to the extent that the private plane is available.

Ms. Lyne’s employment agreement contains customary confidentiality, non-competition, non-solicitation and indemnification provisions. Under the agreement, Ms. Lyne cannot compete with us or solicit our employees during her term of employment. In addition, if Ms. Lyne’s employment terminates, other than due to expiration of the agreement, the non-competition and non-solicitation restrictions continue for 12 months after the termination of employment.

See “Potential Payments Upon Termination or Change in Control” for a discussion of severance and change of control payments payable under Ms. Lyne’s employment agreement.

Ms. Stewart

We entered into a five-year employment agreement with Martha Stewart on September 17, 2004. During the term of the agreement, Ms. Stewart serves as our Founder, a non-officer position. Ms. Stewart receives a base salary of $900,000 per year, subject to annual review by the Board of Directors and increases at the Board’s discretion. Ms. Stewart is entitled to an annual bonus in an amount determined by the Compensation Committee based on the achievement of company and individual performance goals established by the Compensation Committee for each fiscal year, with a target annual bonus equal to 100% of base salary and a maximum annual bonus equal to 150% of base salary, but in no event less than 55% of base salary. Ms. Stewart was not entitled to earn base salary or annual bonus in respect of her period of imprisonment arising out of her personal sale of non-Company stock but was entitled to earn base salary and annual bonus in respect of her work during her period of home confinement.

Ms. Stewart is entitled to participate in all of our welfare benefit plans and programs for the benefit of our senior executives, on a basis no less favorable than in effect immediately prior to the effective date of her employment agreement, and is eligible to participate in all pension, retirement, savings and other employee benefit plans and programs maintained from time to time by us for the benefit of our senior executives, other than any equity-based incentive plans, severance plans, retention plans and any annual cash incentive plan, on a basis no less favorable than in effect immediately prior to the effective date of her employment agreement. Ms. Stewart is entitled to reimbursement for all business, travel and entertainment expenses on a basis no less favorable than in effect immediately prior to the effective date of her employment agreement and subject to our current expense reimbursement policies. We are also required to provide Ms. Stewart with automobiles and drivers on a basis no less favorable than in effect immediately prior to the effective date of her employment agreement, and

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certain other benefits. In addition, Ms. Stewart receives an annual non-accountable expense allowance of $100,000 per year.

Ms. Stewart’s employment agreement contains customary confidentiality, non-competition, non-solicitation and indemnification provisions. Under the agreement, Ms. Stewart cannot compete with us or solicit our employees during her term of employment. In addition, if Ms. Stewart’s employment is terminated by the Company for cause or by Ms. Stewart without good reason, each as defined in her agreement, the non-competition and non-solicitation restrictions continue for 12 months after the termination of employment.

See “Potential Payments Upon Termination or Change in Control” for a discussion of severance payments payable under Ms. Stewart’s employment agreement.

Ms. Millard

On June 25, 2007, we entered into an employment agreement with Wenda Harris Millard, pursuant to which Ms. Millard became our President of Media on July 16, 2007. The agreement has a term through December 31, 2011. Ms. Millard receives a base salary of $550,000 per year, subject to annual review by the Board and increase in the Board’s discretion. Ms. Millard is entitled to an annual bonus in an amount determined by our Compensation Committee based on the achievement of performance goals established by our Compensation Committee for each calendar year, with a target annual bonus equal to 80% of her base salary. For 2007, she received a guaranteed bonus of $440,000 and a signing bonus of $450,000, provided that Ms. Millard will be obligated to repay the Company $300,000 of such signing bonus if she leaves the Company within one year of the commencement of her employment and $150,000 if she leaves the Company within three years of the commencement of her employment. The Company also is required to reimburse Ms. Millard up to $25,000 for fees related to the negotiation and execution of her employment agreement. She received an equity award valued at $1,499,998 as of July 16, 2007, which award vests ratably over three years subject to the terms of our Employee Stock Plan.

Ms. Millard is entitled to participate in our employee benefit plans, policies, programs, and arrangements that we provide generally to our similarly situated employees (excluding for this purpose Ms. Lyne and Ms. Stewart) to the extent she meets the eligibility requirements for any such plan, policy, program, perquisite or arrangement.

Ms. Millard’s employment agreement contains customary confidentiality, non-competition, non-solicitation and indemnification provisions. Under the agreement, Ms. Millard cannot compete with us or solicit our employees during her term of employment, and the non-competition and non-solicitation restrictions continue for 18 months after the termination of employment.

Prior to joining us as President of Media, Ms. Millard was a director of the Company. From 2004 until she resigned from our Board in July 2007 to accept on her new role with us, Ms. Millard received payments from us in cash and equity as a director. Her 2007 payments include payments as a director pursuant to the director payment plans described above through the date of her resignation from our Board.

See “Potential Payments Upon Termination or Change in Control” for a discussion of severance and change of control payments payable under Ms. Millard’s employment agreement.

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OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2007

	Option Awards					Stock Awards
	Number of		Number of			Number of
	Securities		Securities			Shares or		Market Value of
	Underlying		Underlying			Units of		Shares or Units
	Unexercised		Unexercised	Option		Stock That		of Stock That
	Options		Options	Exercise	Option	Have Not		Have Not
	(#)		(#)	Price	Expiration	Vested		Vested
Name	Exercisable		Unexercisable	($)	Date	(#)		($)(1)

Susan Lyne	400,000	(2)	—	18.57	11/11/2014	15,838	(3)	$146,818	(3)
	25,000	(2)	—	8.97	6/21/2014	6,053	(3)	56,111	(3)
Howard Hochhauser	2,000		—	6.78	8/9/2012	3,125	(4)	28,969	(4)
						13,400	(4)	124,218	(4)
						12,500	(4)	115,875	(4)
						3,026	(4)	28,051	(4)
Martha Stewart	150,000	(5)	—	15.90	2/15/2012
	150,000	(5)	—	25.56	2/25/2010
Wenda Harris Millard	7,500	(6)	—	17.31	5/17/2016	94,221	(7)	873,429	(7)
	7,500	(6)	—	24.57	5/11/2015
	25,000	(6)	—	8.97	6/21/2014
Robin Marino	—		—			15,300	(8)	141,831	(8)
						8,375	(8)	77,636	(8)
						3,026	(8)	28,051	(8)
						20,000	(8)	185,400	(8)
Gael Towey	21,000		—	6.78	8/9/2012	7,813	(9)	72,427	(9)
						8,375	(9)	77,636	(9)
						12,500	(9)	115,875	(9)
Lauren Stanich	—		—			—		—
John Cuti	—		—			—		—

(1)	Market value is calculated by multiplying the number of shares that have not vested by $9.27, the closing market price of the Class A Common Stock on December 31, 2007, the last trading day of 2007.

(2)	As part of her employment agreement, on November 11, 2004 Ms. Lyne received an option to acquire 400,000 shares of the Class A Common Stock Pursuant to that agreement, the option fully vested on November 11, 2007. In addition, on June 21, 2004, prior to her employment by us, Ms. Lyne received an option to acquire 25,000 shares upon being elected to the Company’s Board of Directors. This second option grant fully vested on June 21, 2007.

(3)	In 2005, the Compensation Committee awarded Ms. Lyne a cash bonus of $625,000. Ms. Lyne, however, voluntarily chose to forego that cash bonus, requesting that the Compensation Committee take $200,000 in cash that otherwise would have been payable to her and allocate those funds to the general bonus pool. With respect to the remaining $425,000 that otherwise would have been payable, Ms. Lyne received of 23,639 shares of restricted Class A Common Stock, 33% of which shares vested on each of January 1, 2007 and January 1, 2008, and the balance of which will vest on January 1, 2009. In addition, in 2007, Ms. Lyne elected to convert $100,000 of her 2006 annual cash bonus into restricted stock units representing $115,000 of value, or 115% of the converted portion, pursuant to the Company’s Bonus Conversion Policy. Based on a per share value of $19.00,

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the closing price on the business day immediately preceding the adoption of the Company’s Bonus Conversion Policy, 6,053 restricted stock units were granted. Thirty-three percent of the 15% premium represented by these restricted stock units vested on February 27, 2008 and the balance will vest ratably on February 27, 2009 and February 27, 2010, and the shares underlying the total restricted stock unit award will be delivered in the same increments.

(4)	In 2005, Mr. Hochhauser received a grant of 6,250 shares of restricted Class A Common Stock of which 3,125 shares were unvested at December 31, 2007. In July 2006, Mr. Hochhauser was granted 20,000 shares of restricted Class A Common Stock in connection with becoming Chief Financial Officer. Of this grant, 6,600 shares have vested and the remaining 13,400 shares will vest ratably on July 24, 2008 and July 24, 2009. In February 2007, Mr. Hochhauser received a grant of 12,500 shares of restricted Class A Common Stock. Thirty-three percent of this grant vested on January 1, 2008 and the remaining shares will vest ratably on each of January 1, 2009 and January 1, 2010. In addition, in 2007, Mr. Hochhauser elected to convert $50,000 of his 2006 annual cash bonus into restricted stock units representing $57,500 of value, or 115% of the converted portion, pursuant to the Company’s Bonus Conversion Policy. Based on a per share value of $19.00, the closing price on the business day immediately preceding the date of adoption of the Company’s Bonus Conversion Policy, 3,026 restricted stock units were granted. Thirty-three percent of the 15% premium represented by these restricted stock units vested on February 27, 2008 and the balance will vest ratably on February 27, 2009 and February 27, 2010, and the shares underlying the total restricted stock unit award will be delivered in the same increments.

(5)	Ms. Stewart received an option to purchase 150,000 shares of Class A Common Stock on February 25, 2000, which vested February 25, 2004. She received an additional option to purchase 150,000 shares of Class A Common Stock on February 15, 2002, which vested February 15, 2006.

(6)	On June 21, 2004, prior to her employment by us, Ms. Millard received an option to acquire 25,000 shares of the Class A Common Stock upon being elected to the Board. This grant fully vested on June 21, 2007. In each of May 2005 and May 2006, Ms. Millard received an option to acquire 7,500 shares in connection with her services as a continuing Director. These option grants fully vested in May 2006 and May 2007 respectively.

(7)	In July 2007, Ms. Millard was granted 94,221 shares of restricted Class A Common Stock in connection with her employment agreement. This grant will vest ratably on each of July 17, 2008, 2009 and 2010. As of December 31, 2007, 94,221 shares were unvested.

(8)	Ms. Marino became our President of Merchandising in June 2005. In connection with her employment agreement, Ms. Marino received a grant of 45,000 shares of restricted Class A Common stock. Of this grant, 29,700 shares have vested and the remaining 15,300 shares will vest on June 8, 2008. In February 2006, Ms. Marino received a grant of 12,500 shares of restricted Class A Common Stock, thirty-three percent of which vested on each of February 21, 2007 and February 21, 2008. The balance will vest on February 21, 2009. As of December 31, 2007, the 8,375 shares were unvested. In February 2007, Ms. Marino received a grant of 15,000 shares of restricted Class A Common Stock, of which 33% vested on January 1, 2008 and the balance will vest ratably on January 1, 2009 and January 1, 2010. In addition, in 2007, Ms. Marino elected to convert $50,000 of her 2006 annual cash bonus into restricted stock units representing $57,500 of value, or 115% of the converted portion, pursuant to the Company’s Bonus Conversion Policy. Based on a per share value of $19.00, the closing price on the business day immediately preceding the date of adoption of the Company’s Bonus Conversion Policy, 3,026 restricted stock units were granted. Thirty-three percent of the 15% premium represented by these restricted stock units vested on February 27, 2008 and the balance will vest ratably on February 27, 2009 and February 27, 2010, and the shares underlying the total restricted stock unit award will be delivered in the same increments. As of December 31, 2007, 3,026 shares were unvested. In April 2007, Ms. Marino received a grant of 20,000 shares of restricted Class A Common stock. This grant will vest ratably on April 27, 2008, 2009 and 2010.

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(9)	In January 2005, Ms. Towey received a grant of 15,625 shares of restricted Class A Common Stock. Fifty percent of this grant vested on each of January 1, 2007 and 2008. As of December 31, 2007, 7,813 shares were unvested. On February 21, 2006, Ms. Towey received a grant of 12,500 shares of restricted Class A Common Stock. Thirty-three percent of this grant vested on each of February 21, 2007 and 2008 and the remaining 34% will vest on February 21, 2009. As of December 31, 2007, 8,375 shares were unvested. In addition, in February 2007, Ms. Towey received a grant of 12,500 shares of restricted Class A Common Stock. Thirty-three percent of this grant vested on January 1, 2008 and the balance will vest ratably on each of January 1, 2009 and 2010.

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OPTION EXERCISES AND STOCK VESTED DURING 2007

	Option Awards		Stock Awards
	Number of
	Shares		Number of
	Acquired	Value	Shares	Value
	on	Realized on	Acquired	Realized on
	Exercise	Exercise	on Vesting	Vesting (1)
Name	(#)	($)	(#)	($)

Susan Lyne	—	—	57,801	$743,601
Howard Hochhauser	—	—	6,600	95,304
Martha Stewart	—	—	—	—
Wenda Harris Millard	—	—	533	9,860
Robin Marino	—	—	18,975	342,853
Gael Towey	—	—	11,937	251,712
Lauren Stanich	—	—	46,250	801,831
John Cuti	—	—	25,900	338,513

(1)	Value realized was calculated by multiplying (i) the number of shares vested by (ii) the closing price of the Class A Common Stock on the date of vesting.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Ms. Lyne

Ms. Lyne is entitled to payments upon termination by the Company without “cause” or by Ms. Lyne with “good reason,” each as defined in her employment agreement, including such termination in connection with a change in control of the Company. Under Ms. Lyne’s employment agreement, she would receive four times her annual salary and acceleration of the vesting of her unvested equity awards in the event of such a severance. As of December 31, 2007, these payments would entitle her to a lump sum payment of $3,600,000 in salary and the vesting of 15,838 restricted shares she acquired in lieu of part of her 2005 bonus, valued at $146,818 using the closing price of our Class A Common Stock of $9.27 on December 31, 2007. In addition, Ms. Lyne elected to convert $100,000 of her 2006 annual cash bonus into restricted stock units representing $115,000 of value, or 115% of the converted portion, pursuant to the Company’s Bonus Conversion Policy. Based on a per share value of $19.00, the closing price on the business day immediately preceding the adoption of the Company’s Bonus Conversion Policy, 6,053 restricted stock units were granted. The 6,053 restricted stock units have a value of $56,111 using the closing price of our Class A Common Stock of $9.27 on December 31, 2007. Ms. Lyne also would receive benefits for up to two years, valued at $24,495 using COBRA rates for medical, dental, vision and life insurance coverage. The total value of all the foregoing payments and benefits would be $3,827,424. These calculations indicate that Ms. Lyne would not be subject to an excise tax and that we would not owe Ms. Lyne an additional tax gross up payment. This arrangement was negotiated at the time of execution of the employment agreement and reflects what the Company believed to be fair potential benefits in order to attract and retain Ms. Lyne.

Ms. Stewart

Under our employment agreement with Ms. Stewart, if Ms. Stewart is terminated without “cause” or terminates her employment for “good reason,” she will be entitled to a lump sum payment equal to the sum of: base salary through the date of termination and accrued vacation pay through the date of termination ($69,231 assuming at termination the vacation accrual as of December 31, 2007 and no

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unpaid accrued salary); three times her base salary (or $2,700,000); and the higher of (1) $5,000,000 or (2) three times the highest annual bonus paid with respect to any fiscal year beginning during the term of the agreement, which would be a payment of $5,000,000. We will also continue to provide Ms. Stewart for the greater of the remaining term of the agreement or three years following the date of termination, the same medical, hospitalization, dental and life insurance programs to which she was otherwise entitled under the agreement. The cost of these benefits for three years would be $19,165 at COBRA rates. The total of these potential payments is $7,788,396. We would also continue to provide Ms. Stewart with the use of automobiles, staff and offices for three years.

In addition, in the event of a termination of employment of the type described above, Ms. Stewart would be entitled to receive in perpetuity a royalty of 3% of the revenues we derive from any of our products or services bearing certain of the marks licensed to us under our Intellectual Property License and Preservation Agreement with her. For more information regarding this license agreement, see “Certain Relationships and Related Party Transactions – Transactions with Martha Stewart – Intellectual Property License Agreement.”

Ms. Millard

Ms. Millard is entitled to payments upon termination by the Company without “cause” or by Ms. Millard with “good reason,” each as defined in her employment agreement. As of December 31, 2007, these payments would entitle her to a lump sum payment of 18 months of salary (or $825,000) and the vesting of 94,221 restricted shares she has acquired, which shares are valued at $873,429 using the closing price of our Class A Common Stock of $9.27 on December 31, 2007. Ms. Millard also would receive benefits for up to 18 months, valued at $26,425 using COBRA rates for medical, dental, vision and life insurance coverage. The total value of all the foregoing payments and benefits would be $1,732,354. However, as of December 31, 2007, Ms. Millard would have been required to return to the Company $300,000 of her signing bonus. This arrangement was negotiated at the time of execution and reflects what the Company believed to be fair potential benefits in order to attract and retain Ms. Millard.

All Other NEOs

All of our other NEOs were covered by the Martha Stewart Living Omnimedia, Inc. 2005 Executive Severance Pay Plan on December 31, 2007. We have adopted a new plan, the 2008 Executive Severance Pay Plan, which is now in effect and offers less severance pay to NEOs, aligning their potential payments with those negotiated with Ms. Millard. The 2005 Executive Pay Plan was implemented to assist in the retention of key executives by providing them with a higher degree of financial security in the event of their termination of employment. As participants under either plan, any of our NEOs (excluding Ms. Stewart, Ms. Lyne and Ms. Millard) will generally be eligible to receive severance benefits under the plan in the event he or she terminates his or her employment for good reason or if his or her employment is terminated by us other than for cause or disability. “Good Reason” is a defined term in the plan and generally includes specified job-related diminutions, such as reductions in title, duties or compensation, and required relocation.

The severance benefits under the 2005 Executive Severance Pay Plan consisted of the following:

•	payment of a pro-rata target bonus (based on the elapsed portion of the year of termination) in a lump sum;

•	continued payment of base salary until the first anniversary of the executive’s termination of employment;

•	a bonus payment equal to 100% of the executive’s target annual bonus payable as salary continuation over the one-year period following the termination of employment;

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•	immediate vesting of all of the executive’s outstanding equity awards;

•	continuation of coverage under our health and life insurance plans (on the same terms and conditions as actively employed employees) until the first anniversary of the executive’s termination of employment (or, if earlier, until the executive becomes eligible for benefits of the same type under a plan of a subsequent employer); and

•	up to $30,000 of outplacement benefits.

Under their respective agreement or severance plans, as the case may be, our NEOs (other than Ms. Stewart, Ms. Lyne and Ms. Millard) had the following dollar value of potential benefits upon termination, assuming a December 31, 2007 severance date under our 2005 Executive Severance Pay Plan:

Howard Hochhauser:	$1,184,681
Robin Marino:	$1,906,584
Gael Towey:	$1,413,971

Ms. Stanich

Ms. Stanich, our former President of Publishing, left the Company in July 2007 and executed a separation agreement in connection with the Company’s 2005 Executive Severance Pay Plan. As a result, she received $986,538, representing a pro-rata bonus, payment of her base salary for one year and a one-time bonus payment equal to 100% of her annual bonus target. The severance arrangement also included vesting of all her outstanding equity awards, as a result of which she received 33,282 shares (18,706 shares net of taxes). She also received outplacement benefits up to a maximum of $30,000 and $6,804 in COBRA expenses.

Mr. Cuti

Mr. Cuti, our former General Counsel made a base salary of $400,000. He left the Company in August 2007 and pursuant to a separation agreement received a severance payment of $370,000 cash and accelerated vesting of all his outstanding options and restricted stock awards as a result of which he received 25,900 shares (13,313 shares net of taxes). He also received $5,180 in COBRA expenses.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents, as of March 24, 2008 (unless otherwise noted), information relating to the beneficial ownership of our common stock by (1) each person known by us to own beneficially more than 5% of the outstanding shares of either class of our common stock, (2) each of our directors, (3) each of the NEOs and (4) all of our current executive officers and directors as a group.

Unless another address is indicated, beneficial owners listed here may be contacted at our corporate address. Under the rules of the SEC, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. Except as otherwise indicated, each person has sole voting and investment power over the shares shown in this table. A person is also deemed to be the beneficial owner of any securities with respect to which that person has the right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be beneficial owner of the same securities as is the case with Martha Stewart, Alexis Stewart and the Martha Stewart Family Limited Partnership (“MSFLP”) in the table below. Additionally, we have assumed the conversion of shares of Class B Common Stock into shares of Class A Common Stock for purposes of listing Martha Stewart’s, Alexis Stewart’s and the

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MSFLP’s ownership of Class A Common Stock, but not in calculating the percentage of Class A Common Stock for any other holder or for calculating Martha Stewart’s, Alexis Stewart’s and the MSFLP’s ownership of Class B Common Stock.

Shares of Class B Common Stock may be converted on a one-for-one basis into shares of Class A Common Stock at the option of the holder. The percentage of votes for all classes is based on one vote for each share of Class A Common Stock and ten votes for each share of Class B Common Stock.

BENEFICIAL OWNERSHIP

						%
				Class B Common		Total
	Class A Common Stock			Stock		Voting
Name	Shares		%	Shares	%	Power

Martha Stewart	28,822,959	(1)	53.2	26,690,125	100.0	91.4	(2)
Alexis Stewart	28,751,254	(3)	53.1	26,690,125	100.0	91.4
Martha Stewart Family Limited Partnership	27,440,125	(4)	51.0	26,690,125	100.0	91.0	(2)
Mazama Capital Management Inc. One Southwest Columbia Street Suite 1500 Portland, OR 97259	4,950,848	(5)	18.2	—	—	*
Charlotte Beers	—		*	—	—	*
Rick Boyko	57,717	(6)	*	—	—	*
Michael Goldstein	53,692	(7)	*	—	—	*
Charles Koppelman	821,688	(8)	3.0	—	—	*
Thomas Siekman	46,544	(9)	*
Todd Slotkin	—		*	—	—	*
Susan Lyne	617,696	(10)	2.2	—	—	*
Howard Hochhauser	57,365	(11)	*	—	—	*
Wenda Harris Millard	158,703	(12)	*	—	—	*
Robin Marino	90,923	(13)	*	—	—	*
Gael Towey	178,480	(14)	*	—	—	*
Lauren Stanich	—	(15)	*	—	—	*
John Cuti	—	(16)	*	—	—	*
All directors and executive officers as a group (13 persons)	2,160,324	(17)	7.7	—	—	*

*	The percentage of shares or voting power beneficially owned does not exceed 1%.

(1)	These shares include (i) 5,100 shares of the Class A Common Stock held by Ms. Stewart, (ii) 300,000 shares of the Class A Common Stock that are subject to exercisable options and (iii) 29,816 shares of Class A Common Stock held by the Martha Stewart 1999 Family Trust, of which Ms. Stewart is the sole trustee and as to which she has sole voting and dispositive power. Also includes (a) 750,000 shares of Class A Common Stock held by the MSFLP, of which Ms. Stewart is the sole general partner, (b) 26,690,125 shares of the Class B Common Stock, each of which is convertible at the option of the holder into one share of the Class A Common Stock, and all of which are held by MSFLP, (c) 37,270 shares of Class A Common Stock held by the Martha Stewart 2000 Family Trust, of which Ms. Stewart is a co-trustee and (d) 10,648 shares of Class A Common Stock held by M. Stewart, Inc., the general partner of Martha Stewart Partners, L.P., of which Ms. Stewart is the sole director and as to which she has shared voting and dispositive power. In addition, Martha Stewart may be deemed to beneficially own

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1,000,000 shares of Class A Common Stock held by the Martha and Alexis Charitable Foundation, for which Martha Stewart is a co-trustee and as to which she shares voting and dispositive power.

(2)	Assumes no shares of Class B Common Stock are converted into shares of Class A Common Stock. Total voting power of the Company consists of all outstanding shares of Class A Common Stock (having one vote per share) and all outstanding Class B Common Stock (having 10 votes per share).

(3)	Includes 6,029 shares of Class A Common Stock, owned directly by Alexis Stewart, of which 5,428 are subject to forfeiture, and as to which she has sole voting and dispositive power. In addition, Alexis Stewart may be deemed to beneficially own 1,000,000 shares of Class A Common Stock held by the Martha and Alexis Charitable Foundation, for which Alexis Stewart is a co-trustee and as to which she shares voting and dispositive power. Ms. Alexis Stewart may also be deemed to beneficially own 27,745,225 shares of Class A Common Stock pursuant to (i) a revocable proxy, dated as of October 6, 2004, whereby Martha Stewart appointed Alexis Stewart as her true and lawful proxy, attorney-in-fact and agent with respect to all of the securities of the Company that are owned by Martha Stewart from time to time and a power of attorney, dated as of October 6, 2004, whereby the MSFLP appointed Alexis Stewart as its true and lawful proxy, attorney-in-fact and agent with respect to all of the securities of the Company that are owned by MSFLP from time to time. These shares include the following: (i) 5,100 shares of the Class A Common Stock held by Martha Stewart, (ii) 300,000 shares of Class A Common Stock, owned by Martha Stewart that are subject to exercisable options, (iii) 750,000 shares of Class A Common Stock, all of which are owned by MSFLP and indirectly owned by Martha Stewart as the sole general partner of MSFLP and (iv) 26,690,125 shares of the Class B Common Stock, each of which is convertible at the option of the holder into one share of Class A Common Stock, and all of which are owned by MSFLP and indirectly owned by Martha Stewart as the sole general partner of MSFLP and as to all of which she is deemed to share voting and dispositive power.

(4)	Consists of (i) 26,690,125 shares of the Class B Common Stock, each of which is convertible at the option of the holder into one share of the Class A Common Stock, and all of which are held by MSFLP, and (ii) 750,000 shares of Class A Common Stock, all of which are owned by MSFLP and indirectly owned by Martha Stewart as the sole general partner of MSFLP and as to which MSFLP is deemed to share voting and dispositive power.

(5)	This information is based on a Schedule 13G filed with the SEC with respect to the Class A Common Stock as of December 31, 2007. Pursuant to the Schedule 13G, Mazama Capital Management, Inc. has sole voting power with respect to 2,784,050 of the shares and sole dispositive power with respect to all of the shares.

(6)	Consists of 10,217 shares of Class A Common Stock and options to acquire 47,500 shares of Class A Common Stock that are exercisable or will become exercisable within 60 days.

(7)	Consists of 6,192 shares of Class A Common Stock and options to acquire 47,500 shares of Class A Common Stock that are exercisable or will become exercisable within 60 days.

(8)	Consists of 482,546 shares of Class A Common Stock and options to acquire 339,142 shares of Class A Common Stock that are exercisable or will become exercisable within 60 days. Of the 482,546 shares of Class A Common Stock reported, 25,000 shares are subject to forfeiture.

(9)	Consists of 17,377 shares of Class A Common Stock, and options to acquire 29,167 shares of Class A Common Stock that are exercisable or will become exercisable within 60 days.

(10)	Consists of 192,696 shares of Class A Common Stock and exercisable options to acquire 425,000 shares of Class A Common Stock. Of the 192,696 shares of Class A Common Stock reported, 12,094 shares are subject to forfeiture.

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(11)	Consists of 55,365 shares of Class A Common Stock and exercisable options to acquire 2,000 shares of Class A Common Stock. Of the 55,365 shares of Class A Common Stock reported, 38,803 shares are subject to forfeiture.

(12)	Consists of 111,203 shares of Class A Common Stock and options to acquire 47,500 shares of Class A Common Stock that are exercisable or will become exercisable within 60 days. Of the 111,203 shares of Class A Common Stock reported, 109,221 shares are subject to forfeiture.

(13)	Consists of 90,923 shares of Class A Common Stock. Of the 90,923 shares of Class A Common Stock reported, 66,627 are subject to forfeiture.

(14)	Consists of 157,480 shares of Class A Common Stock and exercisable options to acquire 21,000 shares of Class A Common Stock. Of the 157,480 shares of Class A Common Stock reported, 27,625 are subject to forfeiture.

(15)	Ms. Stanich was President of Publishing of the Company until July 13, 2007.

(16)	Mr. Cuti was General Counsel of the Company until August 24, 2007.

(17)	Consists of 1,201,515 shares of Class A Common Stock and option to acquire 958,809 shares of Class A Common Stock that are exercisable or will become exercisable within 60 days. Of the 1,201,515 shares of Class A Common Stock reported, 347,870 are subject to forfeiture.

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The following table sets forth certain information regarding our equity compensation plans as of December 31, 2007.

EQUITY COMPENSATION PLAN INFORMATION

				Number of Securities
				Remaining Available for
	Number of Securities to be			Future Issuance Under Equity
	Issued upon Exercise of		Weighted-Exercise Price of	Compensation Plans
	Outstanding Options,		Outstanding Options,	(Excluding Securities
	Warrants and Rights		Warrants and Rights	Reflected in Column (a))
Plan Category	(a)		(b)	(c)

Equity Compensation plans approved by security holders:
Options (1)	1,723,200	(2)	$19.01	n/a
Restricted shares and restricted share units (3)	961,364	(4)	n/a	n/a

Total	2,684,564		n/a	4,993,205 (5)
Equity Compensation plans not approved by security holders:
Warrants	416,667	(6)	$12.59	n/a

Total	3,101,231		n/a	n/a

(1)	Reflects options under our Employee Stock Plan and Non-Employee Director Stock Plan. We adopted and made grants under the MSLO LLC Nonqualified Class A LLC Unit/Stock Option Plan in November 1997 (the “1997 Plan”). In connection with our initial public offering, the 509,841 LLC unit options then outstanding were converted into options to purchase 1,997,374 shares of the Class A Common Stock. All options granted under the 1997 Plan have now been exercised or expired.

(2)	113,688 options included in this figure are subject to performance based vesting criteria.

(3)	The Company routinely issues restricted stock as equity compensation pursuant to the terms of its equity compensation plans. As a result, the table includes data with respect to shares of restricted stock and restricted share units that have been granted to more fully illustrate the balances under its equity compensation plans.

(4)	69,103 restricted shares and restricted share units included in this figure are subject to performance based vesting criteria.

(5)	Represents total number of shares reserved for issuance under the Employee Stock Plan and the Non-Employee Director Stock Plan, less options and restricted stock issued under any of these plans, plus any forfeited awards and tax shares returned to such plans. There are no shares available for issuance under the 1997 Plan.

(6)	Warrant to purchase 833,333 shares was exercised in part in January 2007. The 416,666 shares represented by the remainder of this warrant became fully vested in July 2007.

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SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file initial statements of beneficial ownership (Form 3) and statements of changes in beneficial ownership (Forms 4 and 5) of our common stock with the SEC. Such persons are required by the SEC rules to furnish us with copies of all such forms they file. Based solely on a review of the copies of such forms furnished to us and/or written representations that no additional forms were required, we believe that all our officers, directors and greater than 10% beneficial owners timely filed all such required forms with respect to 2007 transactions.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

POLICIES AND PROCEDURES REGARDING TRANSACTIONS WITH RELATED PERSONS

Historically, including in 2007, we had our officers, directors and significant stockholders answer a questionnaire asking them if they knew of any transactions from which parties related to any such individuals have benefited. Our executives and directors were, and are, prohibited from allowing such relationships to affect they way they perform their duties. They also are required to disclose information regarding work with related parties to our executive office, which, in turn, will provide information to the Audit Committee as appropriate to assess the validity of any such transaction.

On February 23, 2007, the Company adopted written related person transaction policies and procedures to further the goal of ensuring that any related person transaction is properly reviewed, approved or ratified, if appropriate, and fully disclosed in accordance with applicable rules and regulations. The policies and procedures involve the evaluation of any transactions or arrangements between the Company and any related person (including but not limited to directors, director nominees, executive officers, greater than 5% stockholders and the immediate family members of each of these groups) or any entity in which any related person has a direct or indirect material interest.

Under the related party policies and procedures, the directors, executive officers and employees of the Company are responsible for identifying and reporting any proposed transaction with a related person. Pursuant to these policies and the Company’s Code of Ethics, if any director, officer or employee becomes aware of any transaction or arrangement that has taken place, may be taking place or may be about to take place involving the Company and any related person, that person is required immediately to bring the matter to the attention of the Company’s General Counsel. The General Counsel then makes the determination of whether such transaction or arrangement is a “related person transaction.” For purposes of this determination, a related person transaction is any transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness), or any series of similar transactions, arrangements or relationships, in which (i) the aggregate amount involved will or may be expected to exceed $120,000, (ii) the Company is a participant and (iii) any related person has or will have a direct or indirect material interest, although we do not consider compensation paid to an officer or director solely in connection with their services in such capacity as a “related person transaction.” Any related person transaction will be presented by the General Counsel to the Audit Committee for its review. The Audit Committee will then meet, in person or by telephone, to review and discuss the proposed transaction. If the transaction involves a member of the Audit Committee, that Audit Committee member will not participate in the action regarding whether to approve or ratify the transaction.

The policies and procedures provide that all related person transactions are to be disclosed in the Company’s filings to the extent required by the rules and regulations of the SEC and the NYSE.

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TRANSACTIONS WITH MARTHA STEWART

Location Rental Agreement

On September 18, 2007, we entered into a letter agreement with Ms. Stewart extending our location rental agreement with her. The location rental agreement, dated September 17, 2004 had a three-year term relating to our use of various properties owned by her. We have historically made extensive use of these properties for television filming and photography, and also for research and development of content and products and various other commercial purposes. The location rental agreement, as extended pending negotiation of a new agreement, provides for annual payments to Ms. Stewart of $500,000, which increases to $750,000 in years in which we produce any original network, cable or syndicated television show for which Ms. Stewart serves as on-air talent. In 2007, Ms. Stewart received $750,000 pursuant to the agreement. Until such time as we enter into a new location rental agreement with Ms. Stewart, the Company will be permitted to continue to exercise its rights under the terms of the 2004 agreement.

Under the terms of the current agreement, in the event that Ms. Stewart’s employment is terminated without cause, or she terminates employment for good reason, we will be obligated to pay any remaining amount and we will lose our access to these properties.

Ms. Stewart will reimburse us approximately $100,000 for certain services provided in 2007 by our personnel, primarily in connection with MS Real Estate Management Company.

Intellectual Property License Agreement

We have entered into an Intellectual Property License and Preservation Agreement with Ms. Stewart that, as of the time of our initial public offering, replaced a prior non-perpetual license agreement entered into in February 1997. Under the terms of the current license agreement, Ms. Stewart granted us an exclusive, worldwide, perpetual royalty-free license to use her name, likeness, image, voice and signature for our products and services. We are currently the owner of the primary trademarks employed in our business and, under the license agreement, we generally have the right to develop and register in our name trademarks that incorporate the Martha Stewart name, such as Martha Stewart Living, and to use exclusively these marks in our business. If Ms. Stewart ceases to control us, we will continue to have those rights, including the right to use those marks for any new business as long as such new business is substantially consistent with the image, look and goodwill of the licensed marks at the time that Ms. Stewart ceases to control us. In connection with the changes in Ms. Stewart’s position and responsibilities in June 2003 and subsequently, Ms. Stewart agreed that these changes would not be deemed to constitute a cessation of control for purpose of the license agreement.

In the event that we terminate Ms. Stewart’s employment without cause or she terminates her employment for good reason, each as defined in her employment agreement, the license will cease to be exclusive and we will be limited in our ability to create new marks incorporating her name, likeness, image, publicity and signature. In these circumstances, Ms. Stewart would receive the right to use her name in other businesses that could directly compete with us, including with our magazine, television and merchandising businesses. In addition, if Ms. Stewart’s employment terminates under these circumstances, Ms. Stewart would receive in perpetuity a royalty of 3% of the revenues we derive from any of our products or services bearing any of the licensed marks. The intellectual property license agreement contains various customary provisions regarding our obligations to preserve the quality of the licensed marks and to protect these marks from infringement by third parties. The term of the license is perpetual; however, Ms. Stewart may terminate the license if we fail to make the royalty payments described above.

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Split-Dollar Life Insurance Agreement

In 2001, we entered into a split-dollar life insurance agreement with Ms. Stewart and the MS Partnership, a partnership controlled by Ms. Stewart, pursuant to which we agreed to pay a significant portion of the premiums on a whole life insurance policy insuring Ms. Stewart. The policy is owned by and benefits the MS Partnership. We will be repaid the cumulative premium payments made by us under the arrangement upon the earlier of Ms. Stewart’s death or the voluntary termination of the arrangement by Ms. Stewart out of the policies’ existing surrender value at the time of prepayment. In 2002, the arrangement was amended such that the Company would not be obligated to make further premium payments unless legislation permits such payments. As of the date of the final payment, the aggregate amount paid by the Company under this arrangement was $2,238,000.

OTHER RELATIONSHIPS

Ms. Margaret Christiansen, Ms. Stewart’s sister-in-law, is a Senior Vice President, Business Manager of MSO and received approximately $197,000 as compensation in 2007. Ms. Alexis Stewart, Ms. Stewart’s daughter, works for us as radio talent and as a merchandising and publishing adviser. Alexis Stewart was paid approximately $256,500 as compensation in 2007. The Company employs Ms. Jennifer Koppelman, the daughter of Charles Koppelman, Chairman of the Board of the Company, as radio talent. Ms. Koppelman was paid approximately $129,000 for her services in 2007. Ms. Laura Plimpton, Ms. Stewart’s sister, was hired in October 2007 as an editor of our Internet blog. Her base salary is $80,000, of which she earned a pro-rated amount of approximately $18,500 in 2007.

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REPORT OF THE AUDIT COMMITTEE

The primary purpose of the Audit Committee is to assist the Board in monitoring the integrity of our financial statements, our independent auditor’s qualifications and independence, the performance of our independent auditor and our compliance with legal and regulatory requirements. The Board, in its business judgment, has determined that all members of the Committee are “independent,” as required by listing standards of the NYSE applicable to Audit Committee members.

Management is responsible for the preparation, presentation and integrity of MSO’s financial statements, accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditor for MSO’s 2007 fiscal year, Ernst & Young LLP, was responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards.

In performing its oversight role, the Audit Committee has, among other things covered in its charter, reviewed and discussed the audited financial statements with management and the independent auditor. The Audit Committee has also discussed with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. The Committee has received the written disclosures and the letter from the independent auditor required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect. The Audit Committee has also considered whether the provision of non-audit services by the independent auditor is compatible with maintaining the auditor’s independence and has discussed with the auditor the auditor’s independence.

Based on the reviews and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to in this report and in the charter, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not necessarily experts in the fields of accounting or auditing, including in respect of auditor independence. Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditor. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations, efforts and discussions referred to above do not assure that the audit of MSO’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that Ernst & Young LLP is in fact “independent.”

Members of the Audit Committee

Todd Slotkin
Rick Boyko
Thomas Siekman

The Audit Committee report above does not constitute “soliciting material” and will not be deemed “filed” or incorporated by reference into any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate our SEC filings by reference, in whole or in part, notwithstanding anything to the contrary set forth in those filings.

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INDEPENDENT PUBLIC ACCOUNTANTS

Ernst & Young LLP has served as our independent accounting firm since May 7, 2002. In performing its oversight role, the Audit Committee will review whether to retain Ernst & Young LLP as our independent accounting firm for the 2008 fiscal year as part of its regular process of recommending an independent auditor to the Board. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will be given an opportunity to make a statement if he or she so chooses and is expected to be available to respond to appropriate questions.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table presents fees for professional services rendered by Ernst & Young LLP for the audit of the Company’s annual financial statements for each of 2007 and 2006 and the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for those years, and fees billed for audit-related services, tax services and all other services rendered by Ernst & Young LLP for each of fiscal 2007 and 2006.

	2007	2006
(1) Audit fees (a)	$805,000	$775,000
(2) Audit-related fees (b)	72,000	84,663
(3) Tax fees (c)	117,568	77,865
(4) All other fees	—	—

(a)	Audit fees include charges for audits of financial statements and internal controls over financial reporting.

(b)	Principally for audits of the financial statements of the Company’s 401(k) employee benefit plan and other miscellaneous accounting and auditing matters.

(c)	Principally for corporate income tax compliance ($79,933 and $26,000 in 2007 and 2006, respectively), tax audits (no charges in 2007 and $9,700 in 2006) and miscellaneous tax matters ($37,635 and $42,165 in 2007 and 2006, respectively).

All audit-related services, tax services and other services were pre-approved by the Audit Committee, which concluded that the provision of such services by Ernst & Young LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy provides for pre-approval of audit, audit-related and tax services specifically described by the Audit Committee on an annual basis and, in addition, individual engagements anticipated to exceed pre-established thresholds must be separately approved. The policy authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services.

ANNUAL REPORTS

Upon written request to the Corporate Secretary, Martha Stewart Living Omnimedia, Inc., 11 West 42nd Street, New York, New York 10036, we will provide without charge to each person requesting a copy of our 2007 Annual Report on Form 10-K, including the financial statements and financial statement schedules filed therewith. We will furnish a requesting stockholder with any exhibit not contained therein upon specific request. Our Annual Report on Form 10-K is not proxy soliciting material.

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“HOUSEHOLDING” OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single Notice or set of proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers will therefore send a single Notice and set of proxy materials to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive separate proxy solicitation materials or if you are receiving multiple copies of the proxy solicitation materials and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to the Corporate Secretary, Martha Stewart Living Omnimedia, Inc., 11 West 42nd Street, New York, New York 10036, (212) 827-8000.

PROPOSALS OF STOCKHOLDERS

We currently intend to hold our next annual meeting in May 2009. Stockholders who intend to have a director nomination or proposal considered for inclusion in our proxy materials for presentation at the 2009 Annual Meeting of Stockholders must submit the director nomination or proposal to us at our principal executive offices, addressed to our Corporate Secretary, no later than December 8, 2008. Assuming that the 2009 Annual Meeting of Stockholders is held no more than 30 days before, and no more than 60 days after, the anniversary date of the Company’s 2008 Annual Meeting of Stockholders, stockholders who intend to present a proposal at the 2009 Annual Meeting of Stockholders without inclusion of such proposal in our proxy materials are required to provide us notice of such proposal no later than March 23, 2009 or earlier than February 19, 2009. In the event that the date of the 2009 Annual Meeting of Stockholders is more than 30 days before, or more than 60 days after, such anniversary date, notice of any such proposal must be provided to us no later than the later of the 60th day prior to the date of the 2009 Annual Meeting of Stockholders or the tenth day following the first public announcement of the date of the meeting or earlier than the close of business in the 90th day prior to the date of the 2009 Annual Meeting of Stockholders. Additionally, stockholders must comply with other applicable requirements contained in our by-laws. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements contained in our by-laws and applicable laws.

OTHER MATTERS

Our Board has no knowledge of any other matters to be presented at the Annual Meeting other than those described herein. If any other business properly comes before the stockholders at the Annual Meeting, however, it is intended that the proxy holders will vote on such matters in accordance with their discretion.

YOUR VOTE IS IMPORTANT. OUR BOARD URGES YOU TO VOTE VIA INTERNET, TELEPHONE OR BY MARKING, DATING, SIGNING AND RETURNING THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE.

If you have any questions or need assistance in voting your shares, please contact Martha Stewart Living Omnimedia, Inc. at (212) 827-8455.

New York, New York
April 7, 2008

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APPENDIX A

MARTHA STEWART LIVING OMNIMEDIA, INC.

OMNIBUS STOCK AND OPTION COMPENSATION PLAN

A-i

A-ii

A-iii

Page
SECTION 13.		WITHHOLDING TAXES	A-15
	(a)	General	A-15
	(b)	Share Withholding	A-15
SECTION 14.		DURATION AND AMENDMENTS	A-16
	(a)	Term of the Plan	A-16
	(b)	Right to Amend or Terminate the Plan	A-16

A-iv

MARTHA STEWART LIVING OMNIMEDIA, INC.
OMNIBUS STOCK AND OPTION COMPENSATION PLAN

SECTION 1. INTRODUCTION.

On April 1, 2008 the Board adopted this Martha Stewart Living Omnimedia, Inc. Omnibus Stock and Option Compensation Plan, which shall become effective upon its approval by the Company’s stockholders (the “Effective Date”). If this Plan is approved by the Company’s stockholders, this Plan will supersede the Martha Stewart Living Omnimedia, Inc. Amended and Restated 1999 Stock Incentive Plan and the Amended and Restated Martha Stewart Living Omnimedia, Inc. Non-Employee Director Stock and Option Compensation Plan (the “Prior Plans”) effective as of the Effective Date such that no further awards shall be made under the Prior Plans on or after such date. However, this Plan will not, in any way, affect awards under the Prior Plans that are outstanding as of the Effective Date. A total of 10,000,000 shares of Common Stock will be available for issuance under this Plan. As of March 24, 2008, the Prior Plans had approximately 1,850,000 shares of Common Stock available for issuance under the plans, not including shares that were subject to outstanding awards under the plans. This means that, if this Plan is approved and the Prior Plans are cancelled, the total net effect will be an increase of approximately 8,150,000 shares of Common Stock that will become available for issuance under the Company’s stock plans. If the Company’s stockholders do not approve this Plan, no Awards will be made under this Plan and the Prior Plans will continue in effect in accordance with their terms.

The purpose of this Plan is to promote the long-term success of the Company and the creation of stockholder value by offering Key Service Providers the opportunity to share in such long-term success by acquiring equity in the Company. The Plan seeks to achieve this purpose by providing for discretionary long-term incentive Awards in the form of Options (which may be Incentive Stock Options or Nonstatutory Stock Options), Stock Appreciation Rights, Stock Grants and Stock Units.

The Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware (except its choice-of-law provisions). Capitalized terms shall have the meaning provided in Section 2 unless otherwise provided in this Plan or any related Award Agreement.

SECTION 2. DEFINITIONS.

(a) “Affiliate” means any entity other than a Parent or Subsidiary, controlled by, controlling or under common control with, the Company and designated by the Committee from time to time as such.

(b) “Award” means an Option, SAR, Stock Grant or Stock Unit.

(c) “Award Agreement” means any Stock Option Agreement, SAR Agreement, Stock Grant Agreement or Stock Unit Agreement.

(d) “Board” means the Board of Directors of the Company, as constituted from time to time.

(e) “Cashless Exercise” means a program approved by the Committee in which payment of the aggregate Exercise Price of an Option and/or satisfaction of any applicable withholding obligations may be made, all or in part, with Shares subject to the Award, including, but not limited to, by delivery (on a form prescribed by the Committee) of an irrevocable direction to a securities broker to sell Shares and to deliver all or part of the sale proceeds to the Company in payment of the aggregate Exercise Price and, if applicable, the amount necessary to satisfy the Company’s withholding obligations (such that the Participant receives Shares upon exercise or settlement of the Award, net of those Shares that must be withheld or sold to satisfy the aggregate Exercise Price and, if applicable, the Company’s withholding obligations).

(f) “Cause” means, except as may otherwise be provided in a Participant’s employment agreement or Award Agreement, (i) Participant’s willful failure to perform his or her duties and responsibilities to the Company or material violation of a written Company policy; (ii) Participant’s commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to the Company; (iii) unauthorized use or disclosure by Participant of any proprietary information or trade secrets of the Company or any other party to whom the Participant owes an obligation of nondisclosure as a result of his or her relationship with the Company; or (iv) Participant’s willful breach of any of his or her obligations under any written agreement or covenant with the Company. The determination as to whether a Participant is being terminated for Cause shall be made in good faith by the Committee and shall be conclusive and binding on the Participant. The foregoing definition does not in any way limit the Company’s ability to terminate a Participant’s Service at any time as provided in Section 12(a), and the term “Company” will be interpreted to include any Parent, Subsidiary, Affiliate, or any successor thereto, if appropriate.

(g) “Change in Control” means the consummation of any of the following transactions:

(i) the acquisition by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of both (A) thirty percent (30%) or more of either (1) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Power”) and (B) more than both the Outstanding Company Common Stock and the Outstanding Company Voting Power owned or controlled directly or indirectly by Martha Stewart and/or her controlled affiliates, heirs, estate, legal representative and/or beneficiaries (collectively, “Stewart”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (4) any acquisition by any corporation pursuant to a transaction which complies with clauses (1), (2) and (3) of subsection (iii) of this Section 2(g); or

(ii) individuals who, as of the effective date of the Plan, constitute the Board (the “Incumbent Board”) cease for any reason not to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the effective date of the Plan whose election, or nomination for election by the Company’s stockholders, was approved by Martha Stewart and her controlled affiliates (so long as such affiliates are controlled by her) at a time when such entities controlled at least a majority of the Outstanding Company Voting Power or by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iii) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination: (1) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Power immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the

Company’s assets either directly or through one or more subsidiaries), (2) in the event that Stewart does not own or control at least fifty percent (50%) of the Outstanding Company Voting Power upon the consummation of the Business Combination, no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, twenty percent (20%) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation (and such amount exceeds the amount owned or controlled by Stewart) except to the extent that such person had such ownership of the Outstanding Company Common Stock or Outstanding Company Voting Power immediately prior to the Business Combination and (3) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv) approval by the shareholders of the Company or a complete liquidation or dissolution of the Company.

A transaction shall not constitute a Change in Control if its sole purpose is to change the place of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transactions.

(h) “Code” means the Internal Revenue Code of 1986, as amended, and the regulations and interpretations promulgated thereunder.

(i) “Committee” means a committee described in Section 3.

(j) “Common Stock” means the Company’s Class A common stock, par value $.01 per share.

(k) “Company” means Martha Stewart Living Omnimedia, Inc., a Delaware corporation.

(l) “Consultant” means an individual or entity who provides bona fide services to the Company, a Parent, a Subsidiary or an Affiliate, other than services as an Employee, Director or Non-Employee Director. For purposes of clarity, an individual may be eligible under the Plan both as a Consultant and as a Non-Employee Director.

(m) “Covered Employees” means those persons identified by the Company who are or who may be subject to the limitations of Code Section 162(m).

(n) “Director” means a member of the Board, or a member of the Board of Directors of any Parent, Subsidiary or Affiliate, who is also an Employee. For purposes of clarity, an individual may be eligible under the Plan both as a Director and as an Employee.

(o) “Disability” means that the Participant is classified as disabled under the long-term disability policy of the Company or, if no such policy applies, the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months.

(p) “Employee” means any individual who is an employee of the Company, a Parent, a Subsidiary or an Affiliate. For purposes of clarity, an individual may be eligible under the Plan both as an Employee and as a Director.

(q) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(r) “Exercise Price” means, in the case of an Option, the amount for which a Share may be purchased upon exercise of such Option, as specified in the applicable Stock Option Agreement. “Exercise Price,” in the case of a SAR, means an amount, as specified in the applicable SAR Agreement, which is subtracted from the Fair Market Value in determining the amount payable upon exercise of such SAR.

(s) “Fair Market Value” means the market price of a Share as determined in good faith by the Committee. Such determination shall be conclusive and binding on all persons. The Fair Market Value shall be determined by the following:

(i) If the Shares are admitted to trading on any established national stock exchange or market system on the date in question then the Fair Market Value shall be equal to the closing sales price for such Shares as quoted on such national exchange or system on such date; or

(ii) if the Shares are admitted to quotation or are regularly quoted by a recognized securities dealer but selling prices are not reported on the date in question, then the Fair Market Value shall be equal to the mean between the bid and asked prices of the Shares reported for such date.

In each case, the applicable price shall be the price reported in The Wall Street Journal or such other source as the Committee deems reliable; provided, however, that if there is no such reported price for the Shares for the date in question, then the Fair Market Value shall be equal to the price reported on the last preceding date for which such price exists. If neither (i) or (ii) are applicable, then the Fair Market Value shall be determined by the Committee in good faith on such basis as it deems appropriate.

(t) “Fiscal Year” means the Company’s fiscal year.

(u) “Immediate Family” means, except as otherwise defined by the Committee, any child, sibling, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, sister-in-law, or brother-in-law, including adoptive relationships, any person sharing the employee’s household (other than a tenant or employee), a trust in which these persons have more than fifty percent (50%) of the beneficial interest, a foundation in which these persons (or the Participant) own more than fifty percent (50%) or more of the voting interests.

(v) “Incentive Stock Option” or “ISO” means an incentive stock option described in Code Section 422.

(w) “Key Service Provider” means an Employee, Director, Non-Employee Director and/or Consultant who has been selected by the Committee to receive an Award under the Plan.

(x) “Non-Employee Director” means a member of the Board, or a member of the Board of Directors of any Parent, Subsidiary or Affiliate, who is not an Employee. For purposes of clarity, an individual may be eligible under the Plan both as a Non-Employee Director and as a Consultant.

(y) “Nonstatutory Stock Option” or “NSO” means a stock option that is not an ISO.

(z) “Option” means an ISO or NSO granted under the Plan entitling the Optionee to purchase Shares.

(aa) “Optionee” means an individual, estate or other entity that holds an Option.

(bb) “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. For purposes of this definition a “corporation” shall include an S corporation (as defined in Code Section 1361, a foreign corporation (as defined in Code 7701(a)(5)), a limited liability corporation that is treated as a corporation for all U.S. Federal tax purposes, and any other entity defined as a corporation pursuant to Code Section 7701(a)(3) and Treasury Regulation Section 301.7701-2(b). A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be considered a Parent commencing as of such date.

(cc) “Participant” means an individual or estate or other entity that holds an Award.

(dd) “Performance Goals” means an objective formula or standard determined by the Committee with respect to each Performance Period utilizing one or more of the following factors and any objectively verifiable adjustment(s) thereto permitted and pre-established by the Committee in accordance with Code Section 162(m): (i) operating income; (ii) earnings before interest, taxes, depreciation and amortization; (iii) earnings; (iv) cash flow; (v) market share; (vi) sales, (vii) revenue; (viii) expenses; (ix) cost of goods sold; (x) profit/loss or profit margin; (xi) working capital; (xii) return on capital, equity or assets; (xiii) earnings per share; (xiv) economic value added; (xv) price/earnings ratio; (xvi) stock price; (xvii) price/earnings ratio; (xviii) debt or debt-to-equity; (xix) accounts receivable; (xx) writeoffs; (xxi) cash; (xxii) assets; (xxiii) liquidity; (xxiv) operations; (xxv) intellectual property (e.g., patents); (xxvi) product development; (xxvii) regulatory activity; (xxviii) manufacturing, production or inventory; (xxix) mergers, acquisitions, investments or divestitures; (xxx) financings and/or (xxxi) customer satisfaction, each with respect to the Company and/or one or more of its Parent, Subsidiaries, Affiliates or operating units. Awards that are not intended to comply with Code Section 162(m) may take into account other factors (including subjective factors).

(ee) “Performance Period” means any period not exceeding seven (7) years as determined by the Committee, in its sole discretion. The Committee may establish different Performance Periods for different Participants and the Committee may establish concurrent or overlapping Performance Periods.

(ff) “Person” means any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act.

(gg) “Plan” means this Martha Stewart Living Omnimedia, Inc. Omnibus Stock and Option Compensation Plan as it may be amended from time to time.

(hh) “Re-Price” means that the Company has lowered or reduced the Exercise Price of outstanding Options and/or outstanding SARs for any Participant(s) in any manner, including through amendment, cancellation or replacement grants, or any other means.

(ii) “SAR Agreement” means the agreement described in Section 7 evidencing a Stock Appreciation Right.

(jj) “SEC” means the Securities and Exchange Commission.

(kk) “Section 16 Persons” means those officers, directors or other persons who are subject to 16 of the Exchange Act.

(ll) “Securities Act” means the Securities Act of 1933, as amended.

(mm) “Service” means service as an Employee, Director, Non-Employee Director or Consultant. A Participant’s Service does not terminate if he or she is an Employee and goes on a bona fide leave of absence that was approved by the Company in writing and the terms of the leave provide for continued service crediting, or when continued service crediting is required by applicable law. However, for purposes of determining whether an Option is entitled to continuing ISO status, an Employee’s Service will be treated as terminating ninety (90) days after such Employee went on leave, unless such Employee’s right to return to active work is guaranteed by law or by a contract. Service terminates in any event when the approved leave ends, unless such Employee immediately returns to active work. Further, unless otherwise determined by the Committee, a Participant’s Service will not terminate merely because of a change in the capacity in which the Participant provides service to the Company, a Parent, Subsidiary or Affiliate, or a transfer between entities (the Company or any Parent, Subsidiary, or Affiliate); provided that there is no interruption or other termination of Service.

(nn) “Share” means one share of Common Stock.

(oo) “Stock Appreciation Right” or “SAR” means a stock appreciation right awarded under the Plan.

(pp) “Stock Grant” means Shares awarded under the Plan.

(qq) “Stock Grant Agreement” means the agreement described in Section 8 evidencing a Stock Grant.

(rr) “Stock Option Agreement” means the agreement described in Section 6 evidencing an Option.

(ss) “Stock Unit” means a bookkeeping entry representing the equivalent of one Share awarded under the Plan.

(tt) “Stock Unit Agreement” means the agreement described in Section 9 evidencing a Stock Unit.

(uu) “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. For purposes of this definition a “corporation” shall include an S corporation (as defined in Code Section 1361, a foreign corporation (as defined in Code 7701(a)(5)), a limited liability corporation that is treated as a corporation for all U.S. Federal tax purposes, and any other entity defined as a corporation pursuant to Code Section 7701(a)(3) and Treasury Regulation Section 301.7701-2(b). A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

(vv) “10-Percent Stockholder” means an individual who owns more than ten percent (10%) of the total combined voting power of all classes of outstanding stock of the Company, its Parent or any of its Subsidiaries. In determining stock ownership, the attribution rules of Code Section 424(d) shall be applied.

SECTION 3. ADMINISTRATION.

(a) Committee Composition. The Board or a committee appointed by the Board shall administer the Plan. Any such committee shall generally have membership composition which enables (i) Awards to Section 16 Persons to qualify as exempt from liability under Section 16(b) of the Exchange Act and (ii) Awards to Covered Employees to qualify as performance-based compensation as provided under Code Section 162(m). However, the Board may also appoint one or more separate committees, each composed of one or more directors of the Company who need not qualify under Rule 16b-3 or Code Section 162(m), that may administer the Plan with respect to Key Service Providers who are not

Section 16 Persons or Covered Employees, respectively, may grant Awards under the Plan to such Key Service Providers and may determine all terms of such Awards. Members of any such committee shall serve for such period of time as the Board may determine and shall be subject to removal by the Board at any time. The Board may also at any time terminate the functions of the committee and reassume all powers and authority previously delegated to the committee. Notwithstanding the foregoing, the Board shall administer the Plan with respect to all Awards granted to Non-Employee Directors. The Board and any committee appointed to administer the plan is referred to herein as the “Committee”.

(b) Authority of the Committee. Subject to the provisions of the Plan, the Committee shall have the full authority, in its sole discretion, to take any actions it deems necessary or advisable for the administration of the Plan. Such actions shall include:

(i) selecting Key Service Providers who are to receive Awards under the Plan;

(ii) determining the type, number, vesting requirements and other features and conditions of such Awards;

(iii) amending any outstanding Awards;

(iv) accelerating the vesting, or extending the post-termination exercise term, of Awards at any time and under such terms and conditions as it deems appropriate;

(v) interpreting the Plan and any Award Agreement;

(vi) correcting any defect, supplying any omission or reconciling any inconsistency in the Plan or any Award Agreement;

(vii) adopting such rules or guidelines as it deems appropriate to implement the Plan;

(viii) making all other decisions relating to the operation of the Plan; and

(ix) adopting such plans or subplans as may be deemed necessary or appropriate to provide for the participation by employees of the Company, its Parent, Subsidiaries and Affiliates who reside outside of the U.S., which plans and/or subplans shall be attached hereto as Appendices.

The Committee’s determinations under the Plan shall be final and binding on all persons.

SECTION 4. GENERAL.

(a) General Eligibility. Only Employees, Directors, Non-Employee Directors and Consultants shall be eligible to participate in the Plan.

(b) Incentive Stock Options. Only Key Service Providers who are Employees of the Company, a Parent or a Subsidiary shall be eligible for the grant of ISOs. In addition, a Key Service Provider who is a 10-Percent Stockholder shall not be eligible for the grant of an ISO unless the requirements set forth in Code Section 422(c)(5) are satisfied.

(c) Restrictions on Shares. Any Shares issued pursuant to an Award shall be subject to such rights of repurchase, rights of first refusal and other transfer restrictions as the Committee may determine, in its sole discretion. Such restrictions shall apply in addition to any restrictions that may apply to holders of Shares generally and shall also comply to the extent necessary with applicable law. In no event shall the Company be required to issue fractional Shares under this Plan.

(d) Beneficiaries. Unless stated otherwise in an Award Agreement and then only to the extent permitted by applicable law, a Participant may designate one or more beneficiaries with respect to an Award by timely filing the prescribed form with the Company. A beneficiary designation may be changed by filing the prescribed form with the Company at any time before the Participant’s death. If no beneficiary was designated or if no designated beneficiary survives the Participant, then after a Participant’s death any vested Award(s) shall be transferred or distributed to the Participant’s estate.

(e) Performance Conditions. The Committee may, in its discretion, include performance conditions in an Award. If performance conditions are included in Awards to Covered Employees and such Awards are intended to qualify as “performance-based compensation” under Code Section 162(m), then such Awards will be subject to the achievement of Performance Goals with respect to a Performance Period established by the Committee. Such Awards shall be granted and administered pursuant to the requirements of Code Section 162(m). Before any Shares underlying an Award or any Award payments are released to a Covered Employee with respect to a Performance Period, the Committee shall certify in writing that the Performance Goals for such Performance Period have been satisfied. Awards with performance conditions that are granted to Key Service Providers who are not Covered Employees need not comply with the requirements of Code Section 162(m).

(f) No Rights as a Stockholder. A Participant, or a transferee of a Participant, shall have no rights as a stockholder with respect to any Common Stock covered by an Award until such person has satisfied all of the terms and conditions to receive such Common Stock, has satisfied any applicable withholding or tax obligations relating to the Award and the Shares have been issued (as evidenced by an appropriate entry on the books of the Company or a duly authorized transfer agent of the Company).

(g) Termination of Service. Unless the applicable Award Agreement or, with respect to a Participant who resides in the U.S., the applicable employment agreement provides otherwise, the following rules shall govern the vesting, exercisability and term of outstanding Awards held by a Participant in the event of termination of such Participant’s Service (in all cases subject to the maximum term of the Option and/or SAR as applicable): (i) if Service is terminated for Cause, then all unexercised Options and/or SARs, unvested portions of Stock Units and unvested portions of Stock Grants shall terminate and be forfeited immediately without consideration; (ii) if Service is terminated for any reason other than for Cause, death or Disability, then the vested portion of his or her then-outstanding Options and/or SARs may be exercised by such Participant or his or her personal representative within three (3) months after the date of such termination; or (iii) if Service is terminated due to death or Disability, the vested portion of his or her then-outstanding Options and/or SARs may be exercised within twelve (12) months after the date of such termination.

(h) Director Fees. The Board may, in its sole and absolute discretion, permit each Non-Employee Director to elect to receive a Stock Grant or Stock Unit under the Plan in lieu of payment of all or a specified portion of his or her directors’ fees based on the Fair Market Value of the Shares on the date any directors’ fees would otherwise be paid. Any amount of directors’ fees not elected to be received as a Stock Grant or Stock Unit shall be payable in cash in accordance with the Company’s standard payment procedures. Shares granted under this Section 4(h) shall otherwise be subject to the terms of the Plan applicable to Non-Employee Directors or to Participants generally (other than provisions specifically applying only to Employees).

SECTION 5. SHARES SUBJECT TO PLAN AND SHARE LIMITS.

(a) Basic Limitation. The stock issuable under the Plan shall be authorized but unissued Shares or treasury shares. The aggregate number of Shares reserved for Awards under the Plan is 10,000,000 Shares, subject to adjustment pursuant to Section 10.

(b) Additional Shares. If Awards are forfeited or are terminated for any reason before vesting or being exercised, then the Shares underlying such Awards shall again become available for Awards under the Plan. SARs to be settled in Shares shall be counted in full against the number of Shares available for issuance under the Plan, regardless of the number of Shares issued upon settlement of the SARs. If Awards are settled in cash, the Shares that would have been delivered had there been no cash settlement shall not be counted against the Shares available for issuance under the Plan.

(c) Dividend Equivalents. Any dividend equivalents distributed under the Plan shall not reduce the number of Shares available for Awards.

(d) Share Limits.

(i) Limits on Options. No Key Service Provider shall receive Options during any Fiscal Year covering in excess of 1,500,000 Shares, subject to adjustment pursuant to Section 10. The aggregate maximum number of Shares that may be issued in connection with ISOs shall be 10,000,000 Shares, subject to adjustment pursuant to Section 10.

(ii) Limits on SARs. No Key Service Provider shall receive SARs during any Fiscal Year covering in excess of 1,500,000 Shares, subject to adjustment pursuant to Section 10.

(iii) Limits on Stock Grants and Stock Units. No Key Service Provider shall receive Stock Grants or Stock Units during any Fiscal Year covering, in the aggregate, in excess of 1,500,000 Shares, subject to adjustment pursuant to Section 10.

(iv) Application of Limits to Key Service Providers in Multiple Roles. For purposes of clarity, if any Key Service Provider provides services to the Company, a Parent, Subsidiary or Affiliate in more than one role and each such role would separately make such Key Service Provider eligible for Awards under the Plan, then the limits set forth in this Section 5(d) shall apply separately to each such role.

(e) Non-Employee Directors. No Non-Employee Directors shall receive Awards during any Fiscal Year covering, in the aggregate, in excess of 200,000 Shares; provided that any Awards received in consideration of such Non-Employee Directors’ service as a Consultant or pursuant to an election under Section 4(h) shall not count against such limit.

SECTION 6. TERMS AND CONDITIONS OF OPTIONS.

(a) Stock Option Agreement. Each Option granted under the Plan shall be evidenced and governed exclusively by a Stock Option Agreement between the Optionee and the Company. Such Option shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions that are not inconsistent with the Plan and that the Committee deems appropriate for inclusion in a Stock Option Agreement. The provisions of the various Stock Option Agreements entered into under the Plan need not be identical. The Stock Option Agreement shall specify whether the Option is an ISO or an NSO.

(b) Number of Shares. Each Stock Option Agreement shall specify the number of Shares that are subject to the Option, which number is subject to adjustment in accordance with Section 10.

(c) Exercise Price. Each Stock Option Agreement shall specify the Option’s Exercise Price which shall be established by the Committee and is subject to adjustment in accordance with Section 10. The Exercise Price of an Option shall not be less than one hundred percent (100%) of the Fair Market Value (one hundred ten percent (110%) for an ISO granted to a 10-Percent Stockholder) on the date of grant.

(d) Exercisability and Term. Each Stock Option Agreement shall specify the date when all or any installment of the Option is to become exercisable and/or may include time-based vesting or performance-based vesting (including Performance Goals pursuant to Section 4(e)). The Stock Option Agreement shall also specify the maximum term of the Option; provided that the maximum term of an Option shall in no event exceed ten (10) years from the date of grant. A Stock Option Agreement may provide for accelerated vesting in connection with certain events. Notwithstanding any other provision of the Plan or the Stock Option Agreement, no Option can be exercised after the expiration date provided in the applicable Stock Option Agreement.

(e) Payment for Option Shares. The Exercise Price of an Option shall be paid in cash at the time of exercise, except as follows and if so provided for in the applicable Stock Option Agreement:

(i) Surrender of Stock. Payment of all or any part of the Exercise Price may be made with Shares which have already been owned by the Optionee; provided that the Committee may, in its sole discretion, require that Shares tendered for payment be previously held by the Optionee for a minimum duration (e.g., to avoid financial accounting charges to the Company’s earnings).

(ii) Cashless Exercise. Payment of all or a part of the Exercise Price may be made through Cashless Exercise.

(iii) Other Forms of Payment. Payment may be made in any other form that is consistent with applicable laws, regulations and rules and approved by the Committee.

In the case of an ISO granted under the Plan, except to the extent permitted by applicable law, payment shall be made only pursuant to the express provisions of the applicable Stock Option Agreement. In the case of an NSO granted under the Plan, the Committee may, in its discretion at any time, accept payment in any form(s) described in this Section 6(e).

(f) Modifications or Assumption of Options. Within the limitations of the Plan, the Committee may modify, extend or assume outstanding options or may accept the cancellation of outstanding options (whether granted by the Company or by another issuer) in return for the grant of new Options for the same or a different number of Shares and at the same or a different Exercise Price. Notwithstanding the preceding sentence or anything to the contrary, no modification of an Option shall, without the consent of the Optionee, impair his or her rights or obligations under such Option and, unless there is approval by the Company stockholders, the Committee may not Re-Price outstanding Options.

(g) Assignment or Transfer of Options. No Option or interest therein shall be transferred, assigned, pledged or hypothecated by the Optionee during his or her lifetime, whether by operation of law or otherwise, or be made subject to execution, attachment or similar process, other than (i) by will or by the laws of descent and distribution, or (ii) in the case of a Nonstatutory Stock Option, as otherwise expressly permitted by the Committee including, if so permitted, pursuant to a transfer to such Optionee’s Immediate Family. An Option may be exercised, subject to the terms of the Plan and the applicable Stock Option Agreement, only by the Optionee, the guardian or legal representative of the Optionee, a beneficiary designated pursuant to Section 4(d) below, or any person to whom such Option is transferred pursuant to this paragraph.

SECTION 7. TERMS AND CONDITIONS OF STOCK APPRECIATION RIGHTS.

(a) SAR Agreement. Each SAR granted under the Plan shall be evidenced by a SAR Agreement between the Participant and the Company. Such SAR shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. An SAR Agreement may provide for a maximum limit on the amount of any payout notwithstanding the Fair Market Value on the date of exercise of the SAR. The provisions of the various SAR Agreements entered into under the Plan need not be identical. SARs may be granted in consideration of a reduction in the Participant’s compensation.

(b) Number of Shares. Each SAR Agreement shall specify the number of Shares to which the SAR pertains, which number is subject to adjustment in accordance with Section 10.

(c) Exercise Price. Each SAR Agreement shall specify the Exercise Price, which is subject to adjustment in accordance with Section 10. A SAR Agreement may specify an Exercise Price that varies in accordance with a predetermined formula while the SAR is outstanding. The Exercise Price of a SAR shall not be less than one hundred percent (100%) of the Fair Market Value on the date of grant.

(d) Exercisability and Term. Each SAR Agreement shall specify the date when all or any installment of the SAR is to become exercisable and/or may include time-based vesting or performance-based vesting (including Performance Goals pursuant to Section 4(e)). The SAR Agreement shall also specify the maximum term of the SAR which shall not exceed ten (10) years from the date of grant. A SAR Agreement may provide for accelerated exercisability in connection with certain events. SARs may be awarded in combination with Options or Stock Grants, and such an Award shall provide that the SARs will not be exercisable unless the related Options or Stock Grants are forfeited. A SAR may be included in an ISO only at the time of grant but may be included in an NSO at the time of grant or at any subsequent time, but not later than six months before the expiration of such NSO. Notwithstanding any other provision of the Plan or the SAR Agreement, no SAR can be exercised after the expiration date provided in the applicable SAR Agreement.

(e) Exercise of SARs. If, on the date an outstanding and otherwise exercisable SAR expires, the Exercise Price under such SAR is less than the Fair Market Value on such date but any vested portion of such SAR has not been exercised or surrendered, then such SAR shall automatically be deemed to be exercised as of such date with respect to such vested portion. Upon exercise of a SAR, the Participant (or any person having the right to exercise the SAR after Participant’s death) shall receive from the Company (i) Shares, (ii) cash or (iii) any combination of Shares and cash. The amount of cash and/or the Fair Market Value of Shares received upon exercise of SARs shall, in the aggregate, be equal to the amount by which the Fair Market Value (on the date of surrender) of the Shares subject to the SARs exceeds the Exercise Price of the Shares.

(f) Modification or Assumption of SARs. Within the limitations of the Plan, the Committee may modify, extend or assume outstanding SARs or may accept the cancellation of outstanding stock appreciation rights (including stock appreciation rights granted by another issuer) in return for the grant of new SARs for the same or a different number of Shares and at the same or a different Exercise Price. Notwithstanding the preceding sentence or anything to the contrary, no modification of a SAR shall, without the consent of the Participant, impair his or her rights or obligations under such SAR and, unless there is approval by the Company stockholders, the Committee may not Re-Price outstanding SARs.

(g) Assignment or Transfer of SARs. No SAR or interest therein shall be transferred, assigned, pledged or hypothecated by the Participant during his or her lifetime, whether by operation of law or otherwise, or be made subject to execution, attachment or similar process, other than (i) by will or by the laws of descent and distribution, or (ii) as otherwise expressly permitted by the Committee including, if so permitted, pursuant to a transfer to such Participant’s Immediate Family. A SAR may be exercised, subject to the terms of the Plan and the applicable SAR Agreement, only by the Participant, the guardian or legal representative of the Participant, a beneficiary designated pursuant to Section 4(d) below, or any person to whom such SAR is transferred pursuant to this paragraph.

SECTION 8. TERMS AND CONDITIONS FOR STOCK GRANTS.

(a) Time, Amount and Form of Awards. Awards under this Section 8 may be granted in the form of a Stock Grant. A Stock Grant may be awarded in combination with NSOs, and such an Award may provide that the Stock Grant will be forfeited in the event that the related NSOs are exercised.

(b) Stock Grant Agreement. Each Stock Grant awarded under the Plan shall be evidenced and governed exclusively by a Stock Grant Agreement between the Participant and the Company. Each Stock Grant shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions that are not inconsistent with the Plan that the Committee deems appropriate for inclusion in the applicable Stock Grant Agreement. The provisions of the Stock Grant Agreements entered into under the Plan need not be identical.

(c) Payment for Stock Grants. Stock Grants may be issued with or without cash consideration under the Plan.

(d) Vesting Conditions. Each Stock Grant may or may not be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Stock Grant Agreement which may include time-based vesting or performance-based vesting (including Performance Goals pursuant to Section 4(e)). A Stock Grant Agreement may provide for accelerated vesting in connection with certain events.

(e) Assignment or Transfer of Stock Grants. No unvested Stock Grant shall be transferred, anticipated, assigned, attached, garnished, optioned, transferred or made subject to any creditor’s process, whether voluntarily, involuntarily or by operation of law or otherwise, or be made subject to execution, attachment or similar process, other than (i) by will or by the laws of descent and distribution, or (ii) as otherwise expressly permitted by the Committee including, if so permitted, pursuant to a transfer to such Participant’s Immediate Family.

(f) Voting and Dividend Rights. The holder of a Stock Grant awarded under the Plan shall have the same voting, dividend and other rights as the Company’s other stockholders. A Stock Grant Agreement, however, may require that the holder of such Stock Grant invest any cash dividends received in additional Shares subject to the Stock Grant. Such additional Shares and any Shares received as a dividend pursuant to the Stock Grant shall be subject to the same conditions and restrictions as the Stock Grant with respect to which the dividends were paid. Such additional Shares subject to the Stock Grant shall not reduce the number of Shares available for issuance under Section 5, including the limitations set forth in Sections 5(d) and (e).

(g) Modification or Assumption of Stock Grants. Within the limitations of the Plan, the Committee may modify or assume outstanding Stock Grants or may accept the cancellation of outstanding stock grants (including stock granted by another issuer) in return for the grant of new Stock Grants for the same or a different number of Shares. Notwithstanding the preceding sentence or anything to the contrary, no modification of a Stock Grant shall, without the consent of the Participant, impair his or her rights or obligations under such Stock Grant.

SECTION 9. TERMS AND CONDITIONS OF STOCK UNITS.

(a) Stock Unit Agreement. Each Stock Unit granted under the Plan shall be evidenced by a Stock Unit Agreement between the Participant and the Company. Such Stock Units shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Stock Unit Agreements entered into under the Plan need not be identical. Stock Units may be granted in consideration of a reduction in the Participant’s other compensation.

(b) Number of Shares. Each Stock Unit Agreement shall specify the number of Shares to which the Stock Unit pertains, which number is subject to adjustment in accordance with Section 10.

(c) Payment for Awards. To the extent that an Award is granted in the form of Stock Units, no cash consideration shall be required of the Award recipients.

(d) Vesting Conditions. Each Stock Unit may or may not be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Stock Unit Agreement which may include time-based vesting or performance-based vesting (including Performance Goals pursuant to Section 4(e)). A Stock Unit Agreement may provide for accelerated vesting in connection with certain events.

(e) Form and Time of Settlement of Stock Units. Settlement of vested Stock Units may be made in the form of (a) cash, (b) Shares or (c) any combination of both. Methods of converting Stock Units into cash may include (without limitation) a method based on the average Fair Market Value of Shares over a series of trading days. Vested Stock Units may be settled in a lump sum or in installments. The distribution may occur or commence when the vesting conditions applicable to the Stock Units have been satisfied or have lapsed, or it may be deferred, in accordance with applicable law, to any later date. The amount of a deferred distribution may be increased by an interest factor or by dividend equivalents.

(f) Voting and Dividend Rights. The holders of Stock Units shall have no voting rights. Prior to settlement or forfeiture, any Stock Unit awarded under the Plan may, at the Committee’s discretion, carry with it a right to dividend equivalents. Such right entitles the holder to be credited with an amount equal to all cash dividends paid on one Share while the Stock Unit is outstanding. Dividend equivalents may be converted into additional Stock Units. Settlement of dividend equivalents may be made in the form of cash, in the form of Shares, or in a combination of both. Prior to distribution, any dividend equivalents which are not paid shall be subject to the same conditions and restrictions as the Stock Units to which they attach.

(g) Creditors’ Rights. A holder of Stock Units shall have no rights other than those of a general creditor of the Company. Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Stock Unit Agreement.

(h) Modification or Assumption of Stock Units. Within the limitations of the Plan, the Committee may modify or assume outstanding Stock Units or may accept the cancellation of outstanding stock units (including stock units granted by another issuer) in return for the grant of new Stock Units for the same or a different number of Shares. Notwithstanding the preceding sentence or anything to the contrary, no modification of a Stock Unit shall, without the consent of the Participant, impair his or her rights or obligations under such Stock Unit.

(i) Assignment or Transfer of Stock Units. Stock Units shall not be transferred, anticipated, assigned, attached, garnished, optioned, transferred or made subject to any creditor’s process, whether voluntarily, involuntarily or by operation of law or otherwise, or be made subject to execution, attachment or similar process, other than (i) by will or by the laws of descent and distribution, or (ii) as otherwise expressly permitted by the Committee including, if so permitted, pursuant to a transfer to such Participant’s Immediate Family.

SECTION 10. PROTECTION AGAINST DILUTION.

(a) Adjustments. In the event of a subdivision of the outstanding Shares, a declaration of a dividend payable in Shares, a declaration of a dividend payable in a form other than Shares in an amount that has a material effect on the price of Shares, a recapitalization, a combination or consolidation of the outstanding Shares (by reclassification or otherwise) into a lesser number of Shares, an extraordinary corporate transaction, such as any merger, consolidation, separation (including a spin-off), any reorganization (whether or not such reorganization comes within the definition of such term in Code Section 368) or any partial or complete liquidation of the Company, the Committee shall make appropriate and equitable adjustments in one or more of:

(i) the number of Shares and the kind of shares or securities available for future Awards under Section 5;

(ii) the limits on Awards specified in Section 5;

(iii) the number of Shares and the kind of shares or securities covered by each outstanding Award;

(iv) the Exercise Price under each outstanding SAR or Option;

(v) any applicable performance-based vesting provisions set forth in an outstanding Award, whether or not such provisions include Performance Goals or otherwise; or

(vi) any other term or provision of the Plan or any outstanding Award necessary to ensure that there is no increase or decrease in the value of Awards that may be issued under the Plan or the value of any outstanding Award.

(b) Participant Rights. Except as provided in this Section 10, a Participant shall have no rights by reason of any issue by the Company of stock of any class or securities convertible into stock of any class, any subdivision or consolidation of shares of stock of any class, the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class. If by reason of an adjustment pursuant to this Section 10 a Participant’s Award covers additional or different shares of stock or securities, then such additional or different shares and the Award in respect thereof shall be subject to all of the terms, conditions and restrictions which were applicable to the Award and the Shares subject to the Award prior to such adjustment.

(c) Fractional Shares. Any adjustment of Shares pursuant to this Section 10 shall be rounded down to the nearest whole number of Shares. Under no circumstances shall the Company be required to authorize or issue fractional shares and no consideration shall be provided as a result of any fractional shares not being issued or authorized.

SECTION 11. EFFECT OF A CHANGE IN CONTROL.

(a) Change in Control. In the event of a Change in Control, except as otherwise provided in the applicable Award Agreement, the Committee may provide, in its sole discretion and without the Participant’s consent, without limitation, for the assumption of outstanding Awards, the substitution of outstanding Awards with substantially the same terms by the surviving corporation or its parent, or the continuation of outstanding Awards by the Company (if the Company is a surviving corporation).

(b) Acceleration. Notwithstanding the foregoing or any other provision of the Plan to the contrary, except as otherwise provided in the applicable Award Agreement, the vesting of and, if applicable, ability to exercise any Award that is outstanding on the date a Change in Control is consummated shall accelerate such that such Awards shall be fully vested and, if applicable, exercisable on the date the Change in Control is consummated.

(c) Dissolution. To the extent not previously exercised or settled, Options, SARs and Stock Units shall terminate immediately prior to the dissolution or liquidation of the Company.

SECTION 12. LIMITATIONS ON RIGHTS.

(a) Participant Rights. A Participant’s rights, if any, in respect of or in connection with any Award is derived solely from the discretionary decision of the Company to permit the individual to participate in the Plan and to benefit from a discretionary Award. By accepting an Award under the Plan, a Participant expressly acknowledges that there is no obligation on the part of the Company to continue the Plan and/or grant any additional Awards. Except as otherwise provided in any contractual arrangement with a U.S. Participant, any Award granted hereunder is not intended to be compensation of a continuing or recurring nature, or part of a Participant’s normal or expected compensation, and in no way represents any portion of a Participant’s salary, compensation, or other remuneration for purposes of pension benefits, severance, redundancy, resignation or any other purpose.

Neither the Plan nor any Award granted under the Plan shall be deemed to give any individual a right to remain an employee, consultant or director of the Company, a Parent, a Subsidiary or an Affiliate. The Company and its Parent, Subsidiaries and Affiliates reserve the right to terminate the Service of any person at any time, and for any reason, subject to applicable laws, the Company’s Articles of Incorporation and Bylaws and any applicable written employment agreement (if any), and such terminated person shall be deemed irrevocably to have waived any claim to damages or specific performance for breach of contract or dismissal, compensation for loss of office, tort or otherwise with respect to the Plan or any outstanding Award that is forfeited and/or is terminated by its terms or to any future Award, except as is otherwise provided in any contractual arrangement with a U.S. Participant.

(b) Stockholders’ Rights. Except as provided in Sections 8(f) and 9(f), a Participant shall have no dividend rights, voting rights or other rights as a stockholder with respect to any Shares covered by his or her Award prior to the issuance of such Shares (as evidenced by an appropriate entry on the books of the Company or a duly authorized transfer agent of the Company). No adjustment shall be made for cash dividends or other rights for which the record date is prior to the date when such Shares are issued, except as expressly provided in Sections 9(f) and 10.

(c) Regulatory Requirements. Any other provision of the Plan notwithstanding, the obligation of the Company to issue Shares or other securities under the Plan shall be subject to all applicable laws, rules and regulations and such approval by any regulatory body as may be required. The Company reserves the right to restrict, in whole or in part, the delivery of Shares or other securities pursuant to any Award prior to the satisfaction of all legal requirements relating to the issuance of such Shares or other securities, to their registration, qualification or listing or to an exemption from registration, qualification or listing.

SECTION 13. WITHHOLDING TAXES.

(a) General. A Participant shall make arrangements satisfactory to the Company for the satisfaction of any tax or withholding obligations that arise in connection with his or her Award. The Company shall have the right to deduct from any amount payable under the Plan, including delivery of Shares to be made pursuant to an Award granted under the Plan, all federal, state, city, local or foreign taxes of any kind required by law to be withheld with respect to such payment and any other required deductions and the Company may take any such actions as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes and other deductions. The Company shall not be required to issue any Shares or make any cash payment under the Plan until such obligations are satisfied.

(b) Share Withholding. The Committee may permit a Participant to satisfy all or part of his or her withholding or income tax obligations by Cashless Exercise, by having the Company withhold all or a portion of any Shares that otherwise would be issued to him or her or by surrendering all or a portion of any Shares that he or she previously acquired; provided that Shares withheld or previously owned Shares that are tendered shall not exceed the amount necessary to satisfy the Company’s tax withholding obligations at the minimum statutory withholding rates, including, but not limited to, U.S. federal and state income taxes, payroll taxes and foreign taxes, if applicable, unless the previously owned Shares have been held for the minimum duration necessary to avoid financial accounting charges under applicable accounting guidance or as otherwise permitted by the Committee in its sole and absolute discretion. Any payment of taxes by assigning Shares to the Company may be subject to restrictions, including, but not limited to, any restrictions required by rules of the SEC.

SECTION 14. DURATION AND AMENDMENTS.

(a) Term of the Plan. The Plan shall become effective upon its approval by the Company’s stockholders. The Plan shall terminate on March 31, 2018 and may be terminated on any earlier date pursuant to this Section 14.

(b) Right to Amend or Terminate the Plan. The Board may amend or terminate the Plan at any time and for any reason. Any such termination of the Plan, or any amendment thereof, shall not impair any Award previously granted under the Plan. No Awards shall be granted under the Plan after the Plan’s termination. An amendment of the Plan shall be subject to the approval of the Company’s stockholders only to the extent such approval is required by applicable laws, regulations or rules.

VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting MARTHA STEWART LIVING OMNIMEDIA, INC. instruction form. C/O MELLON INVESTOR SERVICES ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS 480 WASHINGTON BOULEVARD — 29TH FLOOR If you would like to reduce the costs incurred by Martha Stewart Living JERSEY CITY, NJ 07310 Omnimedia, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Martha Stewart Living Omnimedia, Inc. c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: MARTH1 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. MARTHA STEWART LIVING OMNIMEDIA, INC. For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark “For All Except” and write the The Board of Directors recommends a vote FOR: number(s) of the nominee(s) on the line below. 1. The election to the Board of Directors of the 7 nominees named below. 0 0 0 Nominees: 01 Charlotte Beers 02 Rick Boyko 03 Michael Goldstein 04 Charles A. Koppelman 05 Susan Lyne 06 Thomas C. Siekman 07 Todd Slotkin For Against Abstain 2. A proposal to approve the Martha Stewart Living Omnimedia, Inc. Omnibus Stock and Option Compensation Plan. 0 0 0 For address changes and/or comments, please check this box and write them on the back where indicated. 0 Yes No Yes No ELECTRONIC ACCESS Please indicate if you plan to attend this meeting. 0 0 Please indicate if you wish to view meeting materials 0 0 electronically via the Internet rather than receiving a hard copy. Please note that you will continue to receive a proxy card for voting purposes only. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding Internet Availability of Proxy Materials for the 2008 Annual Meeting: The Letter to Stockholders, Notice of Annual Meeting, Proxy Statement and Annual Report are available at www.proxyvote.com. PROXY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF MARTHA STEWART LIVING OMNIMEDIA, INC. The undersigned hereby appoints Howard Hochhauser and Gregory Barton as proxies, each with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of Common Stock of Martha Stewart Living Omnimedia, Inc. (the “Company”) standing in the name of the undersigned on March 24, 2008, with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders of the Company to be held on May 20, 2008 or at any adjournment or postponement thereof. Receipt of the Notice of the 2008 Annual Meeting of Stockholders, Proxy Statement and 2007 Annual Report is hereby acknowledged. This proxy, when properly executed, will be voted in the manner directed by you. If you do not give any direction, the proxy will be voted “FOR” the election of each of the nominees for director, “FOR” Proposal 2 and in the discretion of the proxies upon such other matters as may properly come before the 2008 Annual Meeting. In order for your vote to be submitted by proxy, you must (i) properly complete the telephone or Internet voting instructions or (ii) properly complete and return this proxy in order that in either case, your vote is received no later than 11:59 P.M. Eastern Time on May 19, 2008. Submitting your proxy by mail, via the Internet or by telephone will not affect your right to vote in person should you decide to attend the Annual Meeting. Address Changes/Comments: ___(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) (Continued, and to be marked, dated and signed, on the other side)